UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under § 240.14a-12

DIAMONDBACK ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Fee paid previously with written preliminary materials
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DIAMONDBACK ENERGY

NOTICE OF 2022 ANNUAL MEETING

AND PROXY STATEMENT

THURSDAY
JUNE 9, 2022

11:30 a.m. local time

100 Oklahoma City Blvd
Oklahoma City, Oklahoma 73109

About Diamondback

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas.

Core Values

Diamondback Energy and the culture we have developed are grounded in a unique set of core values that are adhered to throughout the entire organization. By establishing core values, we have set the bar extremely high for all of our employees in terms of how they operate and interact, both within the office and out in the field.

MESSAGE FROM OUR CHAIRMAN	500 West Texas, Suite 1200 Midland, Texas 79701

TRAVIS D. STICE CHAIRMAN OF THE BOARD April 28, 2022

Dear Diamondback Energy, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 100 Oklahoma City Blvd, Oklahoma City, Oklahoma 73109 on Thursday, June 9, 2022, at 11:30 a.m., local time.

We intend to hold our annual meeting in person. However, we are monitoring the public health, travel and business and social gathering concerns of our stockholders and employees in light of the ongoing COVID-19 pandemic, as well as any related restrictions and protocols by federal, state and local governments. We plan to take any necessary and appropriate precautions with respect to attendance at, and admission to, our annual meeting. We may also determine it to be necessary or appropriate to hold a virtual annual meeting of stockholders by means of remote communication. We will announce any such alternative arrangements and provide detailed instructions as soon as practicable in advance of the meeting by press release and posting on our website at www.diamondbackenergy.com, as well as through an SEC filing. If you are planning to attend the annual meeting, please be sure to check our website for any updates in the days before our annual meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you requested to receive a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. Please note that submitting a proxy will not prevent you from attending the meeting in person and voting at such meeting. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You will find information regarding the matters to be voted on at the meeting in the proxy statement. Your interest in Diamondback Energy, Inc. is appreciated. We look forward to your vote at the annual meeting to be held on June 9, 2022.

Sincerely,

Notice of Annual Meeting of Stockholders
TO BE HELD ON JUNE 9, 2022 11:30 a.m., local time 100 Oklahoma City Blvd Oklahoma City, Oklahoma 73109

TO THE STOCKHOLDERS OF DIAMONDBACK ENERGY, INC.:

The Annual Meeting of Stockholders of Diamondback Energy, Inc. will be held on June 9, 2022 at 11:30 a.m., local time, at 100 Oklahoma City Blvd, Oklahoma City, Oklahoma 73109, for the following purposes:

	1.	To elect eight directors to serve until the Company’s 2023 Annual Meeting of Stockholders;
	2.	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers;
	3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022; and
	4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

COVID-19 CONSIDERATIONS AND THE ANNUAL MEETING:

We intend to hold the Annual Meeting in person. However, we are monitoring the public health, travel and business and social gathering concerns of our stockholders and employees in light of the ongoing COVID-19 pandemic, as well as any related restrictions and protocols from federal, state and local governments. We plan on taking any necessary and appropriate precautions with respect to attendance at and admission to the Annual Meeting. We may also determine it to be necessary or appropriate to hold a virtual annual meeting of stockholders by means of remote communication. We will announce any such alternative arrangements and provide detailed instructions as soon as practicable in advance of the meeting by press release and posting on our website at www.diamondbackenergy.com, as well as through an SEC filing. If you are planning to attend the Annual Meeting, please be sure to check our website for any updates in the days before the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

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We are providing access to our proxy materials, including this proxy statement and our 2021 Annual Report to Stockholders, over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper or email copy of our proxy materials. Those stockholders who request a paper copy of our proxy materials as provided in the Notice of Internet Availability will receive such proxy materials by mail. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

INTERNET	BY TELEPHONE	BY MAIL	ANNUAL MEETING
Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet	Follow the instructions on the proxy card to vote by phone	If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope	Submit a ballot at the Annual Meeting

Only stockholders of record at the close of business on April 14, 2022 or their proxy holders may vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2022. THIS PROXY STATEMENT AND THE COMPANY’S 2021 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.ENVISIONREPORTS.COM/FANG.

By Order of the Board of Directors,

Matt Zmigrosky

Executive Vice President, General
Counsel and Secretary

April 28, 2022

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on April 28, 2022.

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PROXY SUMMARY

THE SUMMARY BELOW HIGHLIGHTS SELECTED INFORMATION IN THIS PROXY STATEMENT. PLEASE REVIEW THE ENTIRE PROXY STATEMENT BEFORE VOTING YOUR SHARES.

— VOTING MATTERS

Proposal	Board Recommendation	Page Reference
Proposal 1: Election of Directors	FOR each Director	15
Proposal 2: Approve, on an Advisory Basis, the Company’s Executive Compensation	FOR	85
Proposal 3: Ratify the Appointment of Our Independent Auditors	FOR	86

Director Nominees

				Committee Memberships
Nominee	Age	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance	Safety, Sustainability and Corporate Responsibility	2021 Board and Committee Meeting Attendance Rate
Vincent K. Brooks	63	2020						100%
Michael P. Cross	70	2012						100%
David L. Houston	69	2012						100%
Stephanie K. Mains	54	2020						100%
Mark L. Plaumann	66	2012						100%
Travis D. Stice*	60	2012						100%
Melanie M. Trent**	57	2018						100%
Steven E. West	61	2011						100%

Chair	*	Chairman of the Board	**	Lead Independent Director

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Stockholder Outreach

As in the past, we conducted a robust stockholder outreach program during 2021 and through the first quarter of 2022 to solicit feedback on our executive compensation programs, corporate governance, human capital, corporate responsibility and sustainability and other important issues.

2021 and First Quarter 2022 stockholder outreach highlights:

•	Initiated contact with stockholders representing over 63% of our outstanding shares as of June 30, 2021
•	Met (telephonically or through video conference due to COVID-19 considerations) with stockholders representing over 46% of our outstanding shares as of June 30, 2021, including seven of our 10 largest stockholders
•	Attended 24 virtual or in person investor conferences and hosted seven virtual or in person bus tours
•	Attained approximately 96% favorable stockholder vote for our 2021 say-on-pay proposal

ESG Highlights

•	38% of Diamondback’s board of directors is now gender or ethnically diverse (two female directors and one ethnically diverse director based on information self-identified by each director of the Company)
•	Announced initiatives to reduce Scope 1 GHG intensity by at least 50% from 2019 levels by 2024 and reduce methane intensity by at least 70% from 2019 levels by 2024
•	Announced “Net Zero Now” strategy under which, as of January 1, 2021, every hydrocarbon produced by Diamondback is anticipated to be produced with zero net Scope 1 GHG emissions
•	Announced initiatives to end routine flaring (as defined by the World Bank) by 2025 and to source over 65% of our water used for drilling and completion operations from recycled sources by 2025

Diamondback embraces our opportunity to be a leader in safeguarding the environments in which we operate and live. Driven by our core values, Diamondback is laser focused on the safe and responsible development of our resources in the Permian Basin. Our approach to environmental, social and governance (ESG) matters is evidenced through our commitment to protecting people, environmental responsibility, human capital, community and sound governance practices.

Diamondback appreciates our social and environmental license to operate as a public oil and gas company in the United States, and acknowledges that it will continue to be largely influenced by our stockholders and the alignment of our ESG approach with their expectations. We regularly engage with our stockholders on ESG matters to ensure alignment. At its core, our environmental strategy recognizes and prepares us for the fact that the United States is transitioning to a lower carbon economy. While many of the foremost authorities on energy demand forecast that oil and gas will continue to account for a substantial portion of global energy demand well into the future, in even the most carbon constrained projections, we intend to continue adapting our behavior to integrate sustainability into our core, thus allowing for our continued success in the new energy economy.

As Diamondback’s ESG strategy evolves, management regularly interacts with the board and its committees, including its audit committee, nominating and corporate governance committee, compensation committee and safety, sustainability and corporate responsibility committee. The safety, sustainability and corporate responsibility committee was formed in 2019 to (i) review Diamondback’s policies and performance regarding, and provides guidance on, ESG matters, (ii) advise the board of directors and management on significant public issues that are pertinent to the Company and (iii) assist management in setting strategy, establishing goals and integrating ESG matters into strategic and tactical business activities across the Company.

In 2021, Diamondback took a number of significant additional steps on its path to being an industry leader on ESG matters. First, we continued to include specific, measurable environmental and safety performance metrics in our short-term incentive compensation program that incentivize performance on key metrics, including flaring, greenhouse gas (GHG) emissions, recycled water usage, fluid spill control and safety.

Diamondback also released its fourth annual Corporate Sustainability Report in September 2021, which included content aligned to voluntary frameworks and standards maintained by the Sustainability Accounting Standards Board (SASB), Task Force on Climate-related Financial Disclosures (TCFD), Global Reporting Initiative (GRI), International Petroleum Industry Environmental Conservation Association (IPIECA) and the American Exploration and Production Council (AXPC). Our 2021 Corporate Sustainability Report also included our Scope 1 and Scope 2 GHG emissions, an assessment of our portfolio under various low carbon scenarios as outlined by the International Energy Agency and a limited assurance attestation from our independent auditor. Further, Diamondback completed CDP Global’s

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(CDP) water security and climate change questionnaires. Both the 2021 Corporate Sustainability Report and a link to our CDP water security and climate change questionnaires can be found on our website under the tab “Sustainability.”

Diamondback continued its commitment to conducting its business in a manner that respects and promotes the fundamental rights and dignity of all people in accordance with its robust Human Rights Policy. A copy of Diamondback’s Human Rights Policy can be found on our website under the tab “Investors—Corporate Governance.”

Diamondback maintains a diverse board of directors, enhancing and diversifying not only its board’s skills, qualifications and perspectives, but also its ethnic and gender diversity since 2020, with 38% of its board of directors being currently gender or ethnically diverse.

Building on our accomplishments in 2020, in February 2021 we announced significant enhancements to our commitment to ESG performance and disclosure, including Scope 1 GHG intensity and methane emission intensity reduction targets, as well as the implementation of our “Net Zero Now” initiative under which effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions. In addition, in September 2021, we announced our long-term goal to end routine flaring (as defined by the World Bank) by 2025 and our long-term target to source over 65% of our water used for drilling and completion operations from recycled sources by 2025. Building on these initiatives, in 2021, we achieved a reduction in flaring of our gross natural gas production of 49% as compared to 2020 (26% including our Permian Basin assets acquired in March 2021 in connection with our merger with QEP Resources, Inc. (QEP)).

For additional information regarding our commitment to ESG matters, please see “Corporate Responsibility and Sustainability” beginning on page 32.

Performance Highlights

Financial and Operational Highlights

•   Upgraded by Moody’s Investors Service in November 2021 and now maintain investment grade credit ratings from all three major ratings agencies

•   In March 2021, completed the issuance of 0.900% senior notes due 2023, 3.125% senior notes due 2031 and 4.400% senior notes due 2051 in the aggregate principal amount of $2.2 billion, and used proceeds from the offering to complete tender offers for (i) approximately 97% of QEP’s senior notes that remained outstanding following the closing of the QEP merger discussed below and approximately 46% of Diamondback’s outstanding 5.375% senior notes due 2025, with the remaining 54% of these notes redeemed by us in August 2021 with cash on hand and borrowings under our revolving credit facility

•   In June 2021, used internally generated cash flow and proceeds from non-core asset sales to redeem $191 million of Energen Corporation’s outstanding 4.625% senior notes due 2021

•   In October 2021, used internally generated cash flow and proceeds from the Williston Basin asset divestiture discussed below to redeem $650 million of Diamondback’s outstanding 0.900% senior notes due 2023

•   In March 2022, completed the issuance of $750 million of 4.250% senior notes due 2052, and used the proceeds from the offering and internally generated cash flow to redeem all of Diamondback’s outstanding 4.750% senior notes due 2025 and 2.875% senior notes due 2024

•   Achieved 2021 consolidated proved developed finding and development costs of $7.87 per BOE and drill bit finding and development costs of $4.53 per BOE

•   Generated full year 2021 net cash provided by operating activities of $3.94 billion and Free Cash Flow (as defined and reconciled on Schedule A to this proxy statement) of $2.42 billion

•   In September 2021, announced plans to return at least 50% of Free Cash Flow to stockholders beginning in the fourth quarter of 2021

•   Initiated a Board approved share repurchase program of up to $2.0 billion

•   Increased Q4 2021 quarterly common stock dividend to $0.60 per share, a 50% increase year over year on an annualized basis

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Strategic Transactions

Strategic Acquisitions

•   In March 2021, completed the acquisition of QEP in an all-stock merger and the acquisition of leasehold interests and related assets of Guidon Operating LLC (Guidon). These acquisitions added material Tier-1 Midland Basin inventory to our acreage portfolio, increasing our net acreage in the Northern Midland Basin by over 81,500 net acres

•   In October 2021, our subsidiary Viper Energy Partners LP (Viper) completed the acquisition of certain mineral and royalty interests from Swallowtail Royalties LLC and Swallowtail Royalties II LLC for 15.25 million of Viper’s common units and approximately $225 million in cash

•   In October 2021, our subsidiary Rattler Midstream LP (Rattler) and a private affiliate of an investment fund formed a joint venture entity, Remuda Midstream Holdings LLC, acquiring a 25% membership interest in the WTG joint venture, which then completed the acquisition of a majority interest in WTG Midstream LLC, holding an interconnected wellhead gathering system and six major gas processing plants servicing the Midland Basin

Strategic Divestitures

•   In May 2021, signed a definitive agreement to divest the Williston Basin assets acquired in the QEP merger, which subsequently closed in October 2021 and resulted in net cash proceeds of $586 million

•   In November 2021, completed the sale of certain gas gathering assets to Brazos Delaware Gas, LLC (Brazos) for net cash proceeds of approximately $54 million, after customary closing adjustments

•   In November 2021, Rattler completed the sale of its gas gathering assets to Brazos for net cash proceeds of approximately $83 million at closing, after customary closing adjustments, and an aggregate of $10 million in contingent payments

•   In December 2021, completed the sale of certain water midstream assets with a carrying value of approximately $160 million to Rattler in exchange for cash proceeds of approximately $160 million, subject to post-closing adjustments

Governance, Human Capital and Compensation Highlights

•   Reduced our Chief Executive Officer’s 2021 long-term incentive (LTI) compensation target by 20% from 2020

•   Reduced our other named executive officers’ 2021 LTI compensation target by 10% from 2020

•   Did not provide for any upward salary adjustments and kept the short-term incentive (STI) targets flat for 2021 for all named executive officers

•   Updated 2021 annual STI scorecard metrics to include a free cash flow per share metric, with weighting of 20% and increased weighting of environmental and safety metrics to 20%

•   Added both S&P 500 and the XOP Index as peers in our 2021 TSR performance peer group

•   Maintained a comprehensive clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation in the event of certain restatements

•   Adopted a Policy Governing Corporate Political Contributions and publicly disclosed Diamondback’s 2021 corporate political contribution activity on our website

•   Received a first tier score of 84% for the 2021 CPA-Zicklin Index of Corporate Political Accountability and Disclosure

•   In February 2022, increased the multiple of the annual base salary under our stock ownership and retention guidelines for our Chief Executive Officer from 5x to 6x, and for our President and Chief Financial Officer from 3x to 4x as a result of his promotion to the role of President

•   In response to stockholder feedback, committed to publishing our 2021 Equal Employment Opportunity (EEO-1) data as of December 31, 2021 in our 2022 Corporate Sustainability Report, which will be published in the second half of 2022

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Compensation Highlights

Diamondback’s compensation program reflects our commitment to paying for performance and reflects appropriate governance practices that ensures alignment between successful execution of our strategy and the long-term interests of our stockholders.

(1)	These pay mix charts exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Tables set forth on page 65.”

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ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The board of directors of Diamondback Energy, Inc., which we refer to as “Diamondback,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2022 Annual Meeting of Stockholders.

What am I voting on?

You are voting on:

•	The election of directors (see Proposal 1 beginning on page 15;
•	The approval, on an advisory basis, of the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 on page 85);
•	The ratification of Grant Thornton LLP as our independent auditors for 2022 (see Proposal 3 beginning on page 86; and
•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy or proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendation can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	“FOR” the proposal to elect nominated directors;
•	“FOR” the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement; and
•	“FOR” the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2022.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on April 14, 2022. Each share of common stock is entitled to one vote. As of April 14, 2022, we had 177,550,589 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 14, 2022 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than on the proposals that are considered to be “routine.” Under the rules of the New York Stock Exchange (NYSE), which apply to brokers regardless of whether an issuer is listed on the NYSE or The Nasdaq Stock Market LLC (Nasdaq), Proposal 3 relating to the ratification of our independent auditors is considered to be a “routine” matter. Accordingly, brokers will have discretionary authority to vote on Proposal 3, but will not have discretionary authority to vote on any other proposal at the Annual Meeting without your specific instructions.

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How many votes are needed to approve each of the proposals?

Assuming the presence of a quorum, directors will be elected by the affirmative vote of a majority of the votes cast, in person or by proxy, which means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will not be counted for voting purposes with respect to the re-election of directors. Stockholders may not cumulate their votes with respect to the re-election of directors. If any incumbent director is not elected because he or she does not receive a majority of the votes cast, he or she is required to immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results. Unless you indicate otherwise, the persons named as your proxies will vote your shares “FOR” all the nominees for director named in Proposal 1.

Each of Proposals 2 and 3 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against Proposal 2 will be counted as votes cast, and abstentions and broker non-votes will not be counted for voting purposes.

With respect to Proposal 3, abstentions will not be counted. As discussed above, brokers will have discretionary authority with respect to Proposal 3 and no broker non-votes are anticipated with respect to Proposal 3.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you may vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials or proxy card, or, if you request to receive a paper copy of the proxy card, by returning a signed, dated and marked proxy card. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2022.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting. See also “How to attend the Annual Meeting and are there alternative remote arrangements for the Annual Meeting in light of COVID-19 concerns?” below.

May I change my vote?

Yes. You may change or revoke your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Submitting another valid proxy bearing a later date and returning it to us prior to the meeting;
•	Sending our Corporate Secretary a written document revoking your earlier proxy; or
•	Voting again at the meeting.

However, if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to change or revoke your proxy.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

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Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. As discussed above, the proposal relating to the ratification of Grant Thornton LLP as our independent auditors for 2022 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.

The proposals to elect directors, and to approve, on an advisory basis, the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to one or more of the nominees. For Proposals 2 and 3 you may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I submit my proxy but don’t indicate my vote on the proposals?

If you submit a proxy by telephone or Internet, or if you request a paper copy of our proxy materials and return a signed proxy card by mail, in each case without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card, “FOR” approving, on an advisory basis, the Company’s executive compensation as described in this proxy statement, and “FOR” the ratification of Grant Thornton LLP as the Company’s independent auditors for 2022.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to attend the meeting in person. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How to attend the Annual Meeting and are there alternative remote arrangements for the Annual Meeting in light of COVID-19 concerns?

The Annual Meeting will be held at 100 Oklahoma City Blvd, Oklahoma City, Oklahoma 73109. From I-40, take exit 150A – Shields Blvd. Turn left (North) onto Shields Blvd. (which becomes E. K. Gaylord), then continue on to Shields Blvd./E. K. Gaylord to Oklahoma City Blvd. and turn left (West). The Omni Hotel is on the left (South) side at 100 Oklahoma City Blvd. Please note that there may be construction along this route and it is subject to detours.

For the safety of our stockholders and employees, we are monitoring the public health, travel and business and social gathering concerns of our stockholders and employees in light of the COVID-19 pandemic, as well as any related restrictions and protocols by federal, state and local governments. We may determine it to be necessary or appropriate to hold a virtual annual meeting of stockholders by means of remote communication.

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If we determine that it is necessary or appropriate to delay the Annual Meeting to a later date, change the location of the Annual Meeting or hold a virtual annual meeting of stockholders due to developments regarding the COVID-19 pandemic, we will announce any such alternative arrangements and provide instructions for the Annual Meeting as promptly as practicable in advance of the meeting, including how to demonstrate your ownership of our common stock as of April 14, 2022, the record date, for the Annual Meeting, login instructions and related details regarding attending the virtual annual meeting of stockholders.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2021 Annual Report to Stockholders are available at www.envisionreports.com/FANG.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

We are providing access to our proxy materials, including this proxy statement and our 2021 Annual Report to Stockholders, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

Our proxy materials are also available at www.envisionreports.com/FANG.

How can I request a full set of proxy materials?

You may request, without charge, a full set of our proxy materials, including our 2021 Annual Report to Stockholders, for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.

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PROPOSAL 1

ELECTION OF DIRECTORS

— DIRECTOR NOMINATIONS

The board is committed to recruiting and nominating directors for election who will collectively provide the board with the necessary diversity of skills, backgrounds and experiences to meet the Company’s ongoing needs and support oversight of our business strategy and priorities, while maintaining institutional knowledge. In recommending candidates for election to the board, the nominating and corporate governance committee evaluates a candidate’s character, judgment, skill set, experience, independence, other time commitments and any other factors that the nominating and corporate governance committee deems relevant in light of the current needs of the board. The board believes that an important factor in its composition is diversity and as a result, have an experienced and diverse nominee slate.

To reflect the determination to keep our board diverse, the nominating and corporate governance committee seeks to include diverse candidates in all current or future director searches, including by affirmatively instructing any search firms retained to assist the committee in identifying director candidates to seek to include diverse candidates. In addition, in determining whether to recommend incumbent directors for re-election to the board, the nominating and corporate governance committee also reviews and considers the director’s board and committee meeting attendance, the level of support that the director’s nomination received at the most recent annual stockholders’ meeting, director tenure and the well-roundedness of the board as a whole.

In 2022, the nominating and corporate governance committee recommended to the board, and the board approved, the nomination of Travis D. Stice, Vincent K. Brooks, Michael P. Cross, David L. Houston, Stephanie K. Mains, Mark L. Plaumann, Melanie M. Trent and Steven E. West to serve for a one-year term ending at the 2023 Annual Meeting, but in any event, until his or her successor is elected and qualified, unless ended earlier due to his or her death, resignation, disqualification or removal from office. All of these director nominees, except for Mr. Stice, our Chairman of the Board and Chief Executive Officer, are independent under the Nasdaq listing standards and SEC rules, comprising a supermajority of independent directors currently serving on our board of directors.

About Director Nominees

Our board of directors currently consists of eight members who are elected annually. In the event any nominee should be unavailable to serve at the time of the meeting, the proxies may be voted for a substitute nominee selected by the board.

Biographical information with respect to each of the director nominees, together with a list of competencies that contributed to the conclusion that such person should serve as a director, are presented below. An overview of the core competencies of each director nominee is featured in a skills matrix on page 20. Ages are as of April 14, 2022.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     15

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Age: 60 Director since: 2012 Current Public Company Directorships: • Rattler Midstream LP • Viper Energy Partners LP

TRAVIS D. STICE, CHAIRMAN OF THE BOARD

Skills and Qualifications:

•  Industry Background
•  Finance/Capital Markets
•  Environmental, Health, Safety & Sustainability
•  Executive Experience

•  Executive Compensation
•  Risk Management

Mr. Stice has served as our Chairman of the Board since February 2022, as our Chief Executive Officer since January 2012 and as a director of the Company since November 2012. Mr. Stice has also served as the Chief Executive Officer and a director of the general partner of Viper Energy Partners LP (Nasdaq: VNOM), one of our publicly traded subsidiaries, since February 2014 and as the Chief Executive Officer and a director of the general partner of Rattler Midstream LP (Nasdaq: RTLR), another of our publicly traded subsidiaries, since July 2018. Prior to these positions with Diamondback and the general partners of Viper and Rattler, Mr. Stice served as Diamondback’s President and Chief Operating Officer from April 2011 to January 2012. From November 2010 to April 2011, Mr. Stice served as a Production Manager of Apache Corporation, an oil and gas exploration company. He served as a Vice President of Laredo Petroleum Holdings, Inc., an oil and gas exploration and production company, from September 2008 to September 2010, and as a Development Manager of ConocoPhillips/Burlington Resources Mid Continent Business Unit, an oil and gas exploration company, from April 2006 until August 2008. Prior to that, Mr. Stice held a series of positions of increasing responsibilities at Burlington Resources until that company was acquired by ConocoPhillips in March 2006. He started his career with Mobil Oil in 1985. Mr. Stice has 37 years of industry experience and over 28 years of management experience. Mr. Stice graduated from Texas A&M University with a Bachelor of Science degree in Petroleum Engineering. Mr. Stice is a registered engineer in the State of Texas, and is a 37-year member of the Society of Petroleum Engineers. He also serves on industry boards for the Permian Basin Petroleum Association, American Exploration and Production Council, the National Petroleum Council, the Texas A&M Petroleum Engineering Advisory Board, the All-American Wildcatters and the American Petroleum Institute. Additionally, Mr. Stice is on local community boards for Manor Park Retirement Center in Midland, the Midland Memorial Hospital, the Midland Chamber of Commerce and the Dynamic Catholic Institute. We believe that Mr. Stice’s leadership within the Company, his management experience and his knowledge of the critical internal and external challenges facing the Company and the oil and natural gas industry as a whole qualify him for service on our board of directors. In particular, we believe Mr. Stice’s strengths in the following core competencies provide value to our board of directors: Industry Background; Environmental, Health, Safety & Sustainability; Finance/Capital Markets; Executive Experience; Executive Compensation; and Risk Management.

Age: 63

Director

since: 2020

INDEPENDENT

Committees:

•  Nominating and Corporate Governance

•  Safety, Sustainability and Corporate Responsibility

Current Public Company Directorships:

•  Jacobs Engineering Group Inc.

•  Verisk Analytics, Inc.

VINCENT K. BROOKS

Skills and Qualifications:

•  Corporate Governance
•  Government, Legal & Regulatory
•  Environmental, Health, Safety & Sustainability
•  Executive Experience

•  Executive Compensation

•  Risk Management

•  Congressional Engagement; National Security and Cyber Defense and Protection

Vincent “Vince” Brooks has served as a director of the Company since April 2020. A career Army officer who served in the U.S. Army for over 42 years, retiring from active duty in 2019 as a four-star general, General Brooks spent his final seventeen years as a general officer and in nearly all of those years in command of large, complex military organizations in challenging situations. During his tenure in the Army, he gained uncommon experience in leading through complex, ambiguous situations with significant national security interests and risks at stake. He handled crisis management, public communications, risk management and mitigation, budgetary assessment, leadership and management, international relations and interactions, cyber defense and protection, congressional engagement and strategic planning. Since 2020, General Brooks has also served as a director of Jacobs Engineering Group Inc. (NYSE: J) serving on the compensation committee and nominating and corporate governance committee and as a director of Verisk Analytics, Inc. (Nasdaq: VRSK) serving on the nominating and corporate governance committee and on the audit committee. General Brooks also serves on the non-profit boards of the Gary Sinise Foundation since March 2019 as Vice Chairman, and on the board of the Korea Defense Veterans Association since February 2020 as Chairman and President. General Brooks is a principal consultant with WestExec Advisors and is also a visiting Senior Fellow at Harvard Kennedy School’s Belfer Center for Science and International Affairs, and a Distinguished Fellow at the University of Texas with both the Clements Center for National Security and the Strauss Center for International Security and Law. General Brooks holds a Bachelor of Science in Engineering from the U.S. Military Academy at West Point, a Master of Military Art and Science from the U.S. Army School of Advanced Military Studies, an honorary Doctor of Laws from the New England School of Law and an honorary Doctor of Humanities from New England Law | Boston. He is a Certified Corporate Director by the National Association of Corporate Directors (NACD) and is NACD Certified in Cyber Security Oversight. General Brooks qualifies as an independent director under the Nasdaq listing standards. We believe that General Brooks’ strong leadership skills, together with his knowledge of policy, strategy and his diverse background qualifies him for service on our board of directors. In particular, we believe General Brooks’ strengths in the following core competencies provide value to our board of directors. Corporate Governance; Government, Legal & Regulatory; Environmental, Health, Safety & Sustainability; Executive Experience; Executive Compensation; Risk Management; and Congressional Engagement, National Security & Cyber Defense and Protection.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     16

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Age: 70 Director since: 2012 INDEPENDENT Committees: • Audit • Compensation • Nominating and Corporate Governance • Safety, Sustainability and Corporate Responsibility

MICHAEL P. CROSS

Skills and Qualifications:

•  Corporate Governance
•  Finance/Capital Markets
•  Financial Reporting/Accounting Experience
•  Government, Legal & Regulatory

•  Industry Background

•  Environmental, Health, Safety & Sustainability

•  Executive Experience

•  Executive Compensation
•  Risk Management

Mr. Cross has served as a director of the Company since October 2012. Mr. Cross is owner of Michael P. Cross, Inc., an independent oil and natural gas producer, and serves as its President, a position he has held since January 2007. Mr. Cross also currently serves as a director of Warren Equipment Company, a position he has held since 2002. Mr. Cross served as a member of the executive committee of the Oklahoma Energy Resources Board from February 2005 until March 2014, where he was a member of the executive committee from 2007 until 2014. Mr. Cross served as a member of the Board of Directors of the Oklahoma Independent Petroleum Association for over 18 years, and was inducted into its Wildcatters Hall of Honor. Mr. Cross served on the Board of Directors for OGE Enogex GP LLC from October 2007 to October 2008. Mr. Cross also served as Chief Executive Officer and President of Windsor Energy Resources, Inc. from December 2005 until December 2006. Mr. Cross served as President of Twister Gas Services, L.L.C., an oil and gas exploration, production and marketing company, from its inception in 1996 until June 2003 and served as President of its predecessor, Twister Transmission Company, from 1990 to 1996. Mr. Cross graduated from Oklahoma State University with a Bachelor of Science degree in Business Administration. We believe that Mr. Cross’s strong oil and gas background and executive management experience qualify him for service on our board of directors. In particular, we believe Mr. Cross’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; Finance/Capital Markets; Financial Reporting/Accounting Experience; Government, Legal & Regulatory; Industry Background; Environmental, Health, Safety & Sustainability; Executive Experience; Executive Compensation; and Risk Management.

Age: 69 Director since: 2012 INDEPENDENT Committees: • Audit • Compensation • Nominating and Corporate Governance • Safety, Sustainability and Corporate Responsibility

DAVID L. HOUSTON

Skills and Qualifications:

•  Corporate Governance
•  Finance/Capital Markets

•  Financial Reporting/Accounting Experience

•  Industry Background

•  Executive Experience

•  Executive Compensation
•  Risk Management

Mr. Houston has served as a director of the Company since October 2012. Since 1991, Mr. Houston has been the principal of Houston Financial, a firm providing wealth management services with a focus on the energy sector. Since 2000, Mr. Houston has managed a mineral trust with approximately 9,200 net acres in Oklahoma, Texas, Kansas and New Mexico, which includes responsibility for leasing and production matters. Mr. Houston served on the board of directors as the Chairman of the Board and a member of the executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008 and was involved in negotiating a merger for the hospital. Mr. Houston served as a director of Gulfport Energy Corporation, or Gulfport, from July 1998, and as Chairman of its Board from June 2013, in each case, until June 2020. Mr. Houston also served on Gulfport’s nominating and governance, audit and compensation committees. He served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University. He is Chairman-Elect of the Oklahoma State University Foundation and was recognized as a Top 100 Graduate of the Last 100 Years by the Oklahoma State University College of Business. In 2020, Mr. Houston was recognized as a Significant Sig by the Sigma Chi fraternity. We believe that Mr. Houston’s financial background and his executive management experience qualify him for service on our board of directors. In particular, we believe Mr. Houston’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; Finance/Capital Markets; Financial Reporting/Accounting Experience; Industry Background; Executive Experience; Executive Compensation; and Risk Management.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     17

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Age: 54 Director since: 2020 INDEPENDENT Committees: • Audit • Compensation Current Public Company Directorships: • Gates Industrial Corporation plc • LCI Industries

STEPHANIE K. MAINS

Skills and Qualifications:

•  Corporate Governance
•  Finance/Capital Markets
•  Financial Reporting/Accounting Experience
•  Industry Background

•  Executive Experience

•  Executive Compensation
•  Risk Management

Ms. Mains has served as director of the Company since April 2020. Ms. Mains has over 30 years of experience across diverse industry segments, including aviation, energy, and transportation. Within the last 15 years, Ms. Mains has been building and expanding global businesses serving the oil and gas, utility, distributed power, and electrification spaces. In 2020, she held the interim CEO role for GE Power Conversion, a $1B advanced electrification and digital solutions business, leading the business to a profitable turnaround through COVID-19. From 2015-2019, she served as the President and CEO of Industrial Solutions, a GE and later ABB company. She led Industrial Solutions, a $2.7B GE business delivering technologies that distribute, protect and control electricity, through a transformation and divestiture to ABB. From 2013-2015, Ms. Mains served as President and CEO of GE Distributed Power Global Services, where she integrated and grew a $2.2B global business platform, servicing technologies that provide at the point of use power to the oil and gas, utilities, mining, and industrial segments. From 2006 until 2013, she held positions of increasing responsibility in GE Energy from General Manager to Vice President. During this time, she led the global build-out and transformation of a $4B service operation providing power equipment and services to utility and oil and gas customers. Prior to joining GE Energy, she spent 16 years across multiple GE businesses in financial and leadership positions, including CFO of GE Aviation Services- Contractual Services and Material Solutions, a $4B aviation material services business. Ms. Mains is currently the CEO of LSC Communications-MCL, a portfolio company of Atlas Holdings, LLC. She serves as a director and audit committee member of Gates Industrial Corporation plc (NYSE: GTES), a director, audit and compensation committee member of LCI Industries (NYSE: LCII), and is a member of the board of managers for Stryten Manufacturing, a privately held portfolio company of Atlas Holdings, LLC. Ms. Mains holds a B.B.A in Finance from the University of Kentucky. Ms. Mains qualifies as an independent director under the Nasdaq listing standards. We believe that Ms. Mains’ strong financial and executive management experience, knowledge of the energy, electrical infrastructure, aviation, and transportation industries, diverse background, and service on boards of other public companies qualifies her for service on our board of directors. In particular, we believe Ms. Mains’ strengths in the following core competencies provide value to our board of directors: Corporate Governance; Finance/Capital Markets; Financial Reporting/ Accounting Experience; Industry Background; Environmental, Health, Safety & Sustainability; Executive Experience; Executive Compensation; and Risk Management.

Age: 66 Director since: 2012 INDEPENDENT Committees: • Audit • Compensation • Nominating and Corporate Governance • Safety, Sustainability and Corporate Responsibility

MARK L. PLAUMANN

Skills and Qualifications:

•  Corporate Governance
•  Finance/Capital Markets

•  Financial Reporting/Accounting Experience

•  Executive Experience

•  Executive Compensation

•  Risk Management

Mr. Plaumann has served as a director of the Company since October 2012. He is currently a Managing Member of Greyhawke Capital Advisors LLC, or Greyhawke, which he co-founded in 1998. Prior to founding Greyhawke, Mr. Plaumann was a Senior Vice President of Wexford Capital. Mr. Plaumann was formerly a Managing Director of Alvarez & Marsal, Inc. and the President of American Healthcare Management, Inc. He also was Senior Manager at Ernst & Young LLP. Mr. Plaumann served as a director and audit committee chairman for ICx Technologies, Inc. from 2006 until 2010, served as a director and a member of the audit and compensation committees of Republic Airways Holdings, Inc. from 2002 until 2017 and currently serves as a director of several private entities. Mr. Plaumann served as a director, an audit committee chairman and a member of the conflicts committee of the general partner of Rhino Resource Partners LP, a coal operating company, from 2010 until 2016. Mr. Plaumann holds an M.B.A. and a B.A. in Business Administration from the University of Central Florida, where he currently serves on the Foundation Board and the Dean’s Advisory Board for the College of Business. We believe that Mr. Plaumann’s service on the boards of other public companies and his executive management experience, including previous experience as chairman of audit committees, qualifies him for service on our board of directors. In particular, we believe Mr. Plaumann’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; Finance/Capital Markets; Financial Reporting/Accounting Experience; Executive Experience; Executive Compensation; and Risk Management.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     18

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Age: 57

Director

since: 2018

INDEPENDENT

Committees:

•  Audit

•  Compensation

•  Nominating and Corporate Governance

•  Safety, Sustainability and Corporate Responsibility

Current Public Company Directorships:

•  Arcosa, Inc.

•  Noble Corporation

MELANIE M. TRENT, LEAD INDEPENDENT DIRECTOR

Skills and Qualifications:

•  Corporate Governance
•  Finance/Capital Markets
•  Financial Reporting Experience
•  Government, Legal & Regulatory

•  Industry Background

•  Environmental, Health, Safety & Sustainability

•  Executive Experience

•  Executive Compensation
•  Risk Management

Ms. Trent has served as a director of the Company since April 2018 and as our board’s lead independent director since October 2021. Ms. Trent previously served in various legal, administrative and compliance capacities for Rowan Companies plc (now known as Valaris plc), from 2005 until April 2017, including as Executive Vice President, General Counsel and Chief Administrative Officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, and as Vice President and Corporate Secretary from 2010 until 2011. Prior to her tenure at Rowan, Ms. Trent served in various legal, administrative and investor relations capacities for Reliant Energy, Incorporated, served as counsel at Compaq Computer Corporation and as an associate at Andrews Kurth LLP. She serves on the Board of Arcosa, Inc. (NYSE: ACA), a provider of infrastructure-related products and solutions, and serves on the Audit and Governance and Sustainability Committees. Since February 2021, Ms. Trent has also served on the board of directors of Noble Corporation (NYSE: NE), a leading offshore drilling contractor for the oil and gas industry, is a member of its Nominating, Governance and Sustainability Committee and the Chair of its Compensation Committee. From January 2019 through October 2021, Ms. Trent served on the Board of Frank’s International N.V., a global tubular and oil and gas services company, which merged with Expro Group Holdings N.V in October 2021. During Ms. Trent’s tenure as a director of Frank’s International N.V., she was a member of the Audit and Compensation Committees and served as Chair of the Nominating & Governance Committee. Ms. Trent holds a Bachelor’s degree from Middlebury College and a Juris Doctorate degree from Georgetown University Law Center. We believe that Ms. Trent’s strong legal and executive management experience, diverse background and knowledge of oil and gas and energy industries qualify her for service on our board of directors. In particular, we believe Ms. Trent’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; Finance/Capital Markets; Financial Reporting Experience; Government, Legal & Regulatory; Industry Background; Environmental, Health, Safety & Sustainability; Executive Experience; Executive Compensation; and Risk Management.

Age: 61 Director since: 2011 INDEPENDENT Current Public Company Directorships: • Rattler Midstream LP • Viper Energy Partners LP

STEVEN E. WEST

Skills and Experience:

•  Corporate Governance
•  Finance/Capital Markets
•  Financial Reporting/Accounting Experience
•  Industry Background

•  Environmental, Health, Safety & Sustainability

•  Executive Experience

•  Executive Compensation
•  Risk Management

Mr. West has served as a director of the Company since December 2011. Mr. West served as our Chief Executive Officer from January 2009 to December 2011 and as our Chairman of the Board from October 2012 through February 2022. From January 2011 until December 2016, Mr. West was a partner at Wexford Capital LP, or Wexford Capital, focusing on Wexford Capital’s private equity energy investments. From August 2006 until December 2010, Mr. West served as senior portfolio advisor at Wexford Capital. From August 2003 until August 2006, Mr. West was the Chief Financial Officer of Sunterra Corporation, a former Wexford Capital portfolio company. From December 1993 until July 2003, Mr. West held senior financial positions at Coast Asset Management and IndyMac Bank. Prior to that, Mr. West worked at First Nationwide Bank, Lehman Brothers and Peat Marwick Mitchell & Co., the predecessor of KPMG LLP. Since February 2014, Mr. West has also served as Chairman of the Board of the general partner of Viper Energy Partners LP (Nasdaq: VNOM), one of our publicly traded subsidiaries, which we refer to as Viper, and since May 2019, he has served as Chairman of the Board of Rattler Midstream LP (Nasdaq: RTLR), another of our publicly traded subsidiaries, which we refer to as Rattler. Mr. West holds a Bachelor of Science degree in Accounting from California State University, Chico. We believe Mr. West’s background in finance, accounting and private equity energy investments, as well as his executive management skills developed as part of his career with Wexford Capital, its portfolio companies and other financial institutions qualify him to serve on our board of directors. In particular, we believe Mr. West’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; Finance/Capital Markets; Financial Reporting/ Accounting Experience; Industry Background; Environmental, Health, Safety & Sustainability; Executive Experience; Executive Compensation; and Risk Management.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     19

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Summary of Director Nominee Core Competencies

The breadth of experience and wide variety of skills, qualifications and viewpoints of the director nominees embody key competencies that our nominating and corporate governance committee considers valuable to effective oversight of the Company. The following chart illustrates how the current board members individually and collectively represent these core competencies. The lack of an indicator for a particular item does not mean that the director does not possess that qualification, skill or experience, as each director is expected to be knowledgeable in all of these areas. The indicator merely represents a core competency that the director nominee brings to our board. For more information about each director nominee, see the individual biographies set forth beginning on page 16 above.

	Stice	Brooks	Cross	Houston	Mains	Plaumann	Trent	West
Corporate Governance Contributes to the board’s understanding of best practices in corporate governance matters.
Environmental, Health, Safety & Sustainability
Contributes to the board’s oversight and understanding of environmental, health, safety and sustainability issues and their relationship to our business and strategy as we strive to provide the energy necessary for economic growth and social well-being, while securing a stable and healthy environment for the future.
Finance/Capital Markets Valuable in evaluating our financial statements, capital structure and financial strategy.
Financial Reporting/Accounting Experience Critical to the oversight of our financial statements and financial reports.
Government, Legal & Regulatory Contributes to the board’s ability to guide us through government regulations, complex legal matters and public policy issues.
Industry Background
Offers pertinent background and knowledge to the board, providing valuable perspective on issues specific to our business, operations and strategy, including key performance indicators and the competitive environment.
Executive Experience
Demonstrates leadership ability and provides valuable insights into operations and business strategy through a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.
Executive Compensation Contributes to the board’s ability to attract, motivate and retain executive talent.
Risk Management Contributes to the identification, assessment and prioritization of significant risks and ensures mitigation strategies are timely adopted.
Congressional Engagement; National Security and Cyber Defense and Protection
Demonstrates experience with complex organizations with significant national security interests and risk, international relations and interactions, cyber defense and protection, congressional engagement and strategic planning.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     20

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Board Diversity Matrix

The information shown below in our Board Diversity Matrix is based on voluntary self-identification of each member of our board of directors.

BOARD DIVERSITY MATRIX (AS OF APRIL 14, 2022)

Total Number of Directors			8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+			0
Did Not Disclose Demographic Background			0
Directors who are Military Veterans: 1

(1)	Board leadership roles defined as the Chairman of the Board, lead independent director and the chairpersons of the four board committees.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     21

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CORPORATE GOVERNANCE MATTERS

— CORPORATE GOVERNANCE HIGHLIGHTS

We believe that effective corporate governance should include regular constructive discussions with our stockholders. We have a proactive stockholder engagement process that encourages feedback from our stockholders. This feedback helps shape our governance practices, which include:

In 2020, increased the size of the board of directors to eight directors, enhancing and diversifying our board’s skills, qualifications and viewpoints
Enhanced the gender and ethnic diversity of our board of directors, adding three diverse candidates since 2018, currently representing approximately 38% of our board membership
Adopted proxy access bylaw provision
Supermajority of independent director nominees under the Nasdaq listing standards and SEC rules
Majority voting to elect directors (for uncontested elections)
Mandatory resignation if a majority vote is not received (for uncontested elections)
Emphasis on diversity in the nominating and corporate governance committee’s charter
Declassified board of directors
Active stockholder outreach with respect to corporate governance, other ESG topics and executive compensation
Active board oversight of risk and risk management
Independent director meetings in executive sessions led by our lead independent director
Commitment to social responsibility with respect to our people, community and environment
Adopted Human Rights Policy to reinforce our commitment to conducting our business in a manner that respects and promotes the fundamental rights and dignity of all people
Implemented our “Net Zero Now” initiative under which, effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions
In 2021, increased weighting of current environmental and safety performance metrics for determining annual STI compensation from 15% to 20%
Released fourth annual Corporate Sustainability Report in September 2021, which included an assessment of our current portfolio in various low carbon scenarios as outlined by the International Energy Agency
Maintain active safety, sustainability and corporate responsibility committee of the board of directors
Adopted Corporate Governance Guidelines as another step to reinforce our commitment to sound governance practices and policies
Adopted a comprehensive executive incentive compensation clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation in the event of certain restatements
Maintain rigorous stock ownership guidelines for non-employee directors and our executives
In February 2022, increased the multiple of the annual base salary under our stock ownership and retention guidelines for our Chief Executive Officer from 5x to 6x, and for our President and Chief Financial Officer from 3x to 4x as a result of his promotion to the role of President
Added both S&P 500 and the XOP Index as peers in our 2021 TSR performance peer group
Adopted a Policy Governing Corporate Political Contributions and publicly disclosed Diamondback’s 2021 corporate political contribution activity on our website
Received a first tier score of 84% for the 2021 CPA-Zicklin Index of Corporate Political Accountability and Disclosure
Annual board and committee self-assessments
Each director attended 100% of the 2021 board and committee meetings
All financially literate audit committee members and four of the five members of the audit committee qualify as financial experts

For additional discussion of our stockholder engagement and actions that we have taken in response to stockholder feedback, see “Corporate Governance Matters—Stockholder Engagement” on page 30.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     22

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— CORPORATE GOVERNANCE GUIDELINES

The board has adopted our Corporate Governance Guidelines as a way to reinforce its commitment to sound governance practices and policies. These Corporate Governance Guidelines include provisions concerning the following:

•	Role and responsibilities of the board and its committees;
•	Size of the board;
•	Selection, qualifications, independence, responsibilities, tenure and compensation of directors;
•	Director resignation process;
•	Selection of chairman and lead independent director;
•	Limits on other public company directorships and audit committee service;
•	Board meetings and agendas;
•	Director access to management and advisors;
•	Executive sessions of independent directors;
•	Director orientation and education;
•	Annual performance evaluations of the board and its committees;
•	Succession planning;
•	Director compensation;
•	Stockholder and third party communications with the board;
•	Board communications with third parties; and
•	Confidentiality.

Our Corporate Governance Guidelines can be found on our website at www.diamondbackenergy.com under the “Investors—Corporate Governance” caption. You may also obtain copies of the Corporate Governance Guidelines, at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 1200, Midland, TX 79701.

CEO and Senior Management Succession Planning

Our board of directors recognizes that our Chief Executive Officer and senior management succession planning is a critical function of the board and an ongoing part of its responsibilities. The full board is responsible for overseeing Chief Executive Officer and senior management succession planning. Our compensation committee also plays a key role in senior management succession planning by periodically reviewing with our Chief Executive Officer our succession plan for members of senior management to ensure that we are effectively identifying, assessing, and developing the future leaders of our Company. In 2021, the board engaged talent consultants to assist with evaluating leadership skills of certain senior executives and advise on the structure of our executive team into the future. Further, in February 2022, the Company promoted Kaes Van’t Hof, then serving as Chief Financial Officer and Executive Vice President –Business Development, as the Company’s President and Chief Financial Officer, and promoted Daniel N. Wesson, then serving as Executive Vice President – Operations, as the Company’s Executive Vice President and Chief Operating Officer. These promotions are an example of our board of directors and compensation committee’s robust succession planning.

Limits on Board Service and Audit Committee Service

Our directors may not serve on the board of directors of more than four public companies, including our board of directors, at any given time. Also, a member of our audit committee may not simultaneously serve on the audit committee of more than three public companies, including our audit committee, at any given time. All of our directors are currently in compliance with our director overboarding policy related to limits on board service and audit committee service.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     23

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— DIRECTOR QUALIFICATIONS AND NOMINATION PROCESS

Skills and Qualifications We Seek in Directors

As provided by the nominating and corporate governance committee’s charter and our Corporate Governance Guidelines, our nominating and corporate governance committee identifies, evaluates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity.

It is our policy that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings. We also require that at least a majority of our directors meet the standards of independence promulgated by Nasdaq and the SEC. For a discussion of the core competencies that each director brings to our board, see “Summary of Director Nominee Core Competencies” above on page 20.

Board Refreshment and Diversity

Our nominating and corporate governance committee is committed to continuous improvement and employs a rigorous process to ensure that the composition of the board is diverse, balanced and aligned with the evolving needs of the Company. The board ensures refreshment and continued effectiveness by evaluating the composition of the board on a periodic basis to ensure its composition reflects a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to our operations and the interests of our stockholders. In particular, the board seeks to maintain a balance of experience in the areas of accounting and finance, management, leadership and oil and gas related industries as well as other core competencies discussed under “Summary of Director Nominee Core Competencies.”

Additionally, it is our policy that our nominating and corporate governance committee considers diversity in its evaluation of candidates for board membership. To this end, our board believes that diversity with respect to viewpoint, including such that is held by candidates of different gender, race, ethnicity, background, age, thought and tenure on our board (in connection with the consideration of the renomination of an existing director), should be an important factor in board composition. To reflect this policy and to ensure a competitive recruitment process, our nominating and corporate governance committee, in accordance with its charter, seeks to include diverse candidates in all director searches, taking into account diversity of gender, race, ethnicity, background, age, thought and tenure on our board (in connection with the consideration of the renomination of an existing director), including by affirmatively instructing any search firm retained to assist the nominating and corporate governance committee in identifying director candidates to seek to include diverse candidates from traditional and nontraditional candidate groups. In accordance with its charter, our nominating and corporate governance committee also ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

As part of our ongoing commitment to expand the range of talents, skills, expertise and diversity on our board, we have increased the size of our board of directors from five to eight over the course of the last four years by adding the following three ethnically or gender diverse directors: Vincent K. Brooks, Stephanie K. Mains and Melanie M. Trent. As a result of our significant board refreshment since 2018, we have enhanced and diversified the skill set of our board of directors in the areas of risk management across energy and other industries and the government sector, national security and cybersecurity, environmental and social responsibility, regulatory and legal compliance. In 2021, the Board appointed Ms. Mains as chairperson of the compensation committee and General Brooks as chairperson of the nominating and corporate governance committee. Currently, our board of directors has two female directors, Ms. Trent, as lead independent director and chairperson of the safety, sustainability and corporate responsibility committee, and Ms. Mains, as chairperson of the compensation committee, serving in board leadership roles. In addition, our board of directors has one ethnically diverse director, General Brooks, who, as chairperson of the nominating and corporate governance committee, is serving in a board leadership role. Overall, 75% of our board committees are chaired by gender or ethnically diverse directors.

How We Select our Director Nominees

The board is responsible for nominating directors and filling vacancies that may occur between annual meetings, based upon the recommendation of our nominating and corporate governance committee. The nominating and corporate governance committee considers the Company’s current needs and long-term and strategic plans to determine the skills, experience and characteristics needed by our board. The nominating and corporate governance committee then identifies, considers and recommends director candidates to the board in light of its commitment to board improvement, refreshment and diversity discussed above. Generally, the committee identifies candidates through the business and organizational contacts of our advisors, directors and management team and through the use of third-party search firms.

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The nominating and corporate governance committee, in accordance with its charter and our Corporate Governance Guidelines, takes into consideration the key qualifications and skills described above when evaluating candidates. The nominating and corporate governance committee also considers whether potential candidates will likely satisfy independence standards for service on the board and its committees and the number of public boards on which the candidate already serves.

Stockholder Nomination of Candidates and Proxy Access

Under the Company’s bylaws, we provide proxy access, permitting a stockholder, or a group of up to 20 eligible stockholders, that has continuously owned for no less than three years at least 3% of our outstanding common stock, to nominate and include in our proxy materials up to the greater of two directors and 20% of the number of directors currently serving on the Company’s board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws.

Stockholders who wish to submit a director nomination proposal, but who do not wish to have such nomination included in the Company’s proxy materials, must notify the Company in writing of the information required by the provisions of our bylaws dealing with such stockholder proposals.

See “Submission of Future Stockholder Proposals” on page 89 for additional detail and deadlines regarding submitting director nominees.

Majority Voting

To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. Our bylaws and Corporate Governance Guidelines provide that if the number of shares voted “FOR” a nominee who is serving as a director (an incumbent) does not exceed the votes cast “AGAINST” that director, he or she will tender his or her resignation to the board. The board will evaluate whether to accept or reject such resignation, or whether other action should be taken. Within 90 days of the certification of the stockholder vote, the board is required to decide whether to accept the resignation and publicly disclose its rationale for the decision.

In a contested election, where the number of nominees exceeds the number of directors to be elected, the required vote would be a plurality of votes cast, which means that the directors receiving the largest number of “FOR” votes will be elected in such contested election.

— DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines provide that a majority of the directors of the board must be “independent” in accordance with Nasdaq listing standards. Our board of directors has determined that each of Vincent K. Brooks, Michael P. Cross, David L. Houston, Stephanie K. Mains, Mark L. Plaumann, Melanie M. Trent and Steven E. West meets the standards regarding independence set forth in the Nasdaq listing standards and is free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and SEC rules. In addition, our board of directors has determined that each current member of the audit committee is financially literate under the Nasdaq listing standards and that each of Mr. Plaumann, Mr. Cross, Mr. Houston and Ms. Mains qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors has also determined that each member of the compensation committee and the nominating and corporate governance committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act).

In addition, each member of the safety, sustainability and corporate responsibility committee is independent under the Nasdaq listing standards, although Nasdaq does not set independence standards for this committee.

Executive Sessions of Independent Directors

Our independent directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors and its committees. Our independent directors met in an executive session on three occasions in 2021.

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— BOARD LEADERSHIP STRUCTURE

In February 2022, Mr. Stice assumed the role of Chairman of the Board and will remain in his current role as Chief Executive Officer of the Company. We believe the combined position of Chairman of the Board and Chief Executive Officer ensures that the Company presents its strategy to our stockholders, employees and other stakeholders with a single voice and allows Mr. Stice to coordinate the development, articulation and execution of such strategy at the board of directors and management levels. The current board leadership structure is also a key element of our succession strategy process. While our board of directors retains the authority to separate the positions of the Chairman of the Board and Chief Executive Officer if it deems appropriate in the future, our board of directors believes the combined role of Chairman of the Board and Chief Executive Officer is currently effective.

In accordance with our Corporate Governance Guidelines, if the positions of the Chairman of the Board and Chief Executive Officer are combined, or if the Chairman of the Board is otherwise not independent under Nasdaq listing standards, our board of directors is required to designate a lead independent director to complement the Chairman of the Board’s role and to serve as the principal liaison between our independent directors and the Chairman of the Board. In February 2022, our board of directors enhanced the role of our current lead independent director, Ms. Trent, to provide effective independent leadership to our board of directors through her clearly defined and robust set of responsibilities, which include the following:

•	the authority to preside at all meetings of our board at which the Chairman of the Board is not present;
•	the authority to call meetings of the independent directors, and chair all meetings of the independent directors, including executive sessions;
•	serving as the primary liaison between the Chairman of the Board/Chief Executive Officer and our independent directors;
•	coordinating the annual performance reviews of the Chairman of the Board and Chief Executive Officer;
•	providing input with respect to meeting schedules, agendas and the information furnished to our board to ensure our board has adequate time and information for discussion;
•	being available for consultation and direct communication with major stockholders, as appropriate; and
•	having such other duties as may be from time to time designed by our board.

Our board of directors believes that its current leadership structure, having a combined Chairman of the Board and Chief Executive Officer role and an independent lead director, best serves the interests of our stockholders because it provides an appropriate balance between strategy development and independent oversight of management. Our board of directors regularly reevaluates the board’s leadership structure as part of its evaluation and refreshment process and also considers stockholder feedback on the topic.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. For example, Mr. West, former Chairman of the Board and a current member of our board of directors, will continue to provide invaluable support and guidance to our current Chairman of the Board and facilitate the Company’s succession planning. In addition, we believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Seven of the eight directors on our board are independent under the Nasdaq listing standards and SEC rules.

We also believe that all of our independent directors have demonstrated leadership in business enterprises and other large organizations and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our audit, nominating and corporate governance, compensation or safety, sustainability and corporate responsibility committees, each having a separate independent chairperson. Specifically, the chair of our audit committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our compensation committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chair of our nominating and corporate governance committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. The chair of our safety, sustainability and corporate responsibility committee provides leadership with respect to best practices in the areas of environmental, human capital, sustainability and corporate and social responsibility. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

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— BOARD MEETINGS, COMMITTEES AND MEMBERSHIP

In 2021, our board of directors met nine times, in person or, due to COVID-19 considerations, remotely via electronic or telephonic means. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. In 2021, each director attended 100% of the meetings of the board of directors and the meetings of the committees on which he or she served.

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All eight of our directors attended our 2021 Annual Meeting of Stockholders in person.

Board Committee Membership

The table below shows the membership of each of the board’s committees, as well as information about each committee’s principal functions.

Audit Committee

Members	Principal Functions	Number of Meetings in 2021
Mark L. Plaumann* Michael P. Cross David L. Houston Stephanie K. Mains** Melanie M. Trent
•

Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance, including cybersecurity risks.

•

Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•

Monitors our compliance with legal and regulatory requirements.

•

Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•

Reviews and approves related party transactions.

•

Appoints, determines compensation, evaluates and terminates our independent auditors.

•

Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•

Prepares the report required by the SEC for the inclusion in our annual proxy statement.

•

Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

•

Inform our independent auditors of the audit committee’s understanding of significant relationships and transactions with related parties and review and discuss with our independent auditors the auditors’ evaluation of our identification of, accounting for and disclosure of our relationships and transactions with related parties, including any significant matters arising from the audit regarding our relationships and transactions with related parties.

•

Conducts a periodic performance evaluation of the committee.

Four
*	Committee Chairperson.
**	Ms. Mains was appointed to serve on the audit committee effective as of October 1, 2021.

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Compensation Committee

Members	Principal Functions	Number of Meetings in 2021
Stephanie K. Mains* Michael P. Cross David L. Houston Mark L. Plaumann Melanie M. Trent
•

Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

•

Periodically reviews the compensation plans and policies for employees generally.

•

Discharges the board of directors’ responsibilities relating to the compensation and evaluation of annual performance of our Chief Executive Officer and other executive officers.

•

Periodically reviews with the Chief Executive Officer our succession plan for other members of senior management.

•

Where appropriate or required, makes recommendations to our stockholders with respect to incentive compensation and equity-based plans.

•

Reviews, approves and administers our Executive Annual Incentive Compensation Plan, including the establishment of performance criteria and targets which provide for cash awards under such plan.

•

Reviews, approves and administers our equity-based compensation plans, including the grants of stock options, restricted awards and other equity awards under such plans.

•

Makes recommendations to our board of directors with respect to director compensation.

•

Periodically reviews the adequacy of our stock ownership guidelines for our Chief Executive Officer, other executive officers and directors, recommends any amendments of the stock ownership guidelines to our board of directors and annually monitors compliance with such guidelines.

•

Conducts a periodic performance evaluation of the committee.

•

Reviews disclosure related to executive compensation in our proxy statement.

•

Reviews and reassesses the adequacy of the compensation committee charter.

•

Advise the board of directors regarding the stockholder advisory vote on executive compensation and golden parachutes, including the frequency of such votes.

•

Administers our clawback policy, which includes the ability to amend, modify or terminate such policy.

•

Reviews and considers the stockholder advisory vote on executive compensation when determining policies and making decisions on executive compensation.

•

Has the sole authority to appoint, compensate and oversee work of any compensation consultant and other advisors with respect to executive compensation and assistance with other charter responsibilities and determines any conflict of interest with such compensation consultant.

One
*	Committee Chairperson. Ms. Mains was appointed as Committee Chairperson effective October 1, 2021.

Nominating and Corporate Governance

Members	Principal Functions	Number of Meetings in 2021
Vincent K. Brooks* Michael P. Cross David L. Houston Mark L. Plaumann Melanie M. Trent
•

Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•

Identifies and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•

Conducts and oversees the self-evaluation of the board of directors and each of its committees and reporting such results to the board of directors.

•

Evaluates candidates for board of directors’ membership, including those recommended by stockholders of the Company.

•

Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.

•

Reviews and makes recommendations to the Board regarding significant stockholder concerns and stockholder proposals related to corporate governance matters.

•

Periodically reviews and reassesses the adequacy of the Company’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines and other corporate governance related documents and recommends any proposed changes to the board of directors for approval.

•

Conducts a periodic performance evaluation of the committee.

•

Reviews and reassesses the adequacy of the nominating and corporate governance committee charter and recommends any proposed changes to the board of directors for approval.

Two
*	Committee Chairperson. General Brooks was appointed to serve on the nominating and corporate governance committee and as Committee Chairperson effective October 1, 2021.

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Safety, Sustainability and Corporate Responsibility Committee

Members	Principal Functions	Number of Meetings in 2021
Melanie M. Trent* Vincent K. Brooks Michael P. Cross David L. Houston Mark L. Plaumann

•  Periodically reviews and discusses with management the Company’s strategy, policies and practices regarding environmental, safety and social responsibility, or ESG, matters, makes related recommendations to the board of directors and conducts any necessary investigations or studies.

•  Oversees management’s monitoring and adherence to the Company’s policies on ESG matters and the quality of the Company’s procedures and disclosure for identifying, assessing, monitoring and managing the principal environmental, health, safety, social and climate change-related risks in the Company’s business.

•  Reviews and advises the Board on (i) the establishment of appropriate targets and goals with respect to ESG matters for the Company and related public reporting; (ii) the evaluation of the Company’s performance with respect to the achievement of such goals and (iii) whether the Company should seek external assurance of its data with respect to ESG matters.

•  Considers and recommends to the Board regarding current and emerging political, social, environmental and climate change-related trends, major legislative and regulatory developments and other public policy issues that are reasonably likely to affect the business operations, performance or public image of the Company.

•  Reviews and discusses with management the Company’s (i) policies on corporate charitable and philanthropic activities, (ii) public policy advocacy efforts, including political contributions, and (iii) human capital programs related to recruiting, retention, training and development, including policies promoting diversity, inclusion and human and workplace rights.

•  Reviews the Company’s annual Corporate Sustainability Report.

•  Conducts a periodic performance evaluation of the committee.

•  Reassesses and reports to the board of directors on the adequacy of the committee charter.

Two
*	Committee Chairperson.

Committee Charters

The charters for our audit committee, compensation committee, nominating and corporate governance committee and safety, sustainability and corporate responsibility committee can be found on our website at www.diamondbackenergy.com under the “Investors—Corporate Governance” caption. You may also obtain copies of these charters at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 1200, Midland, TX 79701.

— BOARD EVALUATION PROCESS

The board is committed to continuous improvement with respect to its ability to carry out its responsibilities. In accordance with our Corporate Governance Guidelines, the board and its committees conduct self-evaluations relating to their performance. These self-evaluations are a critical tool in assessing the composition and effectiveness of the board, its committees and its directors and presents an opportunity to identify areas of strength and areas capable of improvement. Our nominating and corporate governance committee supervises these evaluations, which are conducted by outside counsel and include an assessment of, among other things:

•	the effectiveness of the board and committee structure;
•	board and committee composition, including assessment of skills, experience and occupational and personal backgrounds;
•	whether the roles of the Chairman of the Board and Chief Executive Officer will be combined or separated, as part of our succession planning process or otherwise;
•	board culture and dynamics, including the effectiveness of discussion and debate at board and committee meetings;
•	the quality of board and committee agendas and the appropriateness of board and committee priorities; and
•	the quality of communication between management and board members.

The board considers the results of the evaluations to assess whether the board and its committees have the necessary diversity of skills, backgrounds and experiences to meet the Company’s needs and to further enhance the effectiveness of the board and its committees over time.

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— THE BOARD’S ROLE IN RISK OVERSIGHT

As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes and freezing temperatures, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and the overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets regularly with our executive officers to discuss strategy and risks facing the Company. Our executive officers regularly attend our board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend the board meetings or are otherwise available to confer with our board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.

Committee Risk Oversight Responsibilities

While our board of directors is ultimately responsible for risk oversight at the Company, the board’s four committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Cybersecurity plays an integral role in our risk management strategy, and cybersecurity preparedness continues to be an area of increasing focus for our board, the audit committee and our management team. The audit committee receives a quarterly update from the Company’s Vice President of Information Technology regarding cybersecurity and information security risks, including the nature of threats, defense and detection capabilities, incident response plans and employee training activities, among others, as applicable. In addition, all employees are required to complete an annual cybersecurity training course. This training is complemented by ongoing security awareness messaging. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with the board’s organization, membership and structure and corporate governance. The safety, sustainability and corporate responsibility committee assists the board in fulfilling its oversight responsibility over management’s monitoring and adherence to the Company’s policies on ESG matters and the quality of the Company’s procedures for identifying, assessing, monitoring and managing the principal environmental, health, climate change, human capital, safety and social risks in the Company’s business. In response to stockholder feedback, the safety, sustainability and corporate responsibility committee amended its charter in September 2021 to include oversight of climate change-related risks and opportunities as part of its ESG oversight responsibilities as enumerated in the charter.

— STOCKHOLDER ENGAGEMENT

We value the views of our stockholders and embrace active stockholder engagement as an important tenet of good governance. Because positive and ongoing dialogue builds informed relationships that promote transparency and accountability, members of senior management engage with our stockholders on a year-round basis, including proactive outreach as well as responsiveness to specific areas of focus. Information and feedback received through our engagement activities is shared with our board, which helps inform its decisions. In response to feedback obtained during our stockholder outreach efforts, the following past actions, some of which had already been independently considered for implementation by our board of directors or committees, were undertaken:

•	Our board of directors amended our bylaws to provide our stockholders with proxy access;
•

Our board of directors also previously amended our bylaws to provide for the majority vote requirement to elect directors to our board, which replaced the prior plurality voting standard applicable to our director election;

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•	Our board of directors and the nominating and corporate governance committee approved enhancements to the nominating committee charter and director nomination process that focused on increasing the size of the board and number of independent directors, with a supermajority of the board currently being independent;
•	We increased the size and enhanced the ethnic and gender diversity and skill set of our board of directors, adding three diverse candidates between April 2018 and April 2020, currently representing approximately 38% of our board membership;
•	Our board of directors created the safety, sustainability and corporate responsibility committee focused on sound strategy and best policies and practices regarding environmental, safety, human capital and social responsibility matters;
•	Our board of directors adopted Corporate Governance Guidelines as an additional step to reinforce our commitment to prudent corporate governance practices and policies;
•	The compensation committee fully transitioned to three-year performance-based equity awards, with no two-year performance-based equity awards granted or vesting during 2019 or 2020 and no two-year performance-based awards contemplated in the future, and implemented double-trigger change of control provisions in Company equity awards granted since the beginning of 2018;
•	The compensation committee enhanced the disclosure of targets and goals for performance-based awards, the discussion of equity award process for our named executive officers and the underlying rationale for such awards;
•	The compensation committee added return on average capital employed and ESG goals among metrics for determining cash performance awards in 2020 and increased the weighting attributable to the ESG component of our STI metrics to 20% for 2020;
•	Our board of directors implemented and maintains rigorous stock ownership and retention guidelines for our non-employee directors in addition to the previously adopted stock ownership and retention guidelines for all of our executive officers;
•	Our board of directors adopted a comprehensive executive incentive compensation clawback policy;
•	We released our fourth annual Corporate Sustainability Report in September 2021, which included additional enhancements such as content aligned to voluntary frameworks and standards maintained by the SASB, TCFD, GRI, IPIECA and the AXPC, disclosure of Scope 1 and 2 GHG emissions and limited assurance attestation from our independent auditor;
•	We adopted a Human Rights Policy; and
•	We adopted a Policy Governing Corporate Political Contributions.

During 2021 and through the first quarter of 2022, we continued our stockholder outreach efforts and solicited feedback on our executive compensation programs, corporate governance, human capital programs and strategies, corporate responsibility, ESG matters and other important issues. We initiated contact with stockholders representing over 63% of our outstanding shares as of June 30, 2021. Our Chief Executive Officer, Chief Financial Officer and other key members of Company senior management spoke with stockholders representing over 46% of our outstanding shares as of June 30, 2021, including seven of our 10 largest stockholders. In addition, members of Company senior management attended 24 virtual or in person investor conferences and hosted seven virtual or in person bus tours. We also had discussions of certain of these matters with other investors during investor presentation events and earnings and other investor calls throughout the year. In response to stockholder feedback received in early 2022, we are committed to publishing our 2021 Equal Employment Opportunity (EEO-1) data as of December 31, 2021 in our 2022 Corporate Sustainability Report, which will be published on our website in the second half of 2022.

These discussions have provided us an opportunity to further explore issues important to us and our stockholders, including corporate governance policies, human capital programs and strategies, executive compensation and corporate sustainability and environmental policies. In particular, we received constructive feedback that helped shape a number of executive compensation enhancements made for 2021 and will assist us in further refining our corporate sustainability reports in the future. In 2021, approximately 96% of votes cast by our stockholders were in favor of our say-on-pay proposal. Although this vote demonstrates substantial support of our executive compensation programs, representatives of our board and management team continued to undertake stockholder engagement efforts to, among other things, solicit stockholder input on our executive compensation structure and ensure ongoing stockholder support of our executive compensation programs. We look forward to continued engagement with stockholders throughout the year so that we can incorporate their ideas to further strengthen our executive compensation programs, continue our commitment to ESG matters, improve our disclosure practices and enhance our governance practices.

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— CODE OF BUSINESS CONDUCT AND ETHICS

Our board of directors previously adopted a Code of Business Conduct and Ethics designed for directors and employees to ensure clarity regarding our expectations, which code was further updated to reflect additional policies and enhancements in April 2022. Our Code of Business Conduct and Ethics embodies our commitment to conduct our businesses in accordance with our core values, all applicable laws, rules and regulations and the highest ethical standards. Our Code of Business Conduct and Ethics applies to all directors, executive officers, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer and controller and persons performing similar functions, and all other employees. Our Code of Business Conduct and Ethics covers various topics including, among others, public disclosure, conflicts of interest, equal employment, fair dealing, anti-discrimination, anti-harassment, confidentiality, data privacy, cybersecurity, intellectual property, political activity and contributions, environmental responsibility, human rights, health and safety, transactions with vendors and gifts and the limited process for waivers. Our Code of Business Conduct and Ethics is also focused on compliance with applicable laws, rules and regulations, governing, among others, insider trading, anti-trust, anti-corruption, anti-bribery, anti-money laundering, anti-boycott and export controls, and establishes reporting and complaint procedures, including an anonymous hotline, for any irregularities or violations, including with respect to accounting, internal control and auditing matters. Our Code of Business Conduct and Ethics is posted on our website under the “Investors-Corporate Governance” caption. You may also obtain copies of our Code of Business Conduct and Ethics at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 1200, Midland, TX 79701.

— COMMUNICATIONS WITH THE BOARD

Individuals may communicate with our board of directors or individual directors by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 1200, Midland, TX 79701. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or any committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairperson of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

— DIRECTOR COMPENSATION

Members of our board of directors who are also officers or employees of the Company do not receive compensation for their services as directors. Further details regarding our director compensation in 2021 are set forth under the heading “Compensation Tables— 2021 Director Compensation.”

— CORPORATE RESPONSIBILITY AND SUSTAINABILITY

As an oil and gas company, we understand that we have the potential to make a uniquely positive impact in the world. We provide affordable, domestically produced energy that helps run our homes, businesses, transportation networks and other key components of our economy. As we continue to provide a critical product that contributes to economic growth and society, we view the connection between responsible operations and business success a fundamental necessity. We are committed to the safe and responsible development of our resources in the Permian Basin. We operate in the same areas in which a majority of our employees and their families live, and are dedicated to preserving and protecting the environment for the benefit of our stockholders, employees and our community. We have identified key areas of focus, including energy, emissions, waste and spills, water use, compliance, health and safety, training and education, human capital and community, and have described below certain of our efforts relating to these areas. We have also established the safety, sustainability and corporate responsibility committee of our board of directors that oversees, among other things, our management’s monitoring and adherence to our policies on ESG matters and the quality of our procedures for identifying, assessing, monitoring and managing the principal environmental, health, climate change, human capital, safety and social risks in our business and provides leadership with respect to best practices in environmental responsibility, sustainability and corporate and social responsibility.

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Commitment to Environmental Responsibility

We are committed to exploration, exploitation, acquisition and production of oil, natural gas and natural gas liquids in an environmentally responsible manner and in compliance with applicable federal, state and local laws, including laws regulating emissions of greenhouse gases, such as methane. We take actions beyond those required by law to reduce methane emissions and recycle an increasing percentage of water and make significant investments in infrastructure to reduce environmental impact. In keeping with that commitment, our overall approach includes these key activities:

•	Investing in and implementing the best available technology and innovative methods for drilling and completing wells, which has allowed us to achieve the same or improved results with less proppant, fewer wells and a greatly reduced environmental footprint;
•	Minimizing our environmental impact and improving safety for all stakeholders;
•	Implementing our “Net Zero Now” initiative under which, effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions;
•	Purchased carbon credits to offset the remaining emissions to the extent our greenhouse gas and methane intensity reduction efforts do not eliminate our Scope 1 GHG emissions;
•	Committed to reducing Scope 1 GHG intensity by at least 50% from 2019 levels by 2024;
•	Committed to reducing methane intensity by at least 70% from 2019 levels by 2024;
•	Committed to ending routine flaring (as defined by the World Bank) by 2025;
•	Committed to sourcing over 65% of our water used for drilling and completion operations from recycled sources by 2025;
•	Building on these initiatives, in 2021, we achieved a reduction in flaring of our gross natural gas production of 49% as compared to 2020 (26% including QEP Permian assets acquired in March 2021 in the QEP merger);
•	Motivating our executive and senior management and all of our employees to strive to achieve measurable targets and goals with respect to flaring, water recycling, GHG emission intensity and produced liquids spills; increased the weighting of current environmental and safety performance metrics in the 2021 short-term annual incentive compensation plan from 15% to 20%;
•	Focusing on increased use of hydrocarbon gathering infrastructure, as well as sourced water disposal and produced-water recycling;
•	Minimizing use of potable water in our operations;
•	Safely transporting oil and gas and minimizing impacts from air emissions, flared gas and spills;
•	Maximizing fluid transportation via pipelines rather than diesel powered trucks;
•	As part of our flare reduction and mitigation strategy for non-routine flaring, we (i) restructured contracts with our midstream counterparties to include performance-based incentives to eliminate flaring and penalties for flaring, (ii) shut-in production to avoid flaring, and (iii) negotiated downstream commitments and other offload arrangements;
•	Replaced natural gas-controlled pneumatic devices on some of our older tank batteries with air-controlled pneumatic devices when operationally feasible;
•	Initiated quarterly drone flyover inspections of all tank batteries, increased number of Forward Looking InfraRed (FLIR) cameras and commenced five continuous emissions monitoring pilot projects;
•	Held quarterly meetings with engineering staff and field personnel to review engineering design changes to help us better capture GHG emissions moving forward;
•	Continuing the electrification of combustion sources by eliminating some of our internal combustion engines and installing several electrical substation units for compression operations;
•	Continuing to upgrade large horizontal tank batteries with best available control technology to reduce tank-related emissions;
•	Continuing efforts to tie-in flare monitoring to our tank battery SCADA systems; and
•	Commenced running our first drilling rig on electricity supplied directly from power lines instead of through a generator.

Commitment to Human Capital

Our strategy of operational excellence is achieved by our people through our disciplined and intended culture of clarity, efficiency, and inclusion. We have never been more committed to our culture which is built upon the solid foundation of our five core values: leadership, integrity, excellence, people, and teamwork that are adhered to throughout our company. We understand our performance success is based upon not just what we do, but how we do it. Therefore, we set a high bar for all of our employees in terms of how they operate and interact, both within the office and out in the field. We challenge them to ensure all people are treated with dignity and respect. The key elements of our human capital programs and strategies are described below.

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Oversight by Board of Directors

Our board of directors provides oversight of our human capital strategies with the assistance of its board committees, specifically the safety, sustainability, and corporate responsibility committee and the compensation committee. These committees receive regular updates from our executive leadership team, including our Executive Vice President and Chief Human Resources Officer, senior management and third-party consultants on human capital trends and other key human capital matters impacting our business, including our diversity and inclusion goals and progress, recruiting, retention, training and development programs, policies and practices impacting our employees, succession planning, and our executive compensation program.

Our safety, sustainability, and corporate responsibility committee’s oversight role continues to evolve by driving transparency and accountability. For example, the safety, sustainability, and corporate responsibility committee was formed in 2019 and initially provided oversight of certain human capital programs such as the review and oversight of our policies and practices promoting health, safety, diversity, inclusion and human and workplace rights. During 2020, the safety, sustainability, and corporate responsibility committee adopted a Human Rights Policy, and in January 2022, the charter of the safety, sustainability, and corporate responsibility committee was expanded to include oversight of our human capital programs related to recruiting, retention, training, and development. We believe our board’s oversight of these matters helps the Company identify and mitigate exposure to human capital risks.

Commitment to Protecting People

Our organizational culture fosters teamwork and open dialogues about work practices, which includes putting safety first. Whether it is minimizing workplace incidents or preparing for the unexpected, we continue to make protecting our people a fundamental component of our corporate responsibility efforts. We maintain a formal health and safety program that includes employee training and new hire orientation on a variety of environmental and safety topics, including proper reporting. We also ensure our employees have all necessary equipment to operate safely. Employees undergo significant training and education each year to become knowledgeable on regulatory compliance, industry standards and innovative opportunities to effectively manage the challenges of developing our resources. In light of the nature of our work and the locations of some sites in and near communities, we also proactively prepare for the unexpected by developing emergency response plans to cover potentially hazardous situations.

For 2021, we further demonstrated our commitment to safety by maintaining a performance metric in our annual incentive compensation scorecard that measures our total recordable incident rate. Our Health, Safety and Environmental organization currently has full-time, field-dedicated coordinators to monitor facilities and help prevent potential issues.

Maintaining a Disciplined Approach During the Covid-19 Pandemic

Our internal pandemic protocol, initiated in March 2020 and referred to internally as the E-Plan, continued to evolve during 2021 and in early 2022 in response to the ongoing COVID-19 pandemic. We have had zero incidents of workplace spread of COVID-19 to date and maintained our disciplined approach throughout the pandemic. Under close attention and guidance from our human resources team and other executive leaders, our safety and shared services teams continued to frequently update our employees and reinforce procedures designed to mitigate risks to our employees and enable our operations to continue safely and efficiently.

Our E-Plan protocol was updated frequently based on CDC guidance, various state and local information, and information from our advisors. It provided information to our employees on safety procedures, risk mitigation measures, social distancing guidelines and expectations on limiting work travel, office meetings, and visitors in the workplace. To ensure the safety of our employees, we also offered remote work opportunities during 2021 and into early 2022. As we navigated the challenges presented by the pandemic, our priorities remained protecting the health and safety of our employees and safely executing our operations. We continue to monitor the dynamic social impact and regulatory environment related to the pandemic.

Diversity, Inclusion, Recruiting and Retention

Fair, consistent and equitable treatment of our employees is core to how we manage our dedicated workforce. Our employment decisions are based on merit, qualifications, competencies, and contributions. We actively seek to attract and retain an increasingly diverse workforce and continue to cultivate an inclusive and respectful work environment. We deeply value the perspectives and experiences from our gender and ethnically diverse personnel and are proud of our team, rich in a range of ethnic, cultural and ideological backgrounds. As of December 31, 2021, approximately 29% of our employees were women and two of seven members (approximately 29%) of our most senior executive leadership team are women. Also, over 25% of our employees self-identify as ethnic minorities as of December 31, 2021.

Workforce Gender Diversity

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The senior management team took various actions during 2021 to ensure the diversity in our candidate pool, and to broaden our outreach, particularly within our college recruiting and internship programs. For example, we expanded our summer internship recruitment program to include a historically black university. Our internship program is an important talent pipeline for our engineering and geoscience roles within the Company. Through supporting various student organizations and having diverse interview teams for all intern interviews, we have demonstrated our desire and intention to ensure that diverse groups such as women and ethnically diverse students are included in our internship program. We intend to continue this commitment in the future. These diverse candidates were able to connect with our recruiting team to learn more about our inclusive workforce and were encouraged to apply for open internship or future job opportunities. Throughout 2021, we educated managers on inclusive hiring practices as we filled positions across the organization, and we sent diverse teams to manage our career fair participation.

In addition, we focused on recruiting experienced hires to target and retain top industry talent. We believe our historically low voluntary attrition rate is in part a result of our corporate culture focused on our core values, diversity and inclusion, teamwork and commitment to employee development and career advancement discussed in more detail below. Given the challenging labor market and increased competition for talent impacted by the COVID-19 pandemic, our 2021 overall turnover is higher than previous years at approximately 13%.

Continuing on our journey for sustainable diversity, equity and inclusion improvements and in response to stockholder feedback, we are committed to publishing our 2021 Equal Employment Opportunity (EEO-1) data as of December 31, 2021 in our 2022 Corporate Sustainability Report, which will be published in the second half of 2022.

Total Reward – Performance Based Compensation

We value results and believe in recognizing and rewarding performance. Our performance management process includes the “how” element of performance against each of our core values. And our comprehensive total reward compensation philosophy is rooted in a real-time market-based approach, where we reward and recognize value creation and cultural alignment. We participate in industry-specific benchmarking surveys ensuring comparison points against local markets in a comprehensive manner. Overall, our employee compensation programs consist of an annual base salary, a discretionary performance-based annual cash incentive award and a discretionary long-term equity incentive award. All of our employees are eligible for the discretionary short-term incentive and long-term equity incentive awards, which are based on both specific Company performance metrics and individual performance outcomes. These awards are a central part of ensuring that we competitively reward our employees in order to attract and retain top talent, as well as ensuring that their work efforts align with our stockholders by providing stock ownership opportunities for 100% of our employees.

Health and Wellness

We also offer our employees robust health and wellness benefits, and employees do not pay any health insurance premiums for benefits such as medical, dental, vision and life insurance, resulting in a high level of enrollment by our employees. Further, we have a competitive Company match on 401(k) retirement savings, and employees are immediately vested in their contributions as well as the Company matching dollars. Our retirement savings plan allows employees to choose between pre-tax or post-tax (ROTH) contributions, so they may plan for retirement in the format which best meets individual financial objectives.

Our benefits program also includes health savings and flexible spending accounts, paid time off, education assistance, gym reimbursement, volunteer time off, extended time off, and paid maternity and paternity leave. We also offer our employees the opportunity to work a flex work schedule under which, during the standard two week pay period, an employee works a minimum of eight 9-hour days and two 4-hour days (Fridays).

Training and Development

Our inclusive training opportunities are designed to expand the professional knowledge of our team, and most offerings are provided across the organization to all employees at any level. We also provide on the job development and learning opportunities which allows our employees to apply and practice work activities with new knowledge and develop various skills. Our internal course offerings in 2021 and through the first quarter of 2022 included a wide array of topics such as extensive cybersecurity, safety and other compliance training sessions. Additionally, our new hires undergo training and education on our Code of Business Conduct and Ethics. Our employees also receive training on regulatory compliance, industry standards and innovative opportunities to effectively manage the challenges of developing our oil and gas resources and related environmental and social responsibility. We have also implemented development programs that are designed to facilitate learning and collaboration regarding leadership capabilities at all levels.

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Commitment to Community

Giving back to the communities where our employees live and in which we operate is part of our identity. We strongly believe these investments of time, money and compassion allow our employees to both experience and demonstrate the core values of our company. We sponsor improvements in public education, participate in, and support, many community and national organizations and actively promote local groups who focus on the underserved and underprivileged. Below are a few examples of investments of time and money that we made in our communities during 2021:

•	Obtained the Texas by Nature Dark Skies Initiative certification;
•	Planted 100 trees in Midland public parks in underserved areas with irrigation for long-term support;
•	Continued virtual reading sessions with students with employee volunteers;
•	Hosted a Summer STEM camp at corporate offices for disadvantaged middle students;
•	Provided funding to several summer reading programs in Midland that specialize in helping disadvantaged children for the second consecutive year;
•	Contributed to the creation of the first bicycle recreation park in Midland, Harris Field;
•	Donated back to school kits and winter coats for every student at an Oklahoma City Elementary School;
•	Sponsored the instruction of approximately 400 Midland Independent School District students on Pre-SAT prep;
•	Hosted 3rd annual First Responders Appreciation Luncheon for hundreds of first responders;
•	Received the Governor’s Corporate Volunteering Champion Award from the Texas One Star Foundation;
•	Committed to donate $500,000 to Midland Senior Life (Meals on Wheels) for the construction of a new meal preparation/distribution building; and
•	Committed to donate $2,500,000 to the Quality of Place Conservancy for a significant redesign of Hogan Park in Midland.

Political Contributions and Activities

We are committed to transparency about the Company’s public policy advocacy efforts, political contributions and related activities. The safety, sustainability and corporate responsibility committee is responsible for reviewing and discussing with Company management our public policy advocacy efforts, and annually reviews the activities of our political action committees and all political contributions made with corporate funds.

We published our first annual 2020 Corporate Political Contribution Disclosure Report in 2021. In 2021, the Center for Political Accountability assessed our political contribution disclosures for its annual CPA-Zicklin Index of Corporate Political Disclosure and Accountability and designated the Company a first-tier score of 84%. Also, we were recognized as one of the most improved companies for political contribution disclosures in 2021. The Company updates the Corporate Political Contribution Disclosure Report annually, and we encourage you to review our 2021 report and our Policy Governing Corporate Political Contributions, which are both available on our website under the “Investors—Corporate Governance” caption.

Moving Forward

We are proud of what we have been able to accomplish as a company and believe our achievements show a serious and growing commitment, demonstrating responsiveness to our evolving corporate responsibility. We are firmly resolved to live our core values of leadership, integrity, excellence, people and teamwork, and we will continue to strive for continuous improvement in the years ahead. As we enhance our corporate responsibility efforts and increase stockholder value, we look forward to providing periodic updates in future reports that detail both our challenges and successes.

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Highlights of our accomplishments with respect to ESG matters are below.

ENVIRONMENTAL
Emissions
•

Engaged multiple third-party consultants to analyze and perform direct measurements of vent gasses on our petroleum storage tank emission-control systems and proactively identify, report and repair failures.

•

Continue to invest in and implement upgraded equipment and new, low impact technology, including compressed instrument air systems, and combustion equipment designed to have the highest burn efficiency possible under normal operations.

•

Continue our commitment to engineering and equipment designs that keep our gas in sealed, recoverable vessels to reduce the amount of gas that flashes in tanks.

•

Over 50% of our production is currently covered by continuous emissions monitoring devices.

Water Management
•

Significantly increased use of recycled water in our production operations.

•

Continued to enhance our tank battery design to include more efficient control technologies, including installing free water knockouts in place of gun barrels on all new tank battery locations.

Spills and Spill Management
•

Continue focus on low spill rate, reducing total fluid spill rate per 1,000 Bbl produced fluids, achieving spill rate of below industry average.

•

Installed high-liquid-level alarms on all storage tanks as well as high-level “well-kill” systems.

•

Investing in variable frequency drives to maintain pipeline operating pressures.

Climate Change
•

Committed to understanding the potential impact of growing alternative energy sources and the transition to a lower-carbon economy on our oil and gas portfolio and seek to factor changing conditions into our strategic plans, primarily through scenario planning to assess portfolio resilience over the long-term.

•

Implemented our “Net Zero Now” initiative under which, effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions.

•

Purchased carbon credits to offset the remaining emissions to the extent our GHG and methane intensity reduction targets do not eliminate our carbon footprint.

•

Continue to search for innovative ways to implement cost-effective, appropriate steps to monitor, measure and reduce our energy use, waste and emissions.

SAFETY
•

We currently have full-time, field-dedicated coordinators within our Health, Safety and Environmental (HSE) organization to monitor facilities and help prevent potential issues.

•

We have implemented a new cloud-based application that allows our employees to identify and immediately report incidents, potential hazards and near misses using a mobile device.

•

We have an active safety, sustainability and corporate responsibility committee of our board of directors that oversees our policies on ESG matters and the quality of our procedures for identifying, assessing, monitoring and managing the principal environmental, health, safety and social risks in our business and provides leadership with respect to best practices in the areas of environmental, sustainability and corporate and social responsibility.

•

Took responsible safety actions to protect health and well-being of our employees in response to the COVID-19 pandemic.

COMMUNITY	• Commitment to donate $2,500,000 to the Quality of Place Conservancy for a significant redesign of Hogan Park in Midland.

Our 2021 Corporate Sustainability Report can be found on our website under the “About—Sustainability” caption.

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AUDIT COMMITTEE REPORT

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.diamondbackenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2021.

Review with Management and Independent Registered Public Accounting Firm

The audit committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2021.

Controls and Procedures

The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures. The audit committee also reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm

The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the Board of Directors

Based on its review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

THE AUDIT COMMITTEE

Mark L. Plaumann, Chairperson
Michael P. Cross
David L. Houston
Stephanie K. Mains
Melanie M. Trent

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EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our executive officers as of April 14, 2022.

Name	Age	Position
Travis D. Stice	60	Chairman of the Board, Chief Executive Officer and Director
Kaes Van’t Hof	35	President and Chief Financial Officer
Teresa L. Dick	52	Executive Vice President, Chief Accounting Officer and Assistant Secretary
Thomas F. Hawkins	68	Executive Vice President—Special Projects
Jennifer Soliman	52	Executive Vice President and Chief Human Resources Officer
Daniel N. Wesson	38	Executive Vice President and Chief Operating Officer
Matt Zmigrosky	43	Executive Vice President, General Counsel and Secretary

Biographical information for Mr. Stice is set forth in this proxy statement under the heading “Director Nominations—About Director Nominees.”

KAES VAN’T HOF. Mr. Van’t Hof has served as our President and Chief Financial Officer since February 2022. Prior to his current position with us, he served as our Chief Financial Officer and Executive Vice President of Business Development from March 2019 to February 2022, as Senior Vice President of Strategy and Corporate Development from January 2017 to February 2019 and as our Vice President of Strategy and Corporate Development since joining us in July 2016. Mr. Van’t Hof has served as President and director of the general partner of Viper since March 2017 and as President and director of the general partner of Rattler since July 2018. Before joining Diamondback, Viper and Rattler, Mr. Van’t Hof served as Chief Executive Officer for Bison Drilling and Field Services from September 2012 to June 2016. From August 2011 to August 2012, Mr. Van’t Hof was an analyst for Wexford Capital responsible for developing operating models and business plans, including for our initial public offering, and before that worked for the Investment Banking - Financial Institutions Group of Citigroup Global Markets, Inc. from February 2010 to July 2011. Mr. Van’t Hof was a professional tennis player from May 2008 to January 2010. Mr. Van’t Hof received a Bachelor of Science in Accounting and Business Administration from the University of Southern California.

TERESA L. DICK. Ms. Dick has served as our Executive Vice President and Chief Accounting Officer since March 2019. Ms. Dick served as our Executive Vice President and Chief Financial Officer from February 2017 to February 2019, as our Assistant Secretary since October 2012, as our Chief Financial Officer and Senior Vice President from November 2009 to February 2017 and as our Corporate Controller from November 2007 until November 2009. Ms. Dick has served as Chief Financial Officer, Executive Vice President and Assistant Secretary of the general partner of Viper since February 2017 and served as its Chief Financial Officer, Senior Vice President and Assistant Secretary from February 2014 to February 2017. Ms. Dick has also served as Chief Financial Officer, Executive Vice President and Assistant Secretary of the general partner of Rattler since July 2018. From June 2006 to November 2007, Ms. Dick held a key management position as the Controller/Tax Director at Hiland Partners, a publicly-traded midstream energy master limited partnership. Since March 2021, Ms. Dick has served as a director of The Bank7 Corp. (Nasdaq: BSVN) and is a member of the Audit and Nominating and Corporate Governance Committees. Ms. Dick has over 25 years of accounting experience, including over eight years of public company experience in both audit and tax areas. Ms. Dick received her Bachelor of Business Administration degree in Accounting from the University of Northern Colorado. Ms. Dick is a certified public accountant and a member of the American Institute of CPAs and the Council of Petroleum Accountants Societies.

THOMAS F. HAWKINS. Mr. Hawkins has served as our Executive Vice President—Special Projects since February 2022. Prior to his current position with us, Mr. Hawkins served as our Executive Vice President—Land from February 2019 to February 2022 and as Senior Vice President—Land from March 2017 until March 2019. Mr. Hawkins has also served as Executive Vice President—Land of the general partner of Viper since March 2019 and served as its Senior Vice President—Land from March 2017 to March 2019. Prior to his employment with us, Mr. Hawkins was an independent Consultant for Land Activities from July 2016 to February 2017. Mr. Hawkins has over 38 years of experience in the oil and gas industry. Mr. Hawkins spent seven years with Oasis Petroleum, Inc., an active oil and gas company in the Williston Basin, as its Senior Vice President of Land (or in similar capacities) from March 2009 until June 2016, retiring from that position. Prior to his tenure at Oasis Petroleum, Inc., Mr. Hawkins spent 31 years at ConocoPhillips and Burlington Resources (which ConocoPhillips acquired in 2006) in various operations and managerial positions in Land, Marketing, Planning and the Corporate Acquisitions and Divestitures group, retiring in February 2009. While at ConocoPhillips (Burlington Resources), Mr. Hawkins has worked in several major regions in the continental United States, including the San Juan Basin, the Williston Basin and the Austin Chalk/Wilcox Trends in South Texas. Mr. Hawkins holds a Bachelor of Business Administration degree in Finance from the University of Texas at El Paso.

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JENNIFER SOLIMAN. Ms. Soliman has served as our Executive Vice President and Chief Human Resources Officer since March 2019. Prior to her current position with us, Ms. Soliman served as our Senior Vice President and Chief Human Resources Officer from January 2018 until March 2019. Prior to joining us, Ms. Soliman served as Senior Vice President and Chief Human Resources Officer at Sunnova Energy Corporation from December 2015 to January 2018, and prior to that, served in various human resources leadership roles at Freedom Oil & Gas Ltd. (formerly, Maverick Drilling & Exploration Ltd.), Woodside USA and BP America, each an oil and gas company, and Koch Industries, Inc., a diversified industrial, including chemicals and refining. Ms. Soliman serves on the board of Jones Partners at the Rice Business School and previously served as a member of the United States Air Force Reserves. Ms. Soliman holds a Bachelor of Arts degree in Organizational Behavior from Rollins College and a Master of Business Administration degree from Rice University.

DANIEL N. WESSON. Mr. Wesson has served as our Executive Vice President and Chief Operating Officer since February 2022. Prior to his current position with us, Mr. Wesson served as our Executive Vice President of Operations from March 2020 to February 2022, and as Senior Vice President of Operations from February 2019 until March 2020. Mr. Wesson served as our Vice President of Operations from April 2017 to February 2019 and as our Completions Manager from January 2013 to April 2017. He joined us as an Operations Engineer in February 2012. Prior to joining us, Mr. Wesson served in various operations and engineering roles for BOPCO L.P. from 2010 to 2012 and ConocoPhillips from 2007 to 2010. Mr. Wesson received his Bachelor of Science degree in Mechanical Engineering from Louisiana State University and is a member of the Permian Basin Society of Petroleum Engineers.

MATT ZMIGROSKY. Mr. Zmigrosky has served as our Executive Vice President, General Counsel and Secretary since February 2019. Since February 2019, Mr. Zmigrosky has also served as Executive Vice President, General Counsel and Secretary of the general partners of each of Viper and Rattler. Before joining us and the general partners of Viper and Rattler, Mr. Zmigrosky was in the private practice of law, most recently as a partner in the corporate section of Akin Gump Strauss Hauer & Feld LLP from October 2012 to February 2019, where he worked extensively with Diamondback and its subsidiaries. Mr. Zmigrosky holds a Bachelor of Science in Management degree in finance from Tulane University and a Juris Doctorate degree from Southern Methodist University Dedman School of Law.

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COMPENSATION DISCUSSION AND ANALYSIS

— EXECUTIVE SUMMARY

This compensation discussion and analysis identifies Diamondback’s named executive officers (NEOs) for 2021, describes the Company’s executive compensation program, including the objectives and rationale for each element of compensation, and presents the compensation outcomes for our NEOs relative to our 2021 performance.

Named Executive Officers

For 2021, our NEOs were:

(1)	In addition to his ongoing role as our Chief Executive Officer, Mr. Stice assumed the role of Chairman of the Board effective February 21, 2022.
(2)	In addition to his ongoing role as our Chief Financial Officer, Mr. Van’t Hof was promoted to the role of President effective February 21, 2022.
(3)	Mr. Pantermuehl retired from the Company effective December 31, 2021.

Biographical information for each of our NEOs currently serving as our executive officers and other key executives of Diamondback can be found on page 39.

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2021 and Q1 2022 Operational and Financial Performance Highlights and Key Strategic Transactions

In 2020, Diamondback adapted its operations significantly to protect long-term stockholder value. The Company’s sharpened focus in 2020 on execution and protecting its balance sheet and cash flow positioned the Company to thrive as the industry began exiting the bottom of the cycle. In 2021, Diamondback continued to operate in a manner consistent with its belief that long-term stockholder value in our industry is created through consistent execution at the lowest cost structure. Despite continued challenges throughout 2021, including the ongoing COVID-19 global pandemic, navigating Winter Storm Uri, and inflationary pressures, Diamondback remained firmly committed to its strategy of capital discipline and efficient, low-cost execution. As commodity prices improved throughout 2021, Diamondback was uniquely positioned in September 2021 to accelerate its capital return program and authorize an up to $2.0 billion share repurchase program and commit to returning at least 50% of Diamondback’s Free Cash Flow to stockholders beginning in the fourth quarter of 2021. The fourth quarter of 2021 topped off a record year for the Company, and we remain well positioned to maintain our capital efficiency and low-cost execution focus through the cycle.

STOCKHOLDER INITIATIVES	•	In September 2021, announced plans to return at least 50% of Diamondback’s Free Cash Flow (as defined and reconciled on Schedule A to this proxy statement) to stockholders beginning in the fourth quarter of 2021
	•	Initiated a Board approved share repurchase program of up to $2.0 billion
	•	Increased fourth quarter 2021 common stock dividend to $0.60 per share, a 50% increase year over year on an annualized basis
	•	Repurchased over $430 million of its common stock, reducing its share count by approximately 2.0% since initiating its stock repurchase program in September 2021
	•	Returned 67% of Free Cash Flow in Q4 2021 through a combination of share repurchases and the Q4 2021 dividend
ESG COMMITMENT	•	Released our fourth annual Corporate Sustainability Report in September 2021, which included an assessment of our current portfolio in various low carbon scenarios as outlined by the International Energy Agency
	•	Completed CDP’s water security and climate change questionnaires
	•	Increased the weighting of the environmental and safety performance metrics in the 2021 short-term annual incentive compensation plan from 15% to 20%
	•	Adopted a Policy Governing Corporate Political Contributions and publicly disclosed Diamondback’s 2021 corporate political contribution activity
	•	Adopted a clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation in the event of certain restatements
	•	Announced initiatives to reduce Scope 1 GHG intensity by at least 50% from 2019 levels by 2024 and reduce methane intensity by at least 70% from 2019 levels by 2024
	•	Announced “Net Zero Now” strategy under which, as of January 1, 2021, every hydrocarbon produced by Diamondback is anticipated to be produced with zero net Scope 1 GHG emissions
	•	Announced long-term goals to end routine flaring (as defined by the World Bank) by 2025 and long-term targets to source over 65% of our water used for drilling and completion operations from recycled sources by 2025
	•	Flared 1.00% (1.45% including QEP Permian assets acquired in the QEP merger) of gross natural production for the full year 2021, down 49% (26% including QEP Permian assets) from 2020
FINANCIAL STRENGTH	•	Generated full year 2021 net cash provided by operating activities of $3.94 billion and Free Cash Flow (as defined and reconciled on Schedule A to this proxy statement) of $2.42 billion
	•	Upgraded by Moody’s Investors Service in November 2021 and now maintain investment grade credit ratings from all three major ratings agencies
	•	At year-end 2021, achieved 20% reduction in consolidated net debt versus first quarter 2021
	•	Following our March 2022 debt offering and note redemptions discussed below, have no material debt maturities until 2026
PORTFOLIO STRENGTH	•	Increased our total proved reserves by 36%, with such reserves consisting of approximately 52% oil
	•	Increased our proved developed producing reserves by 47%, with such reserves representing approximately 67% of our total proved reserves

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PORTFOLIO MANAGEMENT	•	In March 2021, completed the acquisition of QEP in an all-stock merger and the acquisition of leasehold interests and related assets of Guidon. These acquisitions added material Tier-1 Midland Basin inventory to our acreage portfolio, increasing our net acreage in the Northern Midland Basin by over 81,500 net acres
	•	In March 2021, completed the issuance of 0.900% senior notes due 2023, 3.125% senior notes due 2031 and 4.400% senior notes due 2051 in the aggregate principal amount of $2.2 billion, and used proceeds from the offering to complete tender offers for (i) approximately 97% of QEP’s senior notes that remained outstanding following the closing of the QEP merger discussed above and 46% of Diamondback’s outstanding 5.375% senior notes due 2025, with the remaining 54% of these notes redeemed by us in August 2021 with cash on hand and borrowings under our revolving credit facility
	•	In May 2021, signed a definitive agreement to divest the Williston Basin assets acquired in the QEP merger, which subsequently closed in October 2021 and resulted in net cash proceeds of $586 million
	•	In June 2021, used internally generated cash flow and proceeds from non-core asset sales to redeem $191 million of 4.625% senior notes due 2021
	•	In October 2021, used internally generated cash flow and proceeds from the Williston Basin asset divestiture discussed above to redeem $650 million of 0.900% senior notes due 2023
	•	In December 2021, completed the sale of certain water midstream assets with a carrying value of approximately $160 million to Rattler in exchange for cash proceeds of approximately $160 million, subject to post-closing adjustments
	•	In March 2022, completed the issuance of $750 million of 4.250% senior notes due 2052, and used the proceeds from the offering and internally generated cash flow to redeem all of Diamondback’s outstanding 4.750% senior notes due 2025 and 2.875% senior notes due 2024 in the aggregate principal amount of $1.5 billion

Summary of Key Compensation Actions Related to 2021 Compensation

Actions Taken in February 2021

MAINTAINED FLAT TARGET CASH COMPENSATION AND REDUCED TARGETED VALUE OF LONG-TERM INCENTIVE AWARDS

Despite the Company’s resilience through 2020, considering continued uncertainty in the industry in early 2021, the Company’s overall performance in 2020 and the compensation committee’s evaluation of market data with input from representatives at Meridian Compensation Partners, LLC (Meridian), the compensation committee took the following actions in February 2021:

•	Held all base salaries flat in 2021 for our NEOs versus 2020. Maintained Mr. Stice’s base salary at current level for the second consecutive year. For more information, see “Executive Compensation Program Elements—Base Salary” beginning on page 51.
•	Held all annual incentive award targets flat in 2021 for our NEOs versus 2020. For more information, see “Executive Compensation Program Elements—Performance-Based Annual Incentive Bonus” beginning on page 51.
•	Reduced Mr. Stice’s targeted value of his total LTI compensation award by 20% from 2020 and reduced the targeted value of the total LTI compensation award for each of the other NEOs by 10% from 2020. For more information regarding the Company’s 2021 LTI awards, see “Executive Compensation Program Elements—Long-Term Equity Incentive Compensation” beginning on page 54.

ENHANCED ANNUAL INCENTIVE PLAN STRUCTURE AND LONG-TERM INCENTIVE PLAN STRUCTURE

Representatives of the Company’s compensation committee and certain executive officers conducted a comprehensive engagement with 17 of our largest stockholders representing, at the time, 51% of our outstanding common stock in response to the Company’s 2020 say on pay results. In February 2021, the compensation committee made the following changes to the Company’s annual incentive plan and long-term incentive plan in response to the feedback received during those stockholder discussions:

•	Added a free cash flow per share performance metric to annual incentive plan scorecard with a 20% weighting;
•	Maintained a return on average capital employed metric in annual incentive plan scorecard with a 20% weighting;
•	Increased the weighting of the environmental and safety performance metrics in the annual incentive plan scorecard from 15% to 20%;
•	Reduced the aggregate weighting of costs and capital efficiency performance metrics in the annual incentive plan scorecard to 40% from 65% in 2020, while increasing the aggregate weighting of financial metrics and environmental and safety metrics to 60% from 35% in 2020;
•	Added the S&P 500 Index and SPDR S&P Oil and Gas E&P ETF Index to the Company’s TSR performance peer group; and
•	Maintained Absolute TSR Modifier that reduces payouts if absolute TSR performance is negative and has a multiplier if absolute TSR performance for the performance period is greater than 15%.

For more information, see “Executive Compensation Program Elements—Performance-Based Annual Incentive Bonus” beginning on page 51 and “Executive Compensation Program Elements—Long-Term Equity Incentive Compensation” beginning on page 54.

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Actions Taken in February 2022

ACHIEVED ANNUAL INCENTIVE METRICS

The compensation committee certified the achievement of the short-term annual incentive plan performance metrics for 2021 and related payouts to the NEOs and other participating executives at 187% of target. The Company’s performance under the short-term annual incentive plan is discussed under “Executive Compensation Program Elements—Performance-Based Annual Incentive Bonus” beginning on page 51.

ACHIEVED LONG-TERM INCENTIVE METRICS

The compensation committee certified the vesting of the 2019 performance-based long-term equity awards at 100% of targeted payout based on the Company’s relative TSR performance at the 50th percentile of the TSR performance peer group for the three-year period ended December 31, 2021. For more information regarding the Company’s TSR performance for the applicable performance period, see “Executive Compensation Program Elements—Vesting of 2019 Performance-Based Awards” beginning on page 56.

Stockholder Outreach and 2021 “Say-On-Pay” Advisory Vote

The compensation committee carefully reviews our executive pay programs and focuses on emphasizing pay for performance in making annual compensation decisions. The compensation committee values the insight we receive from our stockholder outreach and from our annual say-on-pay advisory vote on executive compensation. Following the Company’s 2020 annual meeting of stockholders, representatives of the compensation committee and certain executive officers conducted a comprehensive engagement with stockholders representing, at the time, 51% of our outstanding common stock in response to the Company’s 2020 say on pay results, and the compensation committee incorporated significant stockholder feedback when designing the Company’s 2021 executive compensation program. In 2021, approximately 96% of votes cast by our stockholders were in favor of our say-on-pay proposal. Although this vote demonstrates substantial support of our executive compensation programs, representatives of our board and management team continued to undertake stockholder engagement efforts to, among other things, solicit stockholder input on our executive compensation structure and ensure ongoing stockholder support of our executive compensation programs. During 2021, we solicited feedback on our executive compensation programs, ESG matters and other important corporate governance issues. For a discussion of our stockholder engagement and actions that we have taken in response to stockholder feedback, see “Corporate Governance Matters—Stockholder Engagement” on page 30.

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— HIGHLIGHTS OF EXECUTIVE COMPENSATION BEST PRACTICES

The following highlights our commitment to the best compensation practices.

WHAT WE DO	WHAT WE DON’T DO
We provide pay for performance - The majority of our executive officers’ compensation is long-term, “at risk” and is paid only if the Company achieves certain performance objectives, which are designed to increase the value of our stock.	No hedging of Company securities, including by entering into publicly traded options, puts, calls and short sales, by executive officers or directors.
All of our performance-based equity awards granted since 2018 vest over a three-year performance period, subject to achieving a specified total stockholder return measured against our TSR performance peer group and satisfaction of continuous service requirements.	No pledging of our common stock as collateral for a loan or holding of our common stock in margin accounts by our directors and executive officers, except in certain limited circumstances upon obtaining prior approval from a compliance officer.
All Diamondback equity awards granted in 2020 and thereafter contain double-trigger change of control provisions.	No tax gross-ups for executive officers.
We require substantial stock ownership for our non-employee directors and executive officers and they must maintain their applicable stock ownership levels for as long as they serve on our board or are employed by us.	No repricing of underwater stock options or stock appreciation rights.
We devote significant time to analyzing and preparing for executive succession and related retention matters.	No severance compensation unless departing executive officers agree not to compete with us for a specified period of time after the end of their employment.
We hold annual advisory “say-on-pay” votes.	No performance metrics that would encourage excessive risk taking by our executive officers.
We engage in active stockholder outreach with respect to executive compensation, corporate governance and other ESG matters.	No significant perquisites to our executive officers.
Each member of our compensation committee meets the independence requirements under SEC rules and Nasdaq listing standards.	No pension or supplemental retirement benefits to our executive officers (other than under our broad-based 401(k) plan).
We use external, independent compensation consultants who are retained by, and report directly to, the compensation committee to assist the Company with, among other things, conducting competitive benchmarking to align the Company’s compensation program with prevailing market practices.	No employment agreements with our NEOs and other executive officers. All of such prior employment agreements (to the extent applicable) were replaced by the executive severance plan in February 2020 to provide a uniform framework for compensation and severance benefits that are consistent with market practices.
We adopted a standalone clawback policy that provides for the recoupment and/or forfeiture of certain executive officer incentive compensation in the event of financial errors that result in a restatement of financial statements, in addition to the “clawback” provisions of our 2021 Amended and Restated Equity Incentive Plan.
We utilize a balanced approach to compensation, which combines performance and time-based, short-term and long-term, and cash and equity compensation components.
We benchmark executive compensation against our industry peers.

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— EXECUTIVE COMPENSATION POLICY AND OBJECTIVES

Executive Compensation Objectives

Our executive compensation philosophy is guided by several key principles described below:

Our Goals	•	Our goals are to attract, retain, and motivate our executive team and our organization to deliver results against our short-term and long-term objectives in a principled way, with prudent risk-taking, and alignment with our stockholders.
Pay for Performance	•	A majority of total compensation to our executive officers is at-risk performance-based compensation, including both long-term performance-based equity awards and short-term performance-based cash incentive awards.
	•	Our long-term equity awards include performance-based awards based on relative TSR, as modified by an absolute TSR modifier. In 2021, the compensation committee revised the TSR performance peer group to include the S&P 500 and XOP Index to account for performance against the broader market.
	•	Annual cash incentive awards are based on rigorous operational, financial and environmental and safety performance metrics that are entirely quantitative and do not provide for the exercise of discretion by the compensation committee to increase the award payout. In 2021, the compensation committee increased focus on financial metrics (e.g., free cash flow per share and return on average capital employed) and environmental and safety metrics in response to stockholder feedback.
	•	Our compensation structure motivates executives and our employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives, and progress towards our long-term strategic goals.
Alignment with Stockholder Interests	•	We provide a majority of the total compensation to our executive officers in Company equity, thus ensuring alignment of interests between our executives and our stockholders, and driving alignment of goals, efforts, and results throughout the organization.
Market-Based Competitive Compensation that Attracts, Motivates and Retains Talent	•	Our compensation programs are competitive, with compensation and incentive levels that are relevant to the market and our industry, which enhances our ability to attract, motivate and retain knowledgeable and experienced senior management talent necessary to manage our complex organization and responsibly deliver energy to the marketplace.
Risk Management Principles	•	Our compensation committee consists entirely of independent directors who engage external, independent compensation consultants to assist in constructing an executive compensation program that aligns with good governance practices and prevailing market trends.

The Role of the Compensation Committee

Our compensation committee oversees and approves our executive compensation program and establishes our overall compensation philosophy and strategy. The compensation committee, with the assistance of its external, independent compensation consultant, determines the mix of compensation, both among short-term and long-term components and cash and equity components, to establish compensation that it believes is appropriate for each of our NEOs. Representatives of the compensation committee also participate in the Company’s stockholder engagement efforts to, among other things, solicit stockholder input on our executive compensation structure and ensure ongoing stockholder support of our executive compensation programs. In making compensation decisions with respect to each element of compensation, the compensation committee considers numerous factors, including:

•	aligning the compensation of our executives with the performance of the Company on both a short-term and long-term basis;
•	achievement of individual and Company performance goals and other expectations relating to the executive’s position;
•	a comparison of the individual to other executives within the Company having similar levels of expertise and experience;
•	the individual’s role with us and the compensation paid to similar executives at comparable companies;
•	the individual’s particular background and circumstances, including training and prior relevant work experience and unique industry skills;
•	the demand for individuals with the individual’s specific expertise and experience;
•	succession planning and retention considerations; and
•	recommendation from our CEO (but not with respect to his own compensation).

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The compensation committee seeks to design a total compensation package for our NEOs that drives performance, rewards contributions in support of our business strategies and attracts, motivates and retains high quality talent with the skills and competencies our industry requires. The compensation committee seeks to balance these goals by designing our compensation policies and programs to encourage and reward prudent business judgment over the long-term by offering both time-based and performance-based long-term incentive (LTI) awards, setting meaningful performance criteria and targets for incentive compensation, and offering competitive base salaries. The compensation committee believes that this combination should avoid encouraging executives and management-level employees to engage in excessive risk-taking, while at the same time promoting performance and retention.

The Role of Management

Each year, our Chief Executive Officer evaluates executive and Company performance for the prior year and recommends to the compensation committee the annual base salaries, annual incentive compensation plan target award percentages and long-term incentive awards under the Equity Incentive Plan for the executive officers, including the NEOs, other than himself. The Company’s Chief Human Resources Officer also assists the compensation committee and its independent compensation consultant in gathering the information needed for their respective reviews of the Company’s executive compensation program. While the compensation committee considers our Chief Executive Officer’s evaluation of the other executive officers and his recommendations as to their compensation, the compensation committee ultimately determines the compensation of each NEO.

The compensation committee evaluates, in his absence, our Chief Executive Officer’s performance and compensation based on his leadership role, his individual performance and the Company’s performance measured against the metrics described in this compensation discussion and analysis, and his total compensation package is ultimately determined by the compensation committee.

The Role of the Compensation Consultant

Our compensation committee annually retains, at the Company’s expense, an external, independent compensation consultant to assist with executive and non-employee director compensation matters. In connection with its evaluation of executive compensation for 2021, the compensation committee retained Meridian, as its independent compensation consultant.

The compensation committee reviewed the independence of Meridian during the applicable engagement period and determined that there were no conflicts of interest as a result of the compensation committee’s engagement of such consultant. The compensation committee continues to evaluate the independence of its compensation consultant on an ongoing basis.

The compensation committee has sole authority to hire and terminate its independent compensation consultant, and the independent compensation consultant reports only to the compensation committee. From time to time, Meridian contacts the Company’s executive officers for information necessary to fulfill its assignment and prepares reports for and on behalf of the compensation committee that certain executive officers also receive.

— COMPETITIVE BENCHMARKING

Role of Benchmarking in Determining Executive Compensation for 2021

In general, the compensation committee uses competitive market compensation data provided by Meridian and discussions with the Chief Executive Officer to inform its decisions about overall compensation opportunities and specific compensation elements. The compensation committee considers these compensation elements and total compensation benchmarks of peer companies and the broader U.S. market. Next, the compensation committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company and individual performance, scope of responsibility, critical needs, skill sets, leadership potential, and succession planning.

Further, in considering changes to the 2021 executive compensation packages, the compensation committee evaluated, among other things, aspects of executive compensation in general, market data and competitive analysis provided by Meridian, the Company’s 2020 and multi-year performance, our executives’ individual contributions to such performance, compensation alignment with future performance and stockholder value creation, performance-qualified equity awards, retention considerations, market alternatives for our executives, input obtained from our stockholder outreach efforts and, with respect to our NEOs other than our Chief Executive Officer, our Chief Executive Officer’s recommendations. Our Chief Executive Officer provided recommendations to the compensation committee related to such other executive officers’ annual base salaries for 2021, annual incentive compensation plan target award percentages and long-term incentive awards under the Equity Incentive Plan. The compensation committee also evaluated, in his absence, our Chief Executive Officer’s individual performance and compensation.

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Our 2021 Benchmarking Compensation Peer Group

In structuring our compensation policies and programs, the compensation committee considers the compensation practices of peer companies consisting of independent oil and gas E&P companies and may also review compensation data from the oil and natural gas industry, any relevant compensation surveys and guidance from the compensation consultant. The compensation committee considers and may make changes to the companies included in our compensation peer group, primarily based on industry segment, and measures of size such as enterprise value, market capitalization, assets and revenues, after discussing such considerations with management and the compensation consultant. Following discussions with Meridian and review of pertinent financial information, the compensation committee removed Noble Energy, Inc. from its compensation peer group following the acquisition of Noble Energy, Inc. by Chevron Corporation, but otherwise maintained the same compensation peer group from 2020.

In its review of the compensation peer group for 2021, the compensation committee considered pertinent financial measures for each company, including enterprise value and market capitalization as of December 2020 and assets and revenue as of the quarter ended September 30, 2020, as shown (in millions) in the table below:

	Enterprise Value	Market Capitalization	Assets	Revenue
Peer Group 50th Percentile	$13,017	$5,027	$13,802	$3,934
Diamondback Energy, Inc.	$13,180	$6,295	$18,760	$2,992

The benchmarking compensation peer group used in Meridian’s study, which served as reference for making compensation decisions for 2021, consisted of the following 12 companies.

APA Corporation	Hess Corporation
Cimarex Energy Co. (Now Coterra Energy Inc.)	Marathon Oil Corporation
Concho Resources Inc.*	Ovintiv Inc.
Continental Resources, Inc.	Parsley Energy, Inc.*
Devon Energy Corporation	Pioneer Natural Resources Company
EOG Resources, Inc.	WPX Energy, Inc.*

*	These companies were removed from the Company’s TSR performance peer group because the respective acquisition of each company closed prior to the date on which long-term incentive compensation awards were made to NEOs in March 2021.

Meridian provided competitive data for similarly situated executives at these compensation peer group companies, focusing on salary, annual incentive opportunity and LTI opportunity, and analyzing how these elements of compensation compare to the elements of compensation afforded to our executive officers, including the NEOs.

In addition to reviewing peer compensation information and advice provided by Meridian in connection with establishing 2021 executive compensation, the compensation committee also analyzed compensation information compiled by Meridian for 29 industrial and manufacturing companies with financial measures, including enterprise value, market capitalization and revenues, comparable to Diamondback.

As described above, the compensation committee utilizes a similar peer group to assess our relative TSR performance in the performance-based restricted stock unit awards granted to our NEOs, which generally includes broader indexes and removes any companies that are acquired prior to the granting of performance awards.

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— 2021 COMPENSATION PROGRAM DESIGN AND STRUCTURE

During 2021, the Company’s executive compensation program consisted of four primary components including both fixed and variable, at-risk elements, as shown below.

	Direct Compensation Element	Form of Compensation	Purposes and Alignment with Long-Term Stockholder Interests
FIXED	Base Salary	Cash
•

Provide a fixed level of compensation for performing applicable executive functions

•

Based on level of responsibility, experience, individual performance, industry and market criteria and competition for talent

VARIABLE, AT RISK	Performance-Based Annual Short-Term Incentive	Cash
•

Reward short-term financial and operational performance over a one-year performance period

•

Based on pre-established performance metrics and goals with minimum thresholds that must be met (and with payout caps).

•

Performance measured against rigorous operational, financial and environmental and safety performance metrics that are entirely quantitative and do not provide for the exercise of discretion by the compensation committee to increase the award payout

	Performance-Based Restricted Stock Unit Award of LTI opportunity	Equity—PSUs with a three-year performance period
•

Align interests of our executives with our stock performance and long-term interests of our stockholders

•

Based on (i) attainment of specific performance goals established by the compensation committee, (ii) our TSR, both (A) relative to our TSR performance peer group during the performance period (which now includes the S&P 500 and XOP Index to account for performance against the broader market) and (B) on an absolute basis, which may result in an adjustment up or down depending on performance and (iii) continuous service requirements

	Time-Based Restricted Stock Unit Award of LTI opportunity	Equity (RSUs)
•

Provide a retention incentive, facilitate stock ownership and align our executives’ interest with long-term stockholder interests

•

Vest in three approximately equal annual installments, with the first installment vesting on the date of grant and the remaining installments vesting in March of each subsequent year, assuming continuous service

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— EXECUTIVE COMPENSATION PROGRAM ELEMENTS

Our compensation committee determines the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish total compensation packages that it believes are appropriate for each of our NEOs. While emphasizing pay for performance, the compensation committee believes that the mix of base salary, annual incentive bonus awards based on pre-established financial and operational performance targets, performance-weighted equity awards, time-based equity awards, and the other benefits that are available to our NEOs will accomplish our overall compensation objectives. We believe that these elements of compensation create competitive and compelling compensation opportunities.

2021 CEO PAY MIX(1)	AVERAGE NAMED EXECUTIVE OFFICER 2021 PAY MIX(1)

(1)	These pay mix charts exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Tables set forth on page 65.”

Below is an illustration that compares CEO target compensation versus CEO realizable compensation for 2019-2021, in each case calculated as of December 31, 2021. The increase to realizable compensation for 2020 and 2021 results primarily from an increase in the realizable value of performance-based equity awards due to the Company’s significant outperformance in 2021 during which the Company’s common stock was the 8th highest performing stock in the S&P 500 with a 127.5% return on stockholder investment. This correlation further exhibits the compensation committee’s commitment to designing an executive compensation program that is intended to align pay with performance.

CEO TARGET VS REALIZABLE COMPENSATION 2019-2021(1)

($ in thousands)

(1)	For purposes of this graph, “target compensation” consists of the annual base salary, target annual incentive bonus opportunity and the grant date fair value of the performance-based and time-based equity awards granted in each year presented.
(2)	For purposes of this graph, “realizable compensation” consists of the annual base salary earned for each year presented, the annual incentive bonus earned for each year presented and, with respect to time-based equity awards, the value of the shares underlying the applicable award (whether or not vested) based on the closing price per share of the Company’s common stock on the applicable date presented. With respect to performance-based equity awards granted in 2019, the value of realizable compensation presented represents the value of the total number of shares granted upon certification of the vesting percentage for such award calculated using the closing price per share of the Company’s common stock on the applicable date presented. With respect to performance-based equity awards granted in 2020 and 2021, the value of realizable compensation presented represents the value of the total number of shares that would have been granted if the performance period for the applicable award ended on December 31, 2021 calculated using the closing price per share of the Company’s common stock on December 31, 2021. The CEO target versus realizable compensation for 2019 excludes a one-time restricted stock unit award granted under the RTLR LTIP. The grant date fair value of this one-time award was $2,195,434, and the realizable value of this award based on the closing price per unit of Rattler’s common units on December 31, 2021 was $1,300,575, or approximately 59% of the grant date fair value of such award.

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Pay for Performance Driven Compensation Structure

As illustrated above, the total direct compensation of our NEOs is heavily weighted towards variable, at-risk compensation that is tied to performance. Our Chief Executive Officer’s pay mix in 2021 was 91% aligned with our stockholders’ interests and our other NEOs’ average pay mix was 90% aligned with our stockholders’ interests. The performance component of our Chief Executive Officer’s and our other NEOs’ pay mix represented 72% and 70%, respectively, of such NEO’s total direct compensation.

The following describes each element of our executive compensation program, which we use to meet our compensation objectives discussed above.

The compensation committee evaluates our NEOs’ base salaries together with other components of their compensation to ensure equitable total compensation in line with our overall compensation philosophy and market practices in our compensation peer group, our industry in general, and considering other general industry benchmarks for executive roles which are not industry specific. In setting our NEOs’ base salaries and incentive targets for 2021, the compensation committee considered, among other factors:

•	the market and compensation peer group data included in the study conducted by Meridian, the compensation committee’s independent compensation consultant for 2021, discussed below;

•	the recommendations of our Chief Executive Officer with respect to the base salaries for other NEOs;

•	the complexity of the individual’s role within the Company;

•	the individuals’ expertise, experience, rarity of skill, and potential for advancement;

•	if the executive was promoted or identified in our succession planning; and

•	individual performance, leadership and contribution toward the Company’s achievement of certain financial and operational metrics discussed in this compensation discussion and analysis.

Base Salary

The compensation committee maintained annual base salaries for 2021 at the same levels as 2020. The compensation committee set the following annual base salaries for our NEOs effective as of March 1, 2021.

Named Executive Officer	2021 Base Salary	2020 Base Salary
Travis D. Stice	$1,250,000	$1,250,000
Kaes Van’t Hof	$520,000	$520,000
Teresa L. Dick	$447,000	$447,000
Russell D. Pantermuehl(1)	$615,000	$615,000
Matt Zmigrosky	$520,000	$520,000

(1)	Mr. Pantermuehl retired from the Company effective December 31, 2021.

Performance-Based Annual Incentive Bonus

2021 PERFORMANCE BONUS

Performance bonuses to our NEOs for 2021 were granted under our Executive Annual Incentive Compensation Plan adopted by the compensation committee in February 2021 (the Annual Incentive Plan). The Annual Incentive Plan is designed to provide an incentive to our executive officers to contribute to the growth, profitability and increased value of the Company. The Annual Incentive Plan is focused on achievement of annual objectives and goals, determined at the beginning of each calendar year. Participants may earn a pre-determined percentage of base salary for the achievement of specified goals (performance targets). The payout opportunity varies for performance above and below the pre-established target performance levels. Performance factors for each award under the Annual Incentive Plan include criteria and objectives determined by the compensation committee used to measure the performance targets during the applicable performance period as a condition to the participant’s receipt of payment with respect to an award. For a more detailed description of the Annual Incentive Plan, see “Other Significant Compensation and Benefit Plans, Policies and Practices—Annual Incentive Plan” beginning on page 60 of this proxy statement.

With respect to each annual performance period, the compensation committee specifies the performance factors and the performance target levels applicable to each award. Performance targets may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the award will be paid as well as a maximum level of performance above which no additional award will be paid.

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Below is a simple illustration of the design of Diamondback’s 2021 Performance Bonus:

For 2021, the compensation committee did not change the NEO’s annual incentive target percentages from 2020.

Since Diamondback went public in 2012, our compensation committee has consistently been proactive in implementing changes to our compensation practices with the intention of incentivizing our management team in ways that translate to stockholder value creation and encourage responsible governance practices. For example, we have not included a production or reserves growth metric in our scorecard for the Annual Incentive Plan after 2014. We added a return on average capital employed metric to our performance factors in the Annual Incentive Plan in 2018 and, in early 2020, the compensation committee took an additional step by adding specific, measurable environmental and safety performance targets to the scorecard for the Annual Incentive Plan.

When constructing the Annual Incentive Plan scorecard for 2021, the compensation committee incorporated significant feedback it received during our comprehensive stockholder engagement efforts in response to our 2020 say-on-pay results. For instance, during stockholder discussions, the Company consistently received feedback that the performance goals under the Annual Incentive Plan should include more metrics focused on financial returns, specifically free cash flow generation. Additionally, the compensation committee received feedback that the weighting of performance goals focused on generation of free cash flow, return on average capital employed and environmental and safety performance targets should be increased, while performance goals related to costs and capital efficiency should be reduced.

In addition to stockholder feedback, the compensation committee also considered other factors when establishing the 2021 performance goals and performance levels under the Annual Incentive Plan, including, among other things, a review of our performance trends over a multi-year period, benchmarking considerations relative to our peers’ performance, our capital budget, business plan and annual guidance, execution challenges ahead, service and commodity markets, capital requirements and the appropriateness and rigorousness of the target, threshold and maximum performance levels for each performance goal.

Taking the foregoing into account, the performance goals and targets listed in the table below were established by the compensation committee in March 2021. The compensation committee set target performance levels that we believe were rigorous based on our historical performance, capital budget, business plan and annual guidance, were competitive with the metrics of the best operators in our compensation peer group in each respective category and were responsive to the calls from our stockholder base. The goals shown below align with how management views our success and how stockholders evaluate our performance, both on a standalone basis and relative to our peers and the broader energy industry.

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In February 2022, the compensation committee reviewed and certified the Company’s performance in relation to the pre-established performance goals and targets for 2021, which are set forth below:

	Performance Levels(1)
Performance Factors	Threshold (50%)	Target (100%)	Maximum (200%)	2021 Weighting	% of Target	2021 % Earned
Capital Budget ($MM) Sum of 2021 cash capital expenditures (“CAPEX”) for operated drilling and completion (“D,C&E”), non-operated properties and capital workovers, operated midstream, infrastructure and environmental, pro forma for the QEP transaction (ties to cash flow statement).					200%	20%
PDP F&D Cost ($ / Boe) Sum of D,C&E well costs for wells brought to production in 2021 divided by the net EUR’s of those wells (as determined by reserve auditor on a 3-stream basis).					200%	40%
Controllable Cash Costs ($ / Boe) Sum of reported cash general and administrative expenses and reported lease operated expenses, divided by total barrels of oil equivalent production (“boe”). Excludes mearger integration and severance costs and ties to income statement.					72%	7%
Return on Average Capital Employed (%) Consolidated earnings before interest and taxes (“EBIT”) for 2021 divided by average total assets less average current liabilities for YE21 and YE20 (ties to balance sheet).					200%	40%
Pre-Dividend Free Cash Flow ($ / Share) Cash flow from operations prior to dividends and excluding working capital changes, less cash CAPEX for operated D,C&E, non-operated properties and capital workovers, midstream and infrastructure and environmental. Excludes acquisitions and equity method investments.					200%	40%
Environmental and Safety(2) Dependent on achieving specific targets for each of the following metrics: flaring, water recycling, GHG emission intensity, produced liquids spills and total recordable incident rate.					200%	40%
				100%		187%

(1)	No payouts are made in respect of a performance goal under the Annual Incentive Plan unless applicable threshold performance level for such performance goal is achieved.
(2)	See the table below for details regarding Environmental and Safety Performance Metrics and Company results.

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ENVIRONMENTAL AND SAFETY METRICS AND PERFORMANCE

E&S Metric	Formula	Performance Target	2021 Results	Commentary
Flaring Intensity	Gross mcf of flared production divided by gross mcf of natural gas production	< 1.00%	1.45%	The Company utilizes the American Exploration and Production Council (“AXPC”) definition to calculate flaring intensity. Excluding assets acquired from QEP and Guidon in early 2021, the Company’s flaring result for 2021 was 0.92%. The Company has set a long-term goal of eliminating routine flaring by 2025.
GHG Emission Intensity	Scope 1 GHG emissions in metric tons of CO2e divided by gross MBOE produced	< 12.00	9.5	The Company utilizes the AXPC definition to calculate GHG Emission Intensity. The Company has set a target of reducing Scope 1 GHG intensity by at least 50% from 2019 levels by 2024.
Produced Liquid Spills	Barrels of produced liquid spills not recovered divided by barrels of total produced liquids	< 0.01%	.001%	The Company utilizes a modified AXPC definition to account for barrels recovered as the basis for calculating spills. The Company recognizes spills as defined by AXPC, net of volume recovered from secondary containment.
Recycled Water	Percentage of water used for drilling and completions operations sourced from recycled water	> 15.00%	29.1%	The Company utilizes the AXPC definition to calculate water recycle rate. The Company has set a 2025 target of > 65%.
Total Recordable Incident Rate	Recordable incidents per 200,000 man hours recorded	≤ .25	.25	The Company utilizes the same definition adopted by AXPC and OSHA to calculate TRIR.

After applying the weighting established by the compensation committee to each performance factor, Diamondback achieved the short-term annual incentive plan performance goals at 187% of target.

As a result, the compensation committee authorized the following NEO payouts under the Annual Incentive Plan for 2021:

2021 SHORT-TERM INCENTIVE AWARD PAYOUTS TO NAMED EXECUTIVE OFFICERS

Named Executive Officer	Base Salary as of December 31, 2021	Target Bonus Percentage as a % of Base Salary	Target Bonus Amount	Actual Incentive Bonus Award	Actual Incentive Bonus as % of Target Bonus
Travis D. Stice	$1,250,000	125%	$1,562,500	$2,921,875	187%
Kaes Van’t Hof	$520,000	90%	$468,000	$875,160	187%
Teresa L. Dick	$447,000	80%	$357,600	$668,712	187%
Russell D. Pantermuehl(1)	$615,000	80%	$492,000	$920,040	187%
Matt Zmigrosky	$520,000	80%	$416,000	$777,920	187%

(1)	Mr. Pantermuehl retired from the Company effective December 31, 2021.

Long-Term Equity Incentive Compensation

We believe providing our NEOs the opportunity to be awarded stock and stock-based awards offers the best approach to achieving our compensation goals and aligns the interests of our executive officers with those of our stockholders. To achieve this purpose, our board of directors adopted and our stockholders approved the 2021 Amended and Restated Equity Incentive Plan (Equity Incentive Plan). The purpose of the Equity Incentive Plan is to enable us, and our affiliates, to attract and retain the services of the types of executives, employees, consultants and directors who will contribute to our long-term success and to provide incentives that will be linked directly to increases in share value that will inure to the benefit of our stockholders. The Equity Incentive Plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of equity awards. The terms of the Equity Incentive Plan are described in more detail below.

Each of our executives is eligible to participate in the Equity Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards are determined by the compensation committee in its sole discretion. If any of such executive’s employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, the applicable executive shall forfeit all rights and interests in and to such unvested equity awards.

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2021 PERFORMANCE-BASED AND TIME-BASED AWARDS

In March 2021, the compensation committee granted our NEOs three-year performance-based restricted stock units and time-based restricted stock units, in each case under the Equity Incentive Plan, in the amounts shown below. Consistent with the compensation committee’s focus on giving more weight to the performance component of our executive compensation, the 2021 performance-based equity award granted to each NEO represented 60% of the executive’s total 2021 LTI award, with the time-based component of such award representing only 40% of the total LTI award. The compensation committee reduced the targeted value of the total LTI award for Mr. Stice by 20% compared to 2020 and reduced the targeted value of the total LTI award for each of the other NEOs by 10% compared to 2020.

	Performance-Based Restricted Stock Units(1)	PSU % of Total LTI Award	Time-Based Restricted Stock Units(2)	RSU % of Total LTI Award	Targeted Value of Total LTI Award(3)
Travis D. Stice	51,748	60%	34,499	40%	$6,000,000
Kaes Van’t Hof	27,168	60%	18,112	40%	$3,150,000
Teresa L. Dick	15,524	60%	10,350	40%	$1,800,000
Russell Pantermuehl(4)	27,168	60%	18,112	40%	$3,150,000
Matt Zmigrosky	12,420	60%	8,280	40%	$1,440,000

(1)	The three-year performance-based restricted stock units are for the performance period from January 1, 2021 through December 31, 2023. Each NEO is also entitled to dividend equivalent rights on such NEO’s unvested performance-based restricted stock units.
(2)	Time-based restricted stock units of which one-third of the award vested in March 2021, with the remaining restricted stock units vesting in two substantially equal annual installments beginning in March 2022. Each NEO is also entitled to dividend equivalent rights on such NEO’s unvested time-based restricted stock units.
(3)	The aggregate number of performance-based and time-based restricted stock units for each NEO for 2021 was calculated by dividing the targeted value of the total LTI award for each NEO indicated in the table by $69.57 per share, representing the average closing price per share of our common stock on The Nasdaq Global Select Market for the five trading days immediately preceding the last trading day in February 2021, and allocated 60% to the performance-based restricted stock units and 40% to the time-based restricted stock units.
(4)	Mr. Pantermuehl retired from the Company effective December 31, 2021.

The performance-based restricted stock units are subject to the satisfaction of the relative total stockholder return performance conditions relative to our TSR performance peer group set forth in the table below for the applicable performance period. Additionally, the number of performance-based restricted stock units that would otherwise vest is further adjusted by the absolute TSR modifier illustrated below that reduces payouts upon negative performance period absolute TSR, and has a multiplier upon achieving an annualized performance period absolute TSR of greater than 15%. No awards vest if the relative total stockholder return (prior to any adjustment required by application of the absolute TSR modifier) falls below the 25th percentile. The performance-based restricted stock units are also subject to satisfaction of continuous service requirements.

Relative Total Stockholder Return Percentile	Target Grant Vesting Percentage
<25th Percentile of Peer Group	0% of Target
Between 25th Percentile of Peer Group and up to but less than 75th Percentile of Peer Group	Straight line interpolation between 50% and 150% of Target
At or above 75th Percentile of Peer Group	200% of Target

Company Absolute Annualized Total Stockholder Return Percentage During Performance Period	Absolute TSR Modifier Applied to Target Grant Vesting Percentage
Below 0%	75%
Between 0% and 15%	100%
Above 15%	125%

Target grant vesting percentage is expressed as a percentage of the target number of performance-based restricted stock units granted and, after being adjusted by the applicable absolute TSR modifier, may result in a settlement up to a maximum grant equal to 250% of the target number of performance-based restricted stock units granted.

These awards were designed to incentivize our NEOs to continue to contribute to the Company’s performance at the top of its TSR performance peer group, similar to the Company’s performance in prior periods. In addition, the time-based awards were designed to promote retention of our NEOs who have been pursued not only by industry competitors but also by private equity groups.

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The 2021 TSR performance peer group, which was approved by the compensation committee and used to determine the total stockholder return percentile in the performance-based restricted stock unit awards granted in 2021 to the NEOs, consisted of the following 11 members.

APA Corporation	Marathon Oil Corporation
Cimarex Energy Co. (Now Coterra Energy Inc.)	Ovintiv Inc.
Continental Resources, Inc.	Pioneer Natural Resources Company
Devon Energy Corporation	S&P 500 Index
EOG Resources, Inc.	SPDR S&P Oil and Gas E&P ETF Index (XOP Index)
Hess Corporation

VESTING OF 2019 PERFORMANCE-BASED AWARDS

In February 2022, the compensation committee certified the attainment of the pre-established performance goals with respect to performance-based restricted stock units granted to our NEOs in February 2019, which awards were subject to the satisfaction of certain total stockholder return performance conditions relative to our TSR performance peer group for the performance period commencing on January 1, 2019 and ending on December 31, 2021, and continuous service requirements. The compensation committee certified that, based on publicly available information, (i) our total stockholder return for the above-referenced performance period was in the 50th percentile of the TSR performance peer group, (ii) the total stockholder return percentile equated to a total target grant vesting percent of 100% of the target number of restricted stock units granted to the NEOs and (iii) the applicable performance target and other material terms of such performance-based restricted stock unit awards were achieved at such levels for the above-referenced performance period.

As in all prior years, we did not exclude acquired companies from the relative comparison or otherwise adjust the total stockholder return of any company that was acquired during the performance period.

In connection with reaching these performance goals, the 2019 performance-based restricted stock unit awards received by Messrs. Stice, Van’t Hof, Pantermuehl and Zmigrosky and Ms. Dick vested at 100% of the target, resulting in the issuance of the shares of common stock underlying the 2019 performance-based restricted stock units to these NEOs in March 2022 as follows:

Named Executive Officer	2019 Performance-Based Restricted Stock Unit Award	Achieved TSR Percentile Rank	Actual Performance-Based Restricted Stock Units Granted	% of Target Vested
Travis D. Stice	49,436	50%	49,436	100%
Kaes Van’t Hof	23,070	50%	23,070	100%
Teresa L. Dick	13,183	50%	13,183	100%
Russell D. Pantermuehl(1)	23,070	50%	23,070	100%
Matt Zmigrosky	10,546	50%	10,546	100%

(1)	Mr. Pantermuehl retired from the Company effective December 31, 2021, but remained eligible to receive the shares awarded upon vesting of the 2019 performance-based restricted stock unit awards under the terms of his post-employment consulting agreement with the Company, described in more detail below.

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— OTHER SIGNIFICANT COMPENSATION AND BENEFIT PLANS, POLICIES AND PRACTICES

Senior Management Severance Plan

Effective February 20, 2020, we adopted the Diamondback Energy, Inc. Senior Management Severance Plan, which was amended and restated effective February 21, 2022 (as so amended and restated, the severance plan), to provide for adjustments to severance benefits in connection with certain executive promotions and related title changes, and have entered into a participation agreement thereunder with each of our NEOs. Pursuant to the participation agreements, the benefits under the severance plan replace any prior employment agreement with each of our NEOs. The severance plan also covers other eligible executives who are selected to participate and replaces any employment agreement they may have had. The severance plan provides a uniform framework for certain severance and change in control benefits that are consistent with market practices and is described in more detail below.

Payments and Benefits Unrelated to a Change in Control

In the event that the employment of a participating executive is terminated by us other than for “cause” (and not by reason of death or disability) or if the participant terminates his or her employment for “good reason” (in each case as defined in the severance plan), in addition to any accrued but unpaid base salary or unreimbursed business expenses payable in accordance with the requirements of applicable law, the participant is entitled to receive severance benefits consisting of:

(i)	an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan or any successor annual cash incentive plan or program;
(ii)	a multiple of base salary continuation for a specified number of months (2x for 24 months for the Chief Executive Officer, 1x for 21 months for the President, 1x for 18 months for Executive Vice-Presidents, 1x for 15 months for Senior Vice-Presidents and 1x for 12 months for Vice-Presidents);
(iii)	a pro-rated target annual cash bonus for the year of termination (based on the number of days employed during the year of termination);
(iv)	reimbursements for the cost of up to 18 months of premiums for COBRA group health continuation coverage; and
(v)	the vesting or forfeiture, as applicable, of each outstanding unvested equity-based compensation award granted by us or our affiliates in accordance with the terms of the applicable equity award agreement. Mr. Stice’s participation agreement includes terms that are intended to maintain certain benefits under his prior employment agreement and are consistent with prior public disclosure that require each equity award granted to Mr. Stice to become 100% vested upon an eligible termination, and in the case of outstanding performance-based equity awards to vest at the maximum level under the equity award agreement, and be settled within ten business days.

Severance Benefits Related to a Change in Control

In the event that employment of a participant is terminated by us other than for “cause” (and not by reason of death or disability) or if the participant terminates his or her employment for “good reason,” in either case within the two year period (protection period) immediately following the consummation of a change in control (as defined in the severance plan), the participant will be entitled to the benefits described above, except that the salary continuation described in clause (ii) will be replaced by a lump sum cash payment equal to a multiple of the participant’s base salary plus such participant’s average bonus for the preceding three years (3.0x for the Chief Executive Officer, 2.75x for the President, 2.5x for Executive Vice-Presidents, 2.25x for Senior Vice-Presidents and 2.0x for Vice-Presidents).

Severance Benefits Related to Death or Disability

The severance plan also provides the same benefits described in clauses (i), (ii) and (iii) (but not clause (iv)) in the event that a participant dies or becomes disabled (as defined in the severance plan) while employed by us. Mr. Stice’s participation agreement includes terms that are intended to maintain certain benefits under his prior employment agreement and are consistent with prior public disclosure that require the Company to pay 100 percent of the premiums to continue the group health plan continuation coverage under COBRA for Mr. Stice (in the event of his disability) and his spouse’s and any of his eligible dependents (in the event of his death or disability).

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Release and Restrictive Covenants

The payment of any benefits under the severance plan is conditioned on the participant’s (or if applicable, the participant’s personal representative’s or estate’s) execution of a waiver and general release of claims. The severance plan also includes certain covenants restricting (i) competition with Diamondback and its subsidiaries, (ii) solicitation or hire of employees or agents of Diamondback and its subsidiaries and (iii) interference with business relationships of Diamondback and its subsidiaries with third parties, which covenants apply, in each case, during the period of the participant’s employment with the Company and for a period of one year (or such shorter period described below) following termination of employment (collectively, the restricted period). If a participating executive terminates employment on a basis that is not eligible for severance benefits, the Company can elect to apply these restrictive covenants for a monthly period selected by the Company not to exceed 12 months and receive a waiver and release by payment of an amount equal to one-twelfth of the participant’s annualized base salary plus target annual bonus for each month the restrictive covenants will apply, and such amount will be paid on a pro-rated basis on a regularly scheduled payroll date during such restricted period following the termination date. Notwithstanding the foregoing restrictions, in the event the participant’s employment is terminated by the Company without cause or by the participant for good reason during the protection period or due to the participant’s death or disability, the restrictions on competition with Diamondback and its subsidiaries and on interference with their business relationships with third parties will end on the date of such participant’s termination of employment.

We believe that these severance benefits provide the same type of income transition protections that were provided to our executives under their prior employment agreements, offer letters or similar agreements. The severance plan’s provisions are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. We believe that the enhanced severance benefits resulting from terminations related to a change in control transaction are in the interest of our stockholders because they provide an incentive for executives to continue to help successfully execute such a transaction from its early stages through consummation. We also believe that these benefits provide important protection to our NEOs, are consistent with the prior employment protections and the practices of peer group companies and are appropriate for the attraction and retention of executive talent.

Benefits and Perquisites

Consistent with our compensation philosophy, our compensation committee provides benefits to our executives that are substantially the same as those currently being offered to our other employees, including health insurance, life and disability insurance and a 401(k) plan.

Under our 401(k) Plan, all employees and officers are eligible to participate and may elect to defer a portion of their compensation up to the statutorily prescribed limit. Each pay period we make a matching contribution to each employee’s deferral, not to exceed 10 percent of compensation. An employee’s interests in his or her deferrals and our matching contributions are, in each case, 100% vested when contributed. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) Plan, and all timely made contributions are deductible by us for the year in which they are allocable.

The Company purchases a certain number of hours of flight time through a private charter aircraft company. These hours are made available for business use to our executive officers and employees in accordance with the Company’s Aircraft Use Policy. The Company’s Aircraft Use Policy does not permit employees, including executive officers, to use these hours for personal use. In limited occasions when a personal guest accompanies an employee on a business-related flight, the Company follows the Internal Revenue Service rules and, where required, will impute income to the employee based on applicable Standard Industry Fare Level rates.

Clawback Policy

The Company has adopted a “clawback” policy to allow the Company to recoup paid incentive based compensation from executive officers in the event the Company is required to restate its reported financial or operating results as a result of a covered executive’s misconduct or gross negligence. The amount of compensation recouped would be that which the executive would not have received if the financial statements had been properly reported at the time of first public release or filing with the SEC. All incentive compensation (cash and equity) is covered by the policy. The compensation committee continues to monitor the actions of the SEC with regard to the proposed regulations implementing the applicable clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and, to the extent regulations are finalized, the compensation committee intends to take will take action to amend the policy to comply with any such regulations.

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Anti-Hedging and Anti-Pledging Policies

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. In addition, we prohibit our directors and executive officers from holding our common stock in a margin account. To our knowledge, all such individuals are in compliance with the policy. Our policy is to also strongly discourage all other employees from engaging in hedging activities in our stock. Any such transaction requires notice and pre-approval, and will only be considered with a valid justification. We also have a policy prohibiting our directors, executive officers and certain other designated employees from pledging our securities as collateral for a loan, except in certain limited circumstances upon obtaining prior approval from a compliance officer.

Stock Ownership and Retention Guidelines for Non-Employee Directors and Executive Officers

The compensation committee has adopted stock ownership and retention guidelines for our non-employee directors and executive officers who are classified as Vice President and above. These guidelines were adopted to encourage our non-employee directors and executives to have a meaningful stake in the Company, which encourages a focus on our long-term success, aligns directors’ and executives’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance.

Under the stock ownership and retention guidelines, each of our non-employee directors must own an amount of our common stock equal in value to a multiple of the base annual retainer and our executive officers must own an amount of our common stock equal in value to a multiple of his or her annual base salary, as set forth in the table below.

Position	Multiple of Base Annual Retainer/Annual Base Salary Required
Non-Employee Directors	5x
Chief Executive Officer(1)	6x
President(2)	4x
Executive Vice Presidents	3x
Senior Vice Presidents and Vice Presidents	2x
(1)	In February 2022, the Company’s board of directors approved an amendment to the stock ownership and retention guidelines to increase the multiple of the annual base salary of the Chief Executive Officer from 5x to 6x.
(2)	In February 2022, the Company’s board of directors approved an amendment to the stock ownership and retention guidelines to include a requirement for the President to hold an amount of our common stock equal in value to a 4x multiple of such President’s annual base salary.

As of December 31, 2021, the table below provides the minimum value of stock that each of our NEOs who currently serve as our executive officers must retain under our stock ownership and retention guidelines.

	2021 Base Salary	Multiple of Annual Base Salary Required	Minimum Value of Stock Required to Retain
Travis D. Stice(1)	$1,250,000	5x	$6,250,000
Kaes Van’t Hof(2)	$520,000	3x	$1,560,000
Teresa L. Dick	$447,000	3x	$1,341,000
Matt Zmigrosky	$520,000	3x	$1,560,000
(1)	Effective February 21, 2022, Mr. Stice will be required to hold a 6x multiple of his annual base salary subject to the compliance transition period under the stock ownership and retention guidelines.
(2)	Effective February 21, 2022, Mr. Van’t Hof will be required to hold a 4x multiple of his annual base salary subject to the compliance transition period under the stock ownership and retention guidelines.

As of December 31, 2021, all of our NEOs were in compliance with the stock ownership and retention guidelines.

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Any participant who acquires shares of our common stock via the exercise of options or the vesting of restricted stock that is granted after the effective date of the guidelines, must retain 50% of the net shares acquired until the earlier of (i) the date such participant is determined to be in full compliance with the guidelines and (ii) the date such individual ceases to be a participant subject to the guidelines. Once the ownership requirement is met, the participant must continue to maintain the value amount in accordance with the guidelines.

Any participant subject to the guidelines who is not in compliance with the applicable guideline (subject to any compliance transition period) may be required to retain up to 100% of the net shares of our common stock acquired via the exercise of options or the vesting of restricted awards granted under our equity incentive programs until the applicable guideline has been met.

Participants generally are given a five-year transition period to come into full compliance with the guidelines. Participants are expected to make steady progress towards meeting the ownership levels specified in the guidelines with any stock awards or stock purchases made on or after the effective date of the guidelines. If an individual becomes subject to a greater ownership amount, due to a promotion, an increase in base salary or an increase in the base retainer, as applicable, the individual is expected to meet the higher ownership amount by the latest to occur of (i) the end of the original period; (ii) three (3) years from the effective date of the promotion, increase in base salary or increase in base retainer, as applicable; and (iii) such date as may be specified by the compensation committee. The compensation committee will evaluate whether exceptions should be made for any participant who, due to his or her unique financial circumstances, would incur a hardship by complying with the guidelines.

“Net shares” means the net number of shares received by the executive upon settlement after taking into account the sale or withholding of shares to pay any applicable taxes and/or option exercise price.

In addition to shares held outright, shares held directly or indirectly in trust, shares held by immediate family members residing in the same household, shares held in qualified plans (e.g., in a 401(k) plan), vested shares held in non-qualified plans, vested stock options (other than options that are underwater at the time of measurement) and unvested restricted stock subject to time-based (but not performance-based) vesting are all counted toward satisfaction of the ownership requirement. Restricted stock units that have vested, but not yet settled, shall be included as long as they do not remain subject to achievement of any performance goals.

Annual Incentive Plan

In February 2021, the compensation committee of our board of directors adopted the Executive Annual Incentive Compensation Plan (Annual Incentive Plan), replacing our prior 2014 Executive Annual Incentive Compensation Plan. The purpose of the Annual Incentive Plan is to provide an incentive to our executive officers and other selected employees to contribute to the growth, profitability and increased value of the Company. The Annual Incentive Plan is designed to focus on achievement of annual objectives and goals, determined at the beginning of each calendar year. Participants may earn a pre-determined percentage of base salary for the achievement of specified goals (performance targets). The payout opportunity varies for performance above and below the pre-established target performance levels. Performance factors for each award under the Annual Incentive Plan include criteria and objectives determined by the plan administrator used to measure the performance targets during the applicable performance period as a condition to the participant’s receipt of payment with respect to an award.

Plan Administration

The compensation committee serves as the plan administrator, with the authority, in its sole discretion, subject to the provisions of the Annual Incentive Plan to, among other things, grant awards, select participants, determine the terms, conditions, restrictions and performance criteria, including the performance factors and performance targets, relating to each award, the circumstances under which an award may be settled, cancelled, forfeited or surrendered and specify and make adjustments to the performance targets, including in recognition of unusual or non-recurring events effecting the Company or the financial statements of the Company or in response to changes in applicable laws, regulations or accounting principles.

With respect to each annual performance period, the compensation committee specifies the performance factors and the performance targets applicable to each award. Performance targets may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the award will be paid as well as a maximum level of performance above which no additional award will be paid.

Performance Factors

The performance factors may include certain operational, financial, reserve, capital efficiency, cash flow measurements, working capital and components thereof, return on equity or average stockholders’ equity, return on assets, market share, stock price, earnings per share, earnings from continued operations, credit ratings, ESG factors and other criteria selected by the plan administrator. These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory or any combination thereof.

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Awards

All payments in respect of awards granted under the Annual Incentive Plan are made in cash, paid within a reasonable period after the end of the performance period and designed not to be deferred compensation within the meaning of Section 409 of the Internal Revenue Code (Code).

Termination of Employment

Unless otherwise provided by the compensation committee in connection with a specific termination of employment, if the employment of an NEO or other participant terminates for any reason prior to the payment of any award for any reason other than death or disability, no award will be payable to such participant for that performance period.

Change in Control Transactions

In the event of a change in control, as such term is defined in the Annual Incentive Plan, each NEO or other participant will be paid the target award amount (the mid-point of any specified range of potential award payment amounts or performance targets), based on the assumption that the performance target was attained at the target level for the entire performance period, payable within a specified period following the consummation of the change in control transaction.

Equity Incentive Plan

On April 6, 2021, our board of directors unanimously adopted, subject to stockholder approval, our 2021 Amended and Restated Equity Incentive Plan, amending and restating our 2019 Amended and Restated Equity Incentive Plan. On June 3, 2021, our stockholders approved the 2021 Amended and Restated Equity Incentive Plan, which, as so amended and restated, is referred to as the Equity Incentive Plan.

The Equity Incentive Plan became effective as of April 6, 2021, the date adopted by the compensation committee of our board of directors, and will remain in effect until April 6, 2031, unless otherwise terminated earlier by the board of directors.

Plan Administration

The Equity Incentive Plan is administered by the compensation committee of our board of directors. Among other responsibilities, the compensation committee selects individuals to receive awards, establishes the terms of awards, and takes whatever action it determines to be necessary or advisable in administering the Equity Incentive Plan. Our board of directors may amend, suspend or terminate the Equity Incentive Plan at any time, and the compensation committee may amend outstanding awards at any time. Amendments to the Equity Incentive Plan or awards will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements, and in the event any amendment may impair the rights of any participant, such participant must consent in writing.

The compensation committee may grant awards under the Equity Incentive Plan to employees, consultants and directors of our Company and its affiliates; however, incentive stock options may be granted only to employees of our Company and its subsidiary corporations. Consultants do not receive awards pursuant to our current equity compensation program.

Share Reserve

Subject to adjustments for certain changes in corporate capitalization, the maximum number of shares of common stock authorized for issuance under awards granted under the Equity Incentive Plan (the “share reserve”) is 11,750,000 shares. All such shares are available for incentive stock options. Shares covered by awards that expire or otherwise terminate without having been exercised in full or that are forfeited or repurchased by us will again be available for future awards under the Equity Incentive Plan. However, shares used or withheld to satisfy the exercise price or tax withholding obligations will be counted against the share reserve and not be available for future awards under the Equity Incentive Plan. Additionally, awards settled in cash instead of shares are counted against the maximum share reserve in the same manner as if they were settled in shares of common stock.

Limitations on Awards

No participant may receive awards under the Equity Incentive Plan covering more than 1,000,000 shares in the aggregate during any calendar year. In addition, each non-employee director’s total annual compensation, including awards under the Equity Incentive Plan and cash paid under the Equity Incentive Plan or otherwise, is limited to $500,000.

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Types of Awards under the Equity Incentive Plan

STOCK OPTIONS

The compensation committee may grant incentive stock options intended to comply with Section 422 of the Code or “nonstatutory” stock options that are not intended to qualify as incentive stock options. Employees, directors and consultants may be granted nonstatutory stock options, but only employees may be granted incentive stock options.

RESTRICTED AWARDS

Restricted awards may be in the form of restricted stock awards or restricted stock units. A restricted stock award consists of shares of our common stock that generally are non-transferable and subject to forfeiture or other restrictions imposed by the compensation committee.

PERFORMANCE AWARDS

Performance awards entitle the recipient to vest in or acquire shares of common stock or in the right to receive a specified number of shares of common stock, a cash payment equal to the fair market value of a specified number of shares as of a specified date, or a combination of shares and cash, upon the attainment of specified performance goals. Performance awards may be granted independent of or in connection with the granting of any other award under the Equity Incentive Plan.

Performance goals are established by the compensation committee based on one or more business criteria that apply to the participant, a business unit, or us and our affiliates. Performance goals may be objective or subjective and established before 25% of the service period has elapsed, and in any event not later than 90 days after the beginning of the service period. Performance awards are non-transferable and generally terminate on a participant’s termination of service during the service period.

STOCK APPRECIATION RIGHTS

Stock appreciation rights may be granted independent of or in tandem with any option under the Equity Incentive Plan.

CAPITALIZATION ADJUSTMENTS

In the event of certain corporate events or changes in our common stock, the compensation committee will proportionally adjust awards, the number and class of shares available under the Equity Incentive Plan and the maximum number of shares that may be granted under awards to any participant in a calendar year as it determines to be appropriate.

CHANGE IN CONTROL AND OTHER CORPORATE TRANSACTIONS

In the event of a change in control transaction or other corporate transaction such as a dissolution or liquidation of our Company, or any corporate separation or division, the Equity Incentive Plan provides that all outstanding awards under the Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards, all as determined by the compensation committee. If an award would be cancelled without payment of consideration to the extent vested, the participant may exercise the award in full or in part for a period of ten days.

TAX WITHHOLDING

We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy any taxes required by law or regulation to be withheld with respect to any award under the Equity Incentive Plan. This includes the authority to withhold or receive shares of common stock and to make cash payments or require participants to make cash payments in satisfaction of participant tax obligations.

CLAWBACK OR RECOUPMENT

Awards granted under the Equity Incentive Plan are subject to the Company’s clawback policy, which allows us to recoup paid compensation from current and former executive officers in the event of a material financial statement restatement if the executive’s intentional misconduct caused, in whole or in part, the restatement.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     62

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Effect of Our Compensation Policies and Practices on Risk and Risk Management

The compensation committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long-term. With respect to specific elements of compensation:

•	We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, discretionary and equity compensation that overall encourages long-term performance.
•	We believe that annual base salaries for our NEOs do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our compensation committee, based, among other factors, on annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly situated individuals at our compensation peer group companies. The base salary represents a portion of our NEOs’ overall compensation potential and is balanced by the other elements of their overall compensation potential, which are tied to both performance and long-term service.
•	Our annual incentive bonuses are designed to award achievement of short-term performance-driven results. The payment and amounts of the 2021 annual incentive bonuses were based, in part, upon meeting of certain performance criteria and targets established by the compensation committee for 2021, as disclosed in more detail above. We believe the performance criteria and applicable targets were set at meaningful levels and do not encourage excessive risk taking. We also believe that performance criteria and targets established by the compensation committee for 2022 were similarly designed to encourage performance, but not excessive risk taking.
•	Restricted stock units granted to our NEOs are subject to performance-based and time-based provisions. We award restricted stock units to promote performance and ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We believe that a mixture of performance-based and time-based equity awards represent a balanced approach to long-term equity compensation and do not encourage excessive risk taking that may be associated with the compensation approach focused solely on equity awards that vest strictly based on achieving certain targets. We also believe that the weight given by our compensation committee to performance-based equity awards, as compared to time-based equity awards, provide incentive to our NEOs to take appropriate amount of risk to drive the Company’s performance and enhance stockholder value.
•	Our NEOs are entitled to certain benefits that are payable upon the occurrence of their termination without “cause,” resignation for “good reason” or certain change in control transactions. See “Potential Payments upon Termination, Resignation or Change of Control for Fiscal Year 2021” and “Other Significant Compensation and Benefit Plans, Policies and Practices—Senior Management Severance Plan” for more information.

Based on the foregoing, the compensation committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     63

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— COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended that the summary of Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the compensation committee:

Stephanie K. Mains, Chairperson
Michael P. Cross
David L. Houston
Mark L. Plaumann
Melanie M. Trent

— COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of our board of directors consists of Stephanie K. Mains, Michael P. Cross, David L. Houston, Mark L. Plaumann and Melanie M. Trent. No current member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has or had one or more executive officers serving as member of our board of directors or compensation committee.

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COMPENSATION TABLES

— SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer, and our three other highest paid executive officers during 2021, each identified as our NEO, for the fiscal years presented below, as applicable.

			Stock Awards ($)(1)			Non-Equity Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Performance- based(2)	Time Vested		Compensation ($)(11)	Compensation ($)(12)	Total ($)(13)(14)
Travis D. Stice Chief Executive Officer	2021	$1,250,000	$6,782,093	$2,541,196	(3)	$2,921,875	$344,831	$13,839,995
	2020	$1,250,000	$4,549,228	$2,757,512	(3)	$1,562,500	$425,374	$10,544,614
	2019	$1,178,366	$6,783,608	$5,649,103	(4)	$2,265,625	$172,954	$16,049,655
Kaes Van’t Hof President and Chief Financial Officer	2021	$520,000	$3,560,638	$1,334,130	(5)	$875,160	$953,546	$7,243,474
	2020	$520,000	$2,122,959	$1,286,872	(5)	$468,000	$1,292,895	$5,690,726
	2019	$488,182	$4,912,149	$24,487,162	(6)	$678,600	$497,411	$31,063,504
Teresa L. Dick Executive Vice President, Chief Accounting Officer and Assistant Secretary	2021	$447,000	$2,034,575	$762,381	(7)	$668,712	$167,434	$4,080,102
	2020	$447,000	$1,213,100	$735,320	(7)	$357,600	$161,993	$2,915,013
	2019	$434,334	$1,808,971	$2,018,821	(8)	$518,520	$69,406	$4,850,052
Russell Pantermuehl Former Executive Vice President - Chief Engineer	2021	$615,000	$3,560,638	$1,334,130	(9)	$920,040	$245,028	$6,674,836
	2020	$615,000	$2,122,959	$1,286,872	(9)	$492,000	$221,787	$4,738,618

	2019	$597,299	$3,165,665	$2,709,492	(9)	$713,400	$85,762	$7,271,618
Matt Zmigrosky Executive Vice President, General Counsel and Secretary	2021	$520,000	$1,627,765	$609,905	(10)	$777,920	$125,402	$3,660,992
	2020	$496,923	$970,480	$588,256	(10)	$416,000	$104,019	$2,575,678
	2019	$353,846	$1,447,122	$1,542,633	(10)	$464,400	$75,966	$3,883,967
(1)	The amounts shown in the above table reflect the grant date fair value of restricted stock units and/or phantom units granted in 2021, 2020 and 2019, respectively, determined in accordance with FASB ASC Topic 718. See Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2021, included in our Annual Report on Form 10-K, filed with the SEC on February 24, 2022, regarding assumptions underlying valuations of equity awards for 2021, 2020 and 2019. Details regarding equity awards that were outstanding at December 31, 2021 can be found in the tables entitled “Outstanding Equity Awards at Fiscal 2021 Year-End under Diamondback’s Equity Incentive Plan,” “Outstanding Equity Awards under the Viper LTIP at Fiscal 2021 Year-End” and “Outstanding Equity Awards under the Rattler LTIP at Fiscal 2021 Year-End.”
(2)	Represents (i) the grant date fair value (calculated as discussed in Note 1 above) of the performance-based restricted stock units for each NEO granted under Diamondback’s Equity Incentive Plan for the applicable performance period, subject to the Company’s attainment of certain pre-established performance targets and the NEO’s continuous employment and (ii) in the case of Mr. Van’t Hof, the 2019 value also includes the $1,746,484 grant date fair value attributable to the performance-based restricted stock units that were granted to Mr. Van’t Hof under Diamondback’s Equity Incentive Plan on March 1, 2019 as part of a one-time retention award, subject to the achievement of the relative TSR over the three-year performance period beginning on January 1, 2019 and ending on December 31, 2021 and continuous employment, vesting and settling in five substantially equal annual installments beginning on March 1, 2025.
(3)	The aggregate grant date fair values for 2021 and 2020 for Mr. Stice are attributable to the time-based restricted stock units granted to Mr. Stice under Diamondback’s Equity Incentive Plan on March 1, 2021 and March 1, 2020, respectively, in each case vesting in three substantially equal annual installments beginning on the date of grant.
(4)	Of the aggregate grant date fair value of $5,649,103 for 2019 for Mr. Stice, (i) $3,453,669 is attributable to the time-based restricted stock units granted to Mr. Stice under Diamondback’s Equity Incentive Plan on March 1, 2019, vesting in three substantially equal annual installments beginning on the date of grant and (ii) $2,195,434 is attributable to the one-time, time-based phantom unit award granted to Mr. Stice under the Rattler LTIP in connection with the Rattler IPO on May 28, 2019, vesting in five annual installments beginning on May 28, 2020.
(5)	The aggregate grant date fair values for 2021 and 2020 for Mr. Van’t Hof are attributable to the time-based restricted stock units granted to Mr. Van’t Hof under Diamondback’s Equity Incentive Plan on March 1, 2021 and March 1, 2020, respectively, in each case vesting in three substantially equal annual installments beginning on the date of grant.
(6)	Of the aggregate grant date fair value of $24,487,162 for 2019 for Mr. Van’t Hof, (i) $1,611,775 is attributable to the time-based restricted stock units granted to Mr. Van’t Hof under Diamondback’s Equity Incentive Plan on March 1, 2019, vesting in three substantially equal annual installments beginning on the date of grant, (ii) $921,104 is attributable to the time-based restricted stock units granted to Mr. Van’t Hof as part of a one-time retention award under Diamondback’s Equity Incentive Plan, vesting in five equal annual installments beginning on March 1, 2025 and (iii) $21,954,283 is attributable to the one-time, time-based phantom unit award granted to Mr. Van’t Hof under the Rattler LTIP in connection with the Rattler IPO on May 28, 2019, vesting in five equal annual installments beginning on May 28, 2020.

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(7)	The aggregate grant date fair values for 2021 and 2020 for Ms. Dick are attributable to the time-based restricted stock units granted to Ms. Dick under Diamondback’s Equity Incentive Plan on March 1, 2021 and March 1, 2020, respectively, in each case vesting in three substantially equal annual installments beginning on the date of grant.
(8)	Of the aggregate grant date fair value of $2,018,821 for 2019 for Ms. Dick, (i) $921,104 is attributable to the time-based restricted stock units that were granted to Ms. Dick under Diamondback’s Equity Incentive Plan on March 1, 2019, vesting in three substantially equal annual installments beginning on the date of grant and (ii) $1,097,717 is attributable to the one-time, time-based phantom unit award granted to Ms. Dick under the Rattler LTIP in connection with the Rattler IPO on May 28, 2019, vesting in five equal annual installments beginning on May 28, 2020.
(9)	Mr. Pantermuehl retired from the Company effective December 31, 2021. The aggregate grant date fair values for 2021 and 2020 for Mr. Pantermuehl are attributable to the time-based restricted stock units granted to Mr. Pantermuehl under Diamondback’s Equity Incentive Plan on March 1, 2021 and March 1, 2020, respectively, in each case vesting in three substantially equal annual installments beginning on the date of grant. Of the aggregate grant date fair value of $2,709,492 for 2019 for Mr. Pantermuehl, (i) $1,611,775 is attributable to the time-based restricted stock units that were granted to Mr. Pantermuehl under Diamondback’s Equity Incentive Plan on March 1, 2019, vesting in three substantially equal annual installments beginning on the date of grant and (ii) $1,097,717 is attributable to the one-time, time-based phantom unit award granted to Mr. Pantermuehl under the Rattler LTIP in connection with the Rattler IPO on May 28, 2019, vesting in five equal annual installments beginning on May 28, 2020.
(10)	The aggregate grant date fair values for 2021 and 2020 for Mr. Zmigrosky are attributable to the time-based restricted stock units granted to Mr. Zmigrosky under Diamondback’s Equity Incentive Plan on March 1, 2021 and March 1, 2020, respectively in each case vesting in three substantially equal annual installments beginning on the date of grant. Of the aggregate grant date fair value of $1,542,633 for 2019 for Mr. Zmigrosky, (i) $736,883 is attributable to the time-based restricted stock units that were granted to Mr. Zmigrosky under Diamondback’s Equity Incentive Plan on March 1, 2019, vesting in three substantially equal annual installments beginning on the date of grant, (ii) $366,667 is attributable to the one-time, time-based phantom unit award granted to Mr. Zmigrosky under the Viper LTIP on March 1, 2019 in connection with his sign-on package to join Diamondback and its subsidiaries, including Viper, as Executive Vice President, General Counsel and Secretary effective February 1, 2019, vesting in three equal annual installments beginning on the date of grant and (iii) $439,083 is attributable to the one-time, time-based phantom unit award granted to Mr. Zmigrosky under the Rattler LTIP in connection with the Rattler IPO on Mary 28, 2019, vesting in five equal annual installments beginning on May 28, 2020.
(11)	The amounts shown reflect performance-based annual incentive bonuses granted under the Executive Annual Incentive Compensation Plan.
(12)	The following provides a detailed breakdown of the amounts for 2021 under “All Other Compensation” in the Summary Compensation Table:

Name	Contributions to 401(k) Plan ($)	Life and Medical Insurance Premiums ($)	Dividend Equivalent Rights ($)	Total ($)
Mr. Stice	29,000	4,964	310,867	344,831
Mr. Van’t Hof	29,000	1,886	922,660	953,546
Ms. Dick	29,000	2,642	135,792	167,434
Mr. Pantermuehl	29,000	4,964	211,064	245,028
Mr. Zmigrosky	29,000	1,940	94,462	125,402
(13)	Certain of our NEOs also performed services as executive officers and/or directors of the general partner of Viper, our publicly traded subsidiary, as set forth in more detail in their respective biographies above, and their time was allocated between managing our business and managing the business of Viper. During 2021, 2020 and 2019, no specific allocations were made by Viper for our executive officers’ services to Viper.
(14)	During 2021, 2020 and 2019, Mr. Stice, Mr. Van’t Hof, Ms. Dick and Mr. Zmigrosky also performed services as executive officers and/or directors of the general partner of Rattler, our publicly traded subsidiary, as set forth in more detail in their respective biographies above, and their time was allocated between managing our business and managing the business of Rattler. In accordance with the terms of Rattler’s limited partnership agreement, in 2021, 2020 and 2019, we were reimbursed for compensation related expenses attributable to the portion of the executive’s time allocated to providing services to Rattler.

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— 2021 GRANTS OF PLAN-BASED AWARDS UNDER DIAMONDBACK’S EQUITY INCENTIVE PLAN

		Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units(3)	and Option Awards(4)
Travis D. Stice	3/1/2021	$781,250	$1,562,500	$3,125,000
	3/1/2021				25,874	51,748	129,370	34,499	$9,323,289
Kaes Van’t Hof	3/1/2021	$234,000	$468,000	$936,000
	3/1/2021				13,584	27,168	67,920	18,112	$4,894,768
Teresa L. Dick	3/1/2021	$178,800	$357,600	$715,200
	3/1/2021				7,762	15,524	38,810	10,350	$2,796,956
Russell Pantermuehl	3/1/2021	$246,000	$492,000	$984,000
	3/1/2021				13,584	27,168	67,920	18,112	$4,894,768
Matt Zmigrosky	3/1/2021	$208,000	$416,000	$832,000
	3/1/2021				6,210	12,420	31,050	8,280	$2,237,670
(1)	Reflects performance-based annual incentive cash bonuses granted under the Annual Incentive Plan for 2021. No non-equity incentive plan awards are paid under the Annual Incentive Plan for performance below the pre-determined thresholds.
(2)	For each NEO, these amounts represent the performance-based restricted stock units granted under the Equity Incentive Plan, which awards are subject to the satisfaction of certain relative TSR performance conditions compared to the Company’s TSR performance peer group for the three-year performance period commencing on January 1, 2021 and ending on December 31, 2023, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the performance period; by (2) the stock price at the beginning of the performance period. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and has a multiplier upon achieving a performance period annual TSR of greater than 15%.
(3)	Represents the restricted stock units granted to each NEO under the Equity Incentive Plan on March 1, 2021, vesting in three equal annual installments beginning on the date of grant. All of these awards are subject to continuous service requirements.
(4)	The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2021, included in our Annual Report on Form 10-K, filed with the SEC on February 24, 2022, regarding assumptions underlying valuations of equity awards for 2021.

— 2021 GRANTS OF PLAN-BASED AWARDS UNDER THE VIPER LTIP

No awards were made to our NEOs by Viper, our publicly traded subsidiary, during the year ended December 31, 2021 under the Viper LTIP. Viper’s common units are listed on the NASDAQ Global Select Market under the symbol “VNOM.”

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— 2021 GRANTS OF PLAN-BASED AWARDS UNDER THE RATTLER LTIP

No awards were made to our NEOs by Rattler, our publicly traded subsidiary, during the year ended December 31, 2021 under the Rattler LTIP. Rattler’s common units are listed on the NASDAQ Global Select Market under the symbol “RTLR.”

— OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END UNDER DIAMONDBACK’S EQUITY INCENTIVE PLAN

The following table provides information concerning equity awards outstanding for our NEOs at December 31, 2021 under Diamondback’s Equity Incentive Plan:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(1)
Travis D. Stice
				98,872	(3)	$10,663,345
	14,825	(2)	$1,598,876	166,785	(4)	$17,987,762
	22,999	(2)	$2,480,442	129,370	(5)	$13,952,555
Kaes Van’t Hof
				46,140	(3)	$4,976,199
	6,918	(6)	$746,106	77,833	(4)	$8,394,289
	12,074	(6)	$1,302,181	67,920	(5)	$7,325,172
	8,790	(7)	$948,002	26,366	(8)	$2,843,573
Teresa L. Dick
				26,366	(3)	$2,843,573
	3,953	(9)	$426,331	44,475	(4)	$4,796,629
	6,900	(9)	$744,165	38,810	(5)	$4,185,659
Russell Pantermuehl
				46,140	(3)	$4,976,199
	6,918	(10)	$746,106	77,833	(4)	$8,394,289
	12,074	(10)	$1,302,181	67,920	(5)	$7,325,172
Matt Zmigrosky
				21,092	(3)	$2,274,772
	3,162	(11)	$341,022	35,580	(4)	$3,837,303
	5,520	(11)	$595,332	31,050	(5)	$3,348,743

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(1)	Market value of shares or units that have not vested is based on the closing price of $107.85 per share of our common stock on the Nasdaq Global Select Market on December 31, 2021, the last trading day of 2021.
(2)	The 14,825 restricted stock units vested on March 1, 2022 and, of the 22,999 restricted stock units, 11,500 vested on March 1, 2022 and the remaining 11,499 will vest on March 1, 2023.
(3)	Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the Equity Incentive Plan subject to the satisfaction of certain relative TSR performance conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2019 and ending on December 31, 2021. All of these performance-based restricted stock units vested as of December 31, 2021 at 100% of target (rather than the maximum 200% reported in this table) upon certification by the compensation committee of attainment of the applicable performance conditions and settlement of these units on February 21, 2022.
(4)	Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the Equity Incentive Plan subject to the satisfaction of certain relative TSR performance conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2020 and ending on December 31, 2022, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the performance period; by (2) the stock price at the beginning of the performance period. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and has a multiplier upon achieving a performance period annual TSR of greater than 15%.
(5)	Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the Equity Incentive Plan subject to the satisfaction of certain relative TSR performance conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2021 and ending on December 31, 2023, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the performance period; by (2) the stock price at the beginning of the performance period. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and has a multiplier upon achieving a performance period annual TSR of greater than 15%.
(6)	The 6,918 restricted stock units vested on March 1, 2022 and, of the 12,074 restricted stock units, 6,037 vested on March 1, 2022 and the remaining 6,037 will vest on March 1, 2023.
(7)	These time-based restricted stock units were granted to Mr. Van’t Hof under the Equity Incentive Plan as part of a one-time retention award and will vest in five substantially equal annual installments beginning on March 1, 2025.
(8)	Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted to Mr. Van’t Hof under the Equity Incentive Plan as part of a one-time retention award subject to the satisfaction of certain relative TSR conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2019 and ending on December 31, 2021, as certified by the compensation committee, and continuous service requirements, vesting and settling in five substantially equal annual installments beginning on March 1, 2025. All of these performance-based restricted stock units vested as of December 31, 2021 at 100% of target (rather than the maximum 200% reported in this table) upon certification by the compensation committee of attainment of the applicable performance conditions and settlement of these units on February 21, 2022.
(9)	The 3,953 restricted stock units vested on March 1, 2022 and, of the 6,900 restricted stock units 3,450 vested on March 1, 2022 and the remaining 3,450 will vest on March 1, 2023.
(10)	The 6,918 restricted stock units vested on March 1, 2022 and, of the 12,074 restricted stock units, 6,037 vested on March 1, 2022 and the remaining 6,037 will vest on March 1, 2023.
(11)	The 3,162 restricted stock units vested on March 1, 2022 and, of the 5,520 restricted stock units, 2,760 vested on March 1, 2022 and the remaining 2,760 will vest on March 1, 2023.

— OUTSTANDING EQUITY AWARDS UNDER THE VIPER LTIP AT FISCAL 2021 YEAR-END

No equity awards under the Viper LTIP were outstanding for any of our NEOs at December 31, 2021.

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— OUTSTANDING EQUITY AWARDS UNDER THE RATTLER LTIP AT FISCAL 2021 YEAR-END

The following table provides information concerning equity awards under the Rattler LTIP outstanding for NEOs at December 31, 2021:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Travis D. Stice	68,572	(2)	$780,349
Kaes Van’t Hof	685,715	(2)	$7,803,437
Teresa L. Dick	34,286	(2)	$390,175
Russell Pantermuehl	34,286	(2)	$390,175
Matt Zmigrosky	13,715	(2)	$156,077
(1)	Market value of shares or units that have not vested is based on the closing price of $11.38 per share of our common stock on the Nasdaq Global Select Market on December 31, 2021, the last trading day of 2021.
(2)	These phantom units will vest in three remaining equal or substantially equal annual installments beginning on May 28, 2022.

— STOCK VESTED DURING FISCAL YEAR 2021 UNDER DIAMONDBACK’S EQUITY INCENTIVE PLAN

The following table provides certain information for the NEOs with respect to the number of shares acquired upon the vesting of restricted stock awards under Diamondback’s Equity Incentive Plan during 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Travis D. Stice	71,444	$4,949,640
Kaes Van’t Hof	24,777	$1,716,551
Teresa L. Dick	19,703	$1,365,024
Russell Pantermuehl	35,218	$2,439,903
Matt Zmigrosky	8,267	$572,738
(1)	Value realized on vesting is based on the closing price per share of our common stock on the day prior to the vesting date on the Nasdaq Global Select Market. If the Nasdaq Global Select Market was closed on the day prior to the vesting date, the calculation was made using the opening price on the next day on which the market was open.

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— PHANTOM UNITS VESTED UNDER THE VIPER LTIP DURING FISCAL YEAR 2021

The following table provides certain information for the NEOs with respect to the number of shares acquired upon the vesting of phantom unit awards under the Viper LTIP during 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Matt Zmigrosky	3,668	$57,514
(1)	Value realized on vesting is based on the closing price per common unit of Viper on the Nasdaq Global Select Market on the trading day prior to the vesting date.

— PHANTOM UNITS VESTED UNDER THE RATTLER LTIP DURING FISCAL YEAR 2021

The following table provides certain information for the NEOs with respect to the number of shares acquired upon the vesting of phantom unit awards under the Rattler LTIP during 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Travis D. Stice	22,857	$244,570
Kaes Van’t Hof	228,571	$2,445,710
Teresa L. Dick	11,429	$122,290
Russell Pantermuehl	11,429	$122,290
Matt Zmigrosky	4,571	$48,910
(1)	Value realized on vesting is based on the closing price per common unit of Rattler on the Nasdaq Global Select Market on the trading day prior to the vesting date.

— PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K, we are disclosing the pay ratio and supporting information comparing the median of the annual total compensation of our employees (including full-time, part-time, seasonal and temporary employees) other than Mr. Stice, our Chief Executive Officer, and the annual total compensation of our Chief Executive Officer. The pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K. For the year ended December 31, 2021, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, other than our Chief Executive Officer, is $108,354.
•	The annual total compensation of our Chief Executive Officer is $13,839,995.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees is 128 to 1. To identify the median employee for 2021 (the 2021 Median Employee), we reviewed our employee population as of December 31, 2021. For 2021, we used wages reported in Box 1 of IRS Form W-2 during the 12-month period ending on December 31, 2021, as a consistently applied compensation measure. We did not annualize the wages for new employees or employees on unpaid leave of absence who were employed for less than the full fiscal year, or make cost of living adjustments. Based on this methodology, we identified an employee whose compensation was at the median of the employee data.

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Once we identified the 2021 Median Employee, we calculated the annual total compensation using the rules applicable to the Summary Compensation Table. With respect to the annual total compensation of our Chief Executive Officer we used the amount reported in the “Total” column for 2021 in the Summary Compensation Table on page 65.

The pay ratio rules provide companies with flexibility to select the methodology and assumptions used to identify the median employee, calculate the median employee’s compensation and estimate the pay ratio. As a result, our methodology may differ from those used by other companies, including those within our industry.

— POTENTIAL PAYMENTS UPON TERMINATION, RESIGNATION OR CHANGE OF CONTROL FOR FISCAL YEAR 2021

The following tables provide information regarding potential payments to each of our NEOs in connection with certain termination events, including a termination related to a change of control of the Company, as of December 31, 2021 under the terms of the Diamondback Energy, Inc. Senior Management Severance Plan. These severance plan arrangements with our NEOs are described in more detail under “Benefit Plans—Senior Management Severance Plan” above.

	Termination Without Cause or Resignation for Good Reason(1)(2)
Name	Base Salary		Annual Incentive Bonus		COBRA Reimbursement		RSUs and Phantom Units(3)		Total
Travis D. Stice	$5,000,000	(4)	$1,562,500	(6)	$20,966	(8)	$47,463,330	(9)	$54,046,796
Kaes Van’t Hof	$780,000	(5)	$468,000	(7)	$29,986	(8)	$—		$1,277,986
Teresa L. Dick	$670,500	(5)	$357,600	(7)	$20,966	(8)	$—		$1,049,066
Matt Zmigrosky	$780,000	(5)	$416,000	(7)	$30,796	(8)	$—		$1,226,796

	Change of Control/No Termination
Name	Base Salary		Annual Incentive Bonus(7)		COBRA Reimbursement		RSUs and Phantom Units(3)		Total
Travis D. Stice	$—		$1,562,500	(6)	$—		$6,112,022	(9)	$7,674,522
Kaes Van’t Hof	$—		$468,000	(7)	$—		$7,803,437	(10)	$8,271,437
Teresa L. Dick	$—		$357,600	(7)	$—		$390,175	(10)	$747,775
Matt Zmigrosky	$—		$416,000	(7)	$—		$156,077	(10)	$572,077

	Change of Control/Qualifying Termination(1)(11)
Name			Lump Sum Cash Severance Payment		COBRA Reimbursement		RSUs and Phantom Units(3)		Total
Travis D. Stice			$12,062,500	(12)	$20,966	(8)	$47,463,330	(9)(14)	$59,546,796
Kaes Van’t Hof			$3,452,800	(13)	$30,796	(8)	$20,997,374	(10)	$24,480,970
Teresa L. Dick			$2,762,460	(13)	$20,966	(8)	$6,575,372	(10)	$9,358,798
Matt Zmigrosky			$3,097,933	(13)	$30,796	(8)	$5,104,235	(10)	$8,232,964

	Termination upon Death or Disability(1)(15)
Name	Base Salary		Annual Incentive Bonus		COBRA Reimbursement		RSUs and Phantom Units(3)		Total
Travis D. Stice	$5,000,000	(4)	$1,562,500	(6)	$20,966	(16)	$47,463,330	(9)(14)	$54,046,796
Kaes Van’t Hof	$780,000	(5)	$468,000	(7)	$—		$20,997,374	(17)	$22,245,374
Teresa L. Dick	$670,500	(5)	$357,600	(7)	$—		$6,575,372	(17)	$7,603,472
Matt Zmigrosky	$780,000	(5)	$416,000	(7)	$—		$5,104,235	(17)	$6,300,235

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(1)	The payment of any amounts or provision of any benefits to each NEO under the severance plan is subject to (i) such NEO’s (or, if applicable, his or her representative’s or estate’s) execution, within forty five (45) days following receipt (or such shorter period as set forth in such release), of a waiver and general release of claims, and such waiver and general release of claims becoming effective and irrevocable in accordance with its terms within sixty (60) days following such NEO’s termination date and (ii) certain non-competition and non-solicitation obligations.
(2)	Represents the amounts payable to each NEO under the severance plan and the applicable NEO participation agreement, under which, in the event we terminate such NEO’s employment with us other than for “cause” (and not by reason of death or disability), or if such NEO terminates his or her employment with us for “good reason,” he or she will be entitled to receive (i) an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan, (ii) a multiple of base salary continuation (2x for 24 months for Mr. Stice and 1x for 18 months for each other NEO), (iii) a target annual cash bonus for the year of termination (pro-rated, if applicable based on the number of days employed during the year of termination), (iv) reimbursement for the cost of up to 18 months of premiums for COBRA group health continuation coverage and (v) the vesting or forfeiture (as applicable) of each outstanding unvested equity-based compensation award granted by us or our affiliates in accordance with the terms of the applicable equity award agreement. Effective February 21, 2022, Mr. Van’t Hof’s base salary continuation is equal to a multiple of 1x for 21 months.
(3)	The value of restricted stock units was calculated based on the closing price of our common stock of $107.85 per share on December 31, 2021. The value of phantom units was calculated based on the closing price of Rattler’s common units of $11.38 per unit on December 31, 2021.
(4)	Represents an amount equal to the base salary continuation of 2x for 24 months for Mr. Stice.
(5)	Represents an amount equal to the base salary continuation of 1x for 18 months for each of Mr. Van’t Hof, Ms. Dick and Mr. Zmigrosky. Effective February 21, 2022, Mr. Van’t Hof’s base salary continuation is equal to a multiple of 1x for 21 months.
(6)	Represents an amount equal to the target bonus under the Annual Incentive Plan for Mr. Stice, representing 125% of his annual base salary.
(7)	Represents an amount equal to the target bonus under the Annual Incentive Plan for each of these NEOs, representing (i) 90% of the annual base salary for Mr. Van’t Hof and (ii) 80% of the applicable annual base salary for each of Ms. Dick and Mr. Zmigrosky.
(8)	Represents reimbursement for the cost of up to 18 months of premiums for COBRA group health continuation coverage.
(9)	Mr. Stice’s participation agreement includes terms that are intended to maintain certain benefits under his prior employment agreement and require each equity award granted to Mr. Stice to become 100% vested upon an eligible termination, and in the case of outstanding performance-based equity awards to vest at the maximum level under the equity award agreement and be settled within ten business days.
(10)	The restricted stock units granted under Diamondback’s Equity Incentive Plan to each of Mr. Van’t Hof, Ms. Dick and Mr. Zmigrosky that remained unvested as of December 31, 2021 have double-trigger provisions and will vest upon (i) qualifying termination without cause within 24 months of the occurrence of the change in control of the Company or (ii) upon such executive officer’s death or disability. Under the terms of the phantom unit awards granted under the Viper LTIP and the Rattler LTIP prior to 2020, each such phantom unit award will vest immediately upon a change in control of Viper or Rattler, as applicable, or a change in control of Diamondback.
(11)	Represents the amounts payable to each NEO under the severance plan and the applicable NEO participation agreement, under which, in the event that the employment of an NEO is terminated by us other than for “cause” (and not by reason of death of disability), or if such NEO terminates his or her employment with us for “good reason,” in each case within the two-year period immediately following a change in control (as defined in the severance plan), he or she will be entitled to receive (i) an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan, (ii) a lump sum cash payment equal to a multiple of the participant’s base salary plus such participant’s average bonus for the preceding three years (3x for Mr. Stice and 2.5x for each other NEO), (iii) a target annual cash bonus for the year of termination (pro-rated, if applicable based on the number of days employed during the year of termination), (iv) reimbursements for the cost of up to 18 months of premiums for COBRA group health continuation coverage and (v) the vesting or forfeiture (as applicable) of each outstanding unvested equity-based compensation award granted by us or our affiliates in accordance with the terms of the applicable equity award agreement.
(12)	Represents a lump sum cash payment equal to 3x Mr. Stice’s base salary plus Mr. Stice’s average bonus for the preceding three years ended December 31, 2021 and a target annual cash bonus for the year of termination.
(13)	For each of Mr. Van’t Hof, Ms. Dick and Mr. Zmigrosky, represents a lump sum cash payment equal to 2.5x such NEO’s base salary plus such NEO’s average bonus for the preceding three years ended December 31, 2021 and a target annual cash bonus for the year of termination. Effective February 21, 2022, Mr. Van’t Hof’s lump sum cash payment is equal to 2.75x of Mr. Van’t Hof’s base salary plus his average bonus for the preceding three years and a target annual cash bonus for the year of termination.
(14)	Under the terms of the applicable award agreement with Mr. Stice, restricted stock units granted under Diamondback’s Equity Incentive Plan prior to 2020 will vest at a maximum level immediately (a) upon the sale, transfer or conveyance of substantially all of our assets, (b) if there is a significant change to the composition of our board of directors, (c) we adopt a plan of dissolution or liquidation, (d) in the event that more than 50% of the combined voting power of our then outstanding stock is controlled by one or more parties that is not us or (e) upon such executive officer’s death or disability. Under the terms of the phantom unit awards granted under the Viper LTIP and the Rattler LTIP prior to 2020, each such phantom unit award will vest upon a change in control of Viper or Rattler, as applicable, or a change in control of Diamondback, or upon such NEO’s death or disability.
(15)	In the event that an NEO dies or becomes disabled while employed by us, such NEO will be entitled to (i) an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan, (ii) a multiple of base salary continuation (2x for 24 months for Mr. Stice and 1x for 18 months of each other NEO) and (iii) a target annual cash bonus for the year of termination (pro-rated, if applicable based on the number of days employed during the year of termination). Effective February 21, 2022, Mr. Van’t Hof’s base salary continuation is equal to a multiple of 1x for 21 months.
(16)	Represents reimbursements for the cost of up to 18 months of premiums for COBRA group health continuation coverage to Mr. Stice’s spouse and any eligible dependents, as provided by the terms of Mr. Stice’s participation agreement under the severance plan.
(17)	Under the terms of the applicable award agreement, upon such NEO’s death or disability the number of performance-based restricted stock units the officer is entitled to is not determined until the end of the performance period and is settled at the same time it would have had the officer remained employed. For purposes of calculating the number of performance-based restricted stock units that such NEO would be entitled to upon his or her death or disability, the Company assumed that the performance conditions were satisfied at target.

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Retirement of Former Executive Officer

As previously announced by the Company on November 30, 2021, Russell Pantermuehl, former Executive Vice President – Chief Engineer of the Company, retired effective December 31, 2021. Under the terms of the Company’s severance plan as described in more detail under the heading “Other Significant Compensation and Benefit Plans, Policies and Practices—Senior Management Severance Plan” beginning on page 57 of this proxy statement, participants in that plan, including Mr. Pantermuehl, are not entitled to any retirement benefits.

In connection with Mr. Pantermuehl’s retirement, Diamondback and Mr. Pantermuehl have agreed that, following his retirement, Mr. Pantermuehl will serve as a consultant to Diamondback from January 1, 2022 through December 31, 2022 (Consulting Period) under the terms and conditions of that certain Transition and Consulting Agreement, entered into by Diamondback and Mr. Pantermuehl as of December 31, 2021 (Consulting Agreement). During the Consulting Period, Diamondback will pay Mr. Pantermuehl a consulting fee of $4,000 per month for his services as a consultant and will reimburse Mr. Pantermuehl’s reasonable expenses incurred in connection with his performance of consulting duties in accordance with Diamondback’s expense reimbursement policy. In addition, during the Consulting Period, any of Mr. Pantermuehl’s unvested equity awards outstanding under Diamondback’s and its affiliates’ equity incentive plans as of December 31, 2021 will continue to vest on regular vesting dates and be subject to any dividend or distribution equivalent rights contemplated by the applicable award agreement, with the remaining unvested equity awards to be forfeited following the expiration of the Consulting Period. Mr. Pantermuehl will be eligible to receive an annual cash incentive bonus with respect to his performance as an officer in 2021. The annual incentive bonus for 2021 received by Mr. Pantermuehl in February 2022 upon certification by the compensation committee of the attainment of the applicable performance targets was $920,040. The value of Mr. Pantermuehl’s unvested equity awards outstanding as of December 31, 2021 that will continue to vest during the Consulting Period was $4,884,941, of which $4,754,891 related to unvested Diamondback equity awards and $130,050 related to unvested Rattler equity awards.

— 2021 EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2021, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,204,258	$0.00	5,741,794
Equity compensation plans not approved by security holders(3)	136,879	$0.00	8,591,015
Equity compensation plans not approved by security holders(4)	1,737,525	$0.00	12,696,146
Equity compensation plans not approved by security holders(5)	9,301	$92.71	—
Equity compensation plans not approved by security holders(6)	18,004	$0.00	—

(1)	Refers to the Equity Incentive Plan and assumes that awards of restricted stock units will vest at maximum levels.
(2)	The weighted average exercise price does not take into account restricted stock units because they have no exercise price.
(3)	Refers to the phantom units of Viper (settled in Viper common units), granted under the Viper LTIP that was approved by Viper’s unitholders.
(4)	Refers to the phantom units of Rattler (settled in Rattler common units), granted under the Rattler LTIP that was approved by Rattler’s unitholders.
(5)	Refers to Energen equity incentive plan assumed by Diamondback in connection with the merger with Energen, under which 9,301 options to purchase shares of Diamondback common stock remained outstanding as of December 31, 2021.
(6)	Refers to the QEP Resources, Inc. 2018 Long-Term Incentive Plan assumed by Diamondback in connection with the merger with QEP, under which 18,004 restricted stock awards remained outstanding as of December 31, 2021.

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— 2021 DIRECTOR COMPENSATION

Our non-employee directors receive a combination of cash and equity compensation designed to attract and retain qualified candidates to serve on our board of directors. In setting non-employee director compensation, our board of directors considers the significant amount of time that directors spend in fulfilling their duties to the Company and our stockholders as well as the skill level required by our non-employee directors. The compensation committee is responsible for determining the type and amount of compensation for our non-employee directors. The compensation committee engaged Meridian, as its independent compensation consultant, to assist in the annual review of non-employee director compensation with a view to provide a pay program that compensates non-employee directors near the median of our peers by providing benchmark compensation data and recommendations for non-employee director compensation program design. Employee directors are not separately compensated for their service on the Board. In 2021, the compensation committee did not make any changes to the non-employee director compensation program.

The following table contains information with respect to 2021 compensation of our non-employee directors who served in such capacity during that year, except that the 2021 compensation of Mr. Stice, our Chairman of the Board and Chief Executive Officer, is disclosed in the 2021, 2020 and 2019 Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven E. West(4)	$200,000	$210,676	$4,685	$415,361
Michael P. Cross	$112,500	$210,676	$4,685	$327,861
David L. Houston	$112,500	$210,676	$4,685	$327,861
Mark L. Plaumann	$115,000	$210,676	$4,685	$330,361
Melanie M. Trent	$115,000	$210,676	$4,685	$330,361
Vincent K. Brooks	$88,750	$210,676	$4,685	$304,111
Stephanie K. Mains	$90,000	$210,676	$4,685	$305,361

(1)	Of these amounts, $50,000, $28,750, $28,750, $28,750, $28,750, $21,250 and $21,250 were payments made in December 2020 to Mr. West, Mr. Cross, Mr. Houston, Mr. Plaumann, Ms. Trent, General Brooks and Ms. Mains, respectively, for services to be performed in the first quarter of 2021. Excluded from these amounts were payments of $50,000, $26,250, $26,250, $28,750, $28,750, $25,000 and $26,250 made in December 2021 to Mr. West, Mr. Cross, Mr. Houston, Mr. Plaumann, Ms. Trent, General Brooks and Ms. Mains, respectively, for services to be performed in the first quarter of 2022.
(2)	The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2021, included in our Annual Report on Form 10-K, filed with the SEC on February 24, 2022, regarding assumptions underlying valuations of equity awards for 2021. Each non-employee director was awarded 2,435 restricted stock units in 2021, which will vest on the earlier of the one-year anniversary of the date of grant and the date of the 2022 annual meeting of stockholders. Except for General Brooks and Mr. West, each non-employee directors elected to defer the receipt of the vested restricted stock units granted in 2021 until separation from service as a non-employee director of the Company. No additional equity awards were received by our non-employee directors to date in 2022.
(3)	The amounts shown reflect cash payments made in 2021 for dividend equivalent rights on unvested restricted stock units.
(4)	Excludes the compensation awarded to Mr. West for his services as (i) a director and Chairman of the Board of the general partner of Viper in 2021, which consisted of (a) $60,000 in cash, (b) a grant of 5,513 phantom units on July 12, 2021, with the grant date fair value of $100,833, and a vesting date of July 12, 2022, and (c) cash payments made in 2021 for dividend equivalent rights on unvested Viper restricted stock units in the amount of $7,803 for a total compensation of $168,636 and (ii) a director and Chairman of the Board of the general partner of Rattler in 2021, which consisted of (a) $75,000 in cash, (b) a grant of 9,256 phantom units on July 12, 2021, with the grant date fair value of $99,965 and a vesting date of July 12, 2022, and (c) cash payments made in 2021 for dividend equivalent rights on unvested Rattler restricted stock units in the amount of $9,032 for a total compensation of $183,997.

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Director Compensation

The table below describes the non-employee director compensation program for 2021. The annual chair of the board, director, committee chair and committee member retainers are payable quarterly in advance to each non-employee director. Under our director compensation program, our non-employee directors may annually elect to defer payment of up to 100% of his or her annual grant of restricted stock units and any related dividend equivalent rights until separate from service as a non-employee director of the Company. A deferral election may be made on a form provided by the compensation committee during the election period established by the compensation committee, which shall end no later than December 31 of the calendar year prior to the award date.

Type of Fee	Amount ($)
Annual Director Retainer	80,000
Annual Chair of the Board Retainer(1)	120,000
Annual Audit Committee Chair Retainer	20,000
Annual Audit Committee Member Retainer	10,000
Annual Other Committee Chair Retainer	15,000
Annual Other Committee Member Retainer	5,000
Annual Restricted Stock Unit Award(2)	200,000

(1)	In February 2022, Mr. Stice assumed the role of Chairman of the Board in addition to his ongoing role as Chief Executive Officer. As an employee director of the Company, Mr. Stice will not receive the Annual Chair of the Board Retainer, the Annual Director Retainer or the Annual Restricted Stock Unit Award. As an employee director, Mr. Stice does not serve on any of the Board committees.
(2)	During 2021, we provided our non-employee directors with equity compensation under our equity incentive plan valued at $200,000. The number of restricted stock units awarded to each non-employee director in 2021 equaled $200,000 divided by $82.15 (the average closing price of a share of our common stock for the five trading days immediately preceding the date of grant). The annual grant of restricted stock units is generally made to our non-employee directors at the close of business on the date of each annual meeting of our stockholders. On June 3, 2021, each non-employee director was granted 2,435 restricted stock units which will vest on the earlier of the first anniversary of the date of grant and the date of the 2022 annual meeting of stockholders.

Director Stock Ownership Guidelines

The compensation committee has adopted stock ownership and retention guidelines for our non-employee directors. The stock ownership guidelines for our executive officers who are classified as Vice President and above and described in the “Compensation Discussion and Analysis” above. The stock ownership guidelines for our non-employee directors were adopted to encourage our non-employee directors to have a meaningful stake in the Company, which encourages a focus on our long-term success, aligns directors’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance.

Under their stock ownership guidelines, each of our non-employee directors must own an amount of our common stock equal in value to five times of the base annual retainer for non-employee directors.

The determination of a non-employee director’s stock ownership requirement will be calculated on an annual measurement date specified by the compensation committee based on the current base retainer of such non-employee director on the measurement date. For purposes of the stock ownership and retention guidelines, the term “base retainer” means the base annual cash retainer that each non-employee director receives for his or her service on our board of directors, which does not include any fees that any non-employee director receives for his or her service as a chairperson of our board of directors, Chairman Emeritus (or similar role or title), lead independent director, a member of a committee of our board of directors or a chairperson of a committee of our board of directors.

As of December 31, 2021, all of our non-employee directors were in compliance with the stock ownership and retention guidelines.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     76

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STOCK OWNERSHIP

— HOLDINGS OF MAJOR STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2022 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	20,662,136	(2)	11.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	13,938,631	(3)	7.9%
State Street Corporation One Lincoln Street Boston, MA 02111	11,211,655	(4)	6.3%
The Blackstone Group Inc. 345 Park Avenue New York, NY 10154	10,590,033	(5)	6.0%

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 177,550,589 shares of common stock outstanding as of April 1, 2022.
(2)	Based solely on Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group (“Vanguard”). Vanguard reported sole dispositive power over 19,958,160 shares of common stock, shared voting power over 282,462 shares of common stock and shared dispositive power over 703,976 shares of common stock of the aggregate amount beneficially owned reported herein.
(3)	Based solely on Schedule 13G filed with the SEC on February 8, 2022 by BlackRock, Inc. (“BlackRock”). BlackRock reported beneficial ownership of 13,938,631 shares of common stock. No sole or shared voting power and no sole or shared dispositive power was reported by BlackRock. The following subsidiaries of BlackRock, Inc. hold shares of our common stock reported on the Schedule 13G: BlackRock Life Limited, BlackRock International Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. No one person’s interest in the common stock is more than five percent of the total outstanding shares of common stock.
(4)	Based solely on Schedule 13G/A filed with the SEC on February 10, 2022 by State Street Corporation (“State Street”). State Street reported beneficial ownership of 11,211,655 shares of common stock, as well as shared voting power over 10,594,555 shares of common stock and shared dispositive power over 11,173,356 shares of common stock. No sole voting power and no sole dispositive power was reported by State Street. The Schedule 13G/A further indicates that the following subsidiaries of State Street beneficially own securities reported on the Schedule 13G/A: SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Asia Limited, State Street Global Advisors Singapore Limited, State Street Global Advisors Europe Limited and State Street Global Advisors Trust Company.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     77

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(5)	Based solely on Schedule 13G/A jointly filed with the SEC on February 11, 2022 by Guidon Operating LLC, BCP GEMS Holdings LLC, Guidon Energy L.L.C., Guidon FinanceCo LLC, Guidon Energy MidCo II LLC, Guidon Energy MidCo LLC, Guidon Energy Holdings LP, Guidon Energy Holdings GP LLC, BX Guidon Topco LLC, Blackstone Management Associates VI L.L.C., Blackstone Energy Management Associates II L.L.C., BMA VII L.L.C., Blackstone EMA II L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., Blackstone Inc., Blackstone Group Management L.L.C. and Steven A. Schwarzman (collectively, the “Blackstone reporting persons”). Guidon Operating LLC, BCP GEMS Holding LLC and Guidon Energy L.L.C. are together referred to herein as the “Blackstone Funds”. Guidon Operating LLC maintains sole voting and dispositive power with respect to 783,353 shares of common stock reported herein. Guidon FinanceCo LLC is the managing member of Guidon Operating LLC. Guidon Energy MidCo II LLC is the managing member of Guidon FinanceCo LLC. Guidon Energy MidCo LLC is the managing member of Guidon Energy MidCo II LLC. Guidon Energy Holdings LP is the managing member of Guidon Energy MidCo LLC and directly holds 783,353 shares of common stock reported herein. Guidon Energy Holdings GP LLC is the general partner of Guidon Energy Holdings LP. Guidon Energy L.L.C. is the sole member of BCP GEMS Holdings LLC. The sole member of Guidon Energy L.L.C. is BX Guidon Topco LLC. The controlling membership interests of Guidon Energy Holdings GP LLC and BX Guidon Topco LLC are held by Blackstone Management Associates VI L.L.C. and Blackstone Energy Management Associates II L.L.C. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. Blackstone Holdings III L.P. is the managing member of each of BMA VI L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each Blackstone reporting person may be deemed to beneficially own the shares of common stock beneficially owned by the Blackstone Funds or indirectly controlled by it or him. Each such Blackstone reporting person expressly disclaims beneficial ownership of such securities in excess of its or his pecuniary interest therein.

— HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2022 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(10)(11)	Percent of Class
Travis D. Stice(2)	428,543	*
Kaes Van’t Hof(3)	56,817	*
Teresa L. Dick(4)	52,257	*
Russell Pantermuehl(5)	104,427	*
Matt Zmigrosky(6)	16,459	*
Steven E. West(7)	3,756	*
Michael P. Cross(7)(8)	9,829	*
David L. Houston(7)	14,329	*
Mark L. Plaumann(7)(9)	14,929	*
Melanie M. Trent(7)	6,369	*
Vincent K. Brooks(7)	2,965	*
Stephanie K. Mains(7)	2,965	*
Directors and Executive Officers as a Group (15 persons)	748,856	*

*	Less than 1%.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     78

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(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, (i) shares of common stock subject to options held by that person that are exercisable as of April 1, 2022 and (ii) shares of common stock subject to options or restricted stock units held by that person that are exercisable or vesting within 60 days of April 1, 2022, are all deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 177,550,589 shares of common stock outstanding as of April 1, 2022. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of restricted stock units that are not exercisable and/or vested as of April 1, 2022 or within 60 days of April 1, 2022. Except as noted, each stockholder in the above table is believed to have sole voting and sole investment power with respect to the common stock beneficially held.
(2)	All of these shares are held by Stice Investments, Ltd., which is managed by Stice Management, LLC, its general partner. Mr. Stice and his spouse hold 100% of the membership interests in Stice Management, LLC, of which Mr. Stice is the manager. Excludes (i) 11,499 restricted stock units that are scheduled to vest on March 1, 2023 and (ii) 18,455 restricted stock units granted on March 1, 2022 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2023. Also excludes (i) 66,714 performance-based restricted stock units awarded to Mr. Stice on March 1, 2020 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2022, (ii) 51,748 performance-based restricted stock units awarded to Mr. Stice on March 1, 2021 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three years performance period ending on December 31, 2023 and (iii) 41,524 performance-based restricted stock units awarded to Mr. Stice on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three years performance period ending on December 31, 2024.
(3)	Excludes (i) 6,037 restricted stock units, that are scheduled to vest on March 1, 2023, (ii) 7,690 restricted stock units granted on March 1, 2022 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2023, (iii) 8,790 restricted stock units that are scheduled to vest in five equal annual installments beginning on March 1, 2025, (iv) 13,183 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2019 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2021 and are scheduled to vest in five equal annual installments beginning on March 1, 2025, (v) 31,133 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2020 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2022, (vi) 27,168 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2021 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three years performance period ending on December 31, 2023 and (vii) 17,302 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three years performance period ending on December 31, 2024.
(4)	Excludes (i) 3,450 restricted stock units that are scheduled to vest on March 1, 2023 and (ii) 4,101 restricted stock units that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2023. Also excludes (i) 17,790 performance-based restricted stock units awarded to Ms. Dick on March 1, 2020, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2022, (ii) 15,524 performance-based restricted stock units awarded to Ms. Dick on March 1, 2021 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three years performance period ending on December 31, 2023, and (iii) 9,228 performance-based restricted stock units awarded to Ms. Dick on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three years performance period ending on December 31, 2024.
(5)	Mr. Pantermuehl retired from the Company effective December 31, 2021. All amounts in the table for Mr. Pantermuehl are as of December 31, 2021. Excludes 6,918 restricted stock units that are scheduled to vest on March 1, 2022 and (ii) 12,074 restricted stock units that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2022. Also excludes (i) 31,133 performance-based restricted stock units awarded to Mr. Pantermuehl on March 1, 2020 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2022 and (ii) 27,168 performance-based restricted stock units awarded to Mr. Pantermuehl on March 1, 2021 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three years performance period ending on December 31, 2023.
(6)	Excludes (i) 2,760 restricted stock units that are scheduled to vest on March 1, 2023 and (ii) 4,101 restricted stock units that are scheduled to vest in two approximately equal annual installments beginning on March 1, 2023. Also excludes (i) 14,232 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2020 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2022, (ii) 12,420 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2021 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three years performance period ending on December 31, 2023 and (iii) 9,228 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three years performance period ending on December 31, 2024.
(7)	Excludes 2,435 restricted stock units, which will vest on the earlier of June 3, 2022 and the date of the 2022 annual meeting of stockholders.
(8)	These shares are held by the Michael P. Cross Revocable Trust, of which Mr. Cross is a co-trustee.
(9)	These shares are held by Greyhawke Capital Advisors LLC (“Greyhawke”) of which Mr. Plaumann is the managing member. Mr. Plaumann holds a 50% ownership interest in Greyhawke and may be deemed to have a pecuniary interest in these securities.
(10)	In addition to the Company common stock reported in the table, as of January 31, 2022, our directors and named executive officers beneficially owned common units of Viper Energy Partners LP, or Viper, as follows: Mr. Stice – 106,169; Mr. Van’t Hof – 35,362; Ms. Dick – 11,540; Mr. Pantermuehl – 48,487; and Mr. Zmigrosky – 4,253. As of January 31, 2022, Mr. West beneficially owned 72,777 common units of Viper, which number excludes 5,513 unvested phantom units that will vest on July 12, 2022. As of January 31, 2022, we owned 731,500 of the total units outstanding of Viper, or 1%. As of February 18, 2022, there were 76,966,203 common units of Viper outstanding and 90,709,946 Class B units of Viper outstanding. Our directors and executive officers individually and as a group own less than 1% of Viper’s outstanding common units as of February 18, 2022.
(11)	In addition to the Company common stock reported in the table, as of January 31, 2022, our directors and named executive officers beneficially owned common units of Rattler Midstream LP, or Rattler, as follows: Mr. Stice – 118,419; Mr. Van’t Hof – 268,256; Ms. Dick – 20,749; Mr. Pantermuehl – 43,862; and Mr. Zmigrosky – 8,568. These numbers exclude 68,572, 685,715, 34,286, 34,286 and 13,715 phantom units held by Mr. Stice, Mr. Van’t Hof, Ms. Dick, Mr. Pantermuehl and Mr. Zmigrosky, respectively, that will vest, in each case, in three remaining equal or substantially equal annual installments beginning on May 28, 2022. The common units and phantom units reported for Mr. Stice are held by Stice Investments, Ltd., which is managed by Stice Management, LLC, its general partner. Mr. Stice and his spouse hold 100% of the membership interests in Stice Management, LLC, of which Mr. Stice is the manager. As of January 31, 2022, Mr. West beneficially owned 27,100 common units of Rattler; which number excludes 9,256 phantom units that will vest on July 12, 2022. As of February 18, 2022, there were 38,139,805 common units of Rattler outstanding and 107,815,152 Class B units of Rattler outstanding. Our directors and executive officers individually and as a group owned less than 1% of Rattler’s outstanding common units as of February 18, 2022.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     79

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STOCK PERFORMANCE GRAPH

Since our initial public offering in October of 2012, our executive management has been focused not only on achieving peer-leading operational performance and cost structure in the Permian Basin, but also on creating superior stockholder value. Diamondback achieved record results in 2021, generating full year 2021 net cash provided by operating activities of $2.94 billion and Free Cash Flow (as defined and reconciled on Schedule A to this proxy statement) of $2.42 billion, which the Company used to reduce debt and accelerate its return of capital to stockholders. Since completing the acquisition of QEP in March 2021, Diamondback redeemed $1.3 billion of gross bond debt and increased its base dividend by 50% to the current annual run-rate of $2.40 per share. Additionally, the Company repurchased over $430 million of its common stock, reducing its share count by approximately 2.0% since initiating its stock repurchase program in September 2021. Our commitment to creating superior stockholder returns is also reflected in the design of our executive compensation program, which includes grants of long-term equity awards to our NEOs and other executives and senior management that are measured by TSR, as compared to the TSR of peer group companies, and our 2020 and 2021 performance-based equity awards are measured by the relative TSR as modified by an absolute TSR modifier, which reduces payouts upon negative performance period Diamondback TSR and increases payouts if Diamondback TSR exceeds 15%.

Historically, our cumulative total stockholder return was not only consistently and substantially above our proxy peer groups, but also consistently and substantially above the applicable industry index and S&P 500 index in each year following our initial public offering. The following performance graph compares our cumulative total stockholder return from the first trading date following our IPO through December 31, 2021, with the average performance of our 2021 proxy peer groups identified in the “Compensation Discussion and Analysis,” the Standard & Poor’s 500 Stock Index, a broad market index, or the S&P 500 Index, and the SPDR S&P Oil & Gas Exploration and Production ETF, or XOP Index. The graph assumes an investment of $100 on such date, and that all dividends were reinvested and are weighted on a market capitalization basis.

COMPARATIVE CUMULATIVE TOTAL STOCKHOLDER RETURN

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     80

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	10/12/12	12/31/13	12/31/14	12/31/15	12/30/16	12/29/17	12/31/18	12/31/19	12/31/20	12/31/21
Diamondback Energy, Inc.	$100.00	$302.06	$341.60	$382.29	$577.49	$721.43	$531.34	$536.20	$289.52	$658.49
2020 Proxy Peer Group	$100.00	$133.49	$110.95	$80.44	$125.82	$118.29	$80.85	$86.42	$59.85	$110.90
2021 Proxy Peer Group	$100.00	$134.62	$119.81	$86.28	$125.73	$122.65	$90.55	$99.80	$79.00	$133.61
2021 Proxy Peer – Energy Group	$100.00	$135.86	$119.84	$82.14	$125.91	$118.82	$82.82	$87.67	$58.76	$110.90
2022 Proxy Peer Group	$100.00	$134.92	$116.10	$80.07	$114.76	$116.03	$90.58	$99.13	$80.18	$130.38
2022 Proxy Peer – Energy Group	$100.00	$136.24	$115.30	$74.55	$112.50	$110.72	$82.85	$86.86	$60.19	$109.47
XOP	$100.00	$125.19	$88.34	$56.75	$78.47	$71.04	$51.08	$46.26	$29.46	$49.13
S&P 500	$100.00	$132.85	$151.03	$153.10	$171.40	$208.81	$199.64	$262.48	$310.74	$399.85

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     81

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

— REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Our board of directors has adopted a written policy regarding related party transactions. Under the policy, the audit committee reviews and approves all relationships and transactions in which we and our directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their immediate family members, have a direct or indirect material interest. The policy provides that, the following do not create a material direct or indirect interest on behalf of the related party and are therefore not related party transactions:

•	a transaction involving compensation of directors;
•	a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer;
•	a transaction with a related party involving less than $120,000;
•	a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;
•	a transaction involving indemnification payments and payments under directors and officers indemnification insurance policies made pursuant to our certificate of incorporation or bylaws or pursuant to any policy, agreement or instrument of the Company or to which the Company is bound; and
•	a transaction in which the interest of the related party arises solely from indebtedness of a 5% stockholder or an “immediate family member” of a 5% stockholder.

The policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics.

Although our management believes that the terms of the related party transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.

— VIPER ENERGY PARTNERS LP

Viper is a publicly traded Delaware limited partnership, the common units of which are listed on the Nasdaq Global Market under the symbol “VNOM.” We control the general partner of Viper and, as of December 31, 2021, owned approximately 54% of all of the outstanding common units in Viper.

Payments from Viper under its Partnership Agreement

Under the terms of Viper’s partnership agreement, Viper is required to reimburse its general partner for all direct and indirect expenses incurred or paid on its behalf and all other expenses allocable to Viper or otherwise incurred by its general partner, which we control, in connection with operating Viper’s business. The partnership agreement does not set a limit on the amount of expenses for which the general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for Viper or on its behalf and expenses allocated to the general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to Viper. During the year ended December 31, 2021, the general partner received from Viper’s reimbursements of $3.7 million.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     82

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Distributions paid to us by Viper

We are entitled to receive our pro rata portion of the distributions Viper makes in respect of its common units, distributions Viper’s subsidiary Viper Energy Partners LLC makes in respect of its common units and preferred cash distributions equal to 8% per annum payable quarterly on the $1.0 million capital contribution we made to Viper. During the year ended December 31, 2021, we received such distributions in the aggregate amount of $100.7 million.

Tax Sharing Agreement

On June 23, 2014, in connection with the closing of the Viper IPO, we entered into a tax sharing agreement with Viper pursuant to which Viper is required to reimburse us for its share of state and local income and other taxes borne by us as a result of Viper’s results being included in a combined or consolidated tax return filed by us with respect to taxable periods including or beginning on the closing date of the Viper IPO. The amount of any such reimbursement is limited to the tax that Viper would have paid had it not been included in a combined group with us. We may use our tax attributes to cause our combined or consolidated group, of which Viper may be a member for this purpose, to owe no tax. However, Viper would nevertheless reimburse us for the tax it would have owed had the attributes not been available or used for Viper’s benefit, even though we had no cash expense for that period. For the year ended December 31, 2021, Viper accrued $0.3 million of state income tax expense for its share of Texas margin tax for which the Partnership’s results are included in a combined tax return filed by Diamondback.

Viper-Lease Bonus

During the year ended December 31, 2021, we paid Viper (i) $1.3 million in lease bonus payments for two new leases and (ii) $0.6 million in surface use charges and right of way easements related to properties that we lease from Viper.

— RATTLER MIDSTREAM LP

Rattler is a publicly traded Delaware limited partnership, the common units of which are listed on the Nasdaq Global Market under the symbol “RTLR.” We control the general partner of Rattler and, as of December 31, 2021, owned approximately 74% of all of the outstanding common units in Rattler.

Payments from Rattler under its Partnership Agreement

Under the terms of Rattler’s partnership agreement, Rattler is required to reimburse its general partner for all direct and indirect expenses incurred or paid on its behalf and all other expenses allocable to Rattler or otherwise incurred by its general partner, which we control, in connection with operating Rattler’s business. The partnership agreement does not set a limit on the amount of expenses for which the general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for Rattler or on its behalf and expenses allocated to the general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to Rattler. During the year ended December 31, 2021, the general partner received from Rattler reimbursements of $0.7 million.

Payments from Rattler under its Services and Secondment Agreement

Under the terms of Rattler’s services and secondment agreement, Rattler is required to reimburse us for the cost of the seconded employees and contractors, including their wages and benefits. During the year ended December 31, 2021, we received from Rattler reimbursements of $7.7 million.

Distributions paid to us by Rattler

We are entitled to receive our pro rata portion of the distributions Rattler makes in respect of its common units, distributions Rattler’s subsidiary Rattler Midstream Operating LLC, or Rattler LLC, makes in respect of its common units and preferred cash distributions equal to 8% per annum payable quarterly on the $1.0 million capital contribution we made to Rattler. During the year ended December 31, 2021, we received such distributions in the aggregate amount of $97.1 million.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     83

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Tax Sharing Agreement

On May 28, 2019, in connection with the closing of the Rattler IPO, Rattler LLC entered into a tax sharing agreement with us. Pursuant to this tax sharing agreement, Rattler LLC reimburses us for its share of state and local income and other taxes borne by us as a result of Rattler LLC’s results being included in a combined or consolidated tax return filed by us with respect to taxable periods including or beginning on May 28, 2019. The amount of any such reimbursement is limited to the tax Rattler LLC would have paid had it not been included in a combined group with us. We may use our tax attributes to cause our combined or consolidated group, of which Rattler LLC may be a member for this purpose, to owe less or no tax. In such a situation, Rattler LLC agreed to reimburse us for the tax Rattler LLC would have owed had the tax attributes not been available or used for Rattler LLC’s benefit, even though we had no cash tax expense for that period.

For the year ended December 31, 2021, Rattler accrued state income tax expense of $1.3 million for its share of Texas margin tax for which Rattler’s share of Rattler LLC’s results are included in a combined tax return filed by us.

Drop Down Transaction and Commercial Agreements with Rattler

On December 1, 2021, we completed the sale of certain water midstream assets to Rattler in exchange for cash proceeds of approximately $160 million, subject to post-closing adjustments, in a drop down transaction. The midstream assets consist primarily of produced water gathering and disposal systems, produced water recycling facilities, and sourced water gathering and storage assets acquired by the Company through the Guidon acquisition and the QEP merger with a carrying value of approximately $160 million, subject to post-closing adjustments. We and Rattler also amended our commercial agreements covering produced water gathering and disposal and sourced water gathering services to add certain of our leasehold acreage to Rattler’s dedication. See Item 13 of Rattler’s Annual Report on Form 10-K, filed with the SEC on February 24, 2022, regarding revenues and expenses incurred under various commercial agreements between Rattler and us.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     84

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PROPOSAL 2

APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program. Our stockholders have a “say on pay” vote each year. The next “say on pay” vote will take place at our 2023 Annual Meeting.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) do not incentivize executives to take unnecessary risks, (ii) do not include excessive change in control provisions, (iii) offer performance-based compensation, consisting of cash compensation with performance goals tied to our Company’s performance and performance-based equity awards, based on total stockholder return relative to the peer group and (iv) include long-term vesting provisions in the awards of time-based restricted stock units retain key executive talent and to encourage executives to focus on long-term performance, in each case to motivate our executives to contribute to the growth, profitability and increased value of the Company.

— BOARD VOTING RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     85

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PROPOSAL 3

RATIFY THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

— WHAT AM I VOTING ON?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP, or Grant Thornton, as our independent auditors for fiscal year 2022. The audit committee has appointed Grant Thornton to serve as independent auditors.

— WHAT SERVICES DO THE INDEPENDENT AUDITORS PROVIDE?

Audit services of Grant Thornton for fiscal 2021 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

— HOW MUCH WERE THE INDEPENDENT AUDITORS PAID IN 2021 AND 2020?

The following table summarizes the aggregate fees of Grant Thornton for professional services:

	2021	2020
Audit fees(1)(2)	$1,863,635	$1,469,288
Audit related fees(3)	115,500	—
Tax fees(4)	—	—
All other fees(5)	—	—
	$1,979,135	$1,469,288
(1)	Audit fees represent aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, and comfort letters.
(2)	Represents fees for the audit of our annual financial statements and internal controls, review of our quarterly financial statements, and professional audit services provided in connection with our regulatory filings. For 2021, the amount includes audit fees related to Rattler Midstream LP of $401,885, and audit fees related to Viper Energy Partners LP of $330,750.
(3)	Represents fees of $84,000 for an acquired business audit required pursuant to Regulation S-X, Rule 3-05 incurred by Viper Energy Partners LP and fees of $31,500 for a limited assurance attestation review for Diamondback Energy, Inc.’s 2021 Corporate Sustainability Report.
(4)	Tax fees represent aggregate fees for tax services, consisting of tax return compliance, tax advice and tax planning.
(5)	All other fees represent aggregate fees for all other services.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     86

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— DOES THE AUDIT COMMITTEE APPROVE THE SERVICES PROVIDED BY GRANT THORNTON?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton subsequent to our initial public offering in October 2012 and the formation of our audit committee were pre-approved by our audit committee.

— WILL A REPRESENTATIVE OF GRANT THORNTON BE PRESENT AT THE MEETING?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

— WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

— HAS GRANT THORNTON ALWAYS SERVED AS DIAMONDBACK’S INDEPENDENT AUDITORS?

Grant Thornton has served as our independent auditors since 2011.

— WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2022.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     87

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SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     88

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SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Under SEC rules, a stockholder who intends to present a proposal, other than director nominations, at the 2023 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must comply with the requirements set forth in our bylaws and must be received no later than December 29, 2022.

Our proxy access bylaw provisions permit a stockholder, or a group of up to 20 eligible stockholders, that has continuously owned for no less than three years at least 3% of our outstanding common stock, to nominate and include in our proxy materials up to the greater of two directors and 20% of the number of directors currently serving on the Company’s board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Subject to compliance with other applicable requirements specified in the proxy access provisions of our bylaws, stockholder director nominations for inclusion in our proxy materials for the 2023 Annual Meeting of Stockholders must be received between November 29, 2022 and December 29, 2022.

Stockholders who wish to propose a matter for action at the 2023 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our bylaws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 9, 2023 and March 11, 2023. You can obtain a copy of our bylaws by writing the Corporate Secretary at the address below.

In addition to satisfying the foregoing requirements under our Bylaws and comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2023.

All written proposals should be directed to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 1200, Midland, TX 79701.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our bylaws and discussed on page 25 of this proxy statement.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     89

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AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

SEC rules require us to provide an Annual Report to Stockholders who receive this proxy statement. Additional copies of the 2021 Annual Report to Stockholders, along with copies of our Annual Report on Form 10-K for the fiscal years ended December 31, 2020 and 2019, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 1200, Midland, TX 79701 or via the Internet at http://ir.diamondbackenergy.com/financials.cfm. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

— HOUSEHOLDING

The SEC permits a single set of Notice of Internet Availability of Proxy Materials or annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card, if a proxy card is provided. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you and other residents at your mailing address own shares of our common stock, you may have only received one Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, unless we have received contrary instructions from you. If you would like to receive your own set of Notice of Internet Availability of Proxy Materials or the annual report and proxy statement this year or in future years, follow the instructions described below. We will promptly send a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, as applicable. Similarly, if you share an address with another Diamondback stockholder and together both of you would like to receive in the future only a single Notice of Internet Availability of Proxy Materials or annual report and proxy statement, follow these instructions:

•	If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.
•	If a broker or other nominee holds your shares, please contact your broker or nominee.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     90

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OTHER MATTERS

Other Business

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Diamondback’s: future performance; business strategy; future operations and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this proxy statement, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. In addition, some of our sustainability goals, in particular those related to environmental matters, are based on our current expectations that may turn out to be inaccurate. Accordingly, forward-looking statements are not guarantees of future performance and Diamondback’s actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and other oil producing countries affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments; regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; and the risks and other factors disclosed in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     91

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SCHEDULE A

RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

Free Cash Flow is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Free Cash Flow as cash flow from operating activities before changes in working capital in excess of cash capital expenditures. The Company believes that Free Cash Flow is useful to investors as it provides a measure to compare both cash flow from operating activities and additions to oil and natural gas properties across periods on a consistent basis. Operating cash flow before working capital changes, which is a non-GAAP financial measure, represents net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes operating cash flow before working capital changes is an accepted measure of an oil and natural gas company’s ability to generate cash used to fund exploration, development and acquisition activities and service debt or pay dividends.

These measures should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance. The Company’s computation of operating cash flow before working capital changes and Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net cash provided by operating activities to Free Cash Flow.

DIAMONDBACK ENERGY, INC.
FREE CASH FLOW
(IN MILLIONS)

	Year Ended December 31,
	2021	2020
Net cash provided by operating activities	$3,944	$2,118
Less: Working Capital Changes	36	97
Operating cash flow before working capital changes	3,908	2,021
Less:
Drilling, completions and non-operated additions to oil and natural gas properties	1,334	1,611
Infrastructure additions to oil and natural gas properties	123	108
Additions to midstream assets	30	140
Total Cash CAPEX	1,487	1,859
Free Cash Flow	$2,421	$162

DIAMONDBACK ENERGY, INC.  •  2022 PROXY STATEMENT     92

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DIAMONDBACK
ENERGY

500 West Texas, Suite 1200
Midland, Texas 79701
www.diamondbackenergy.com

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DIAMONDBACK ENERGY

VOTE

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C123456789

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/FANG** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The board of directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Travis D. Stice	☐	☐	☐	02 - Vincent K. Brooks	☐	☐	☐	03 - Michael P. Cross	☐	☐	☐
04 - David L. Houston	☐	☐	☐	05 - Stephanie K. Mains	☐	☐	☐	06 - Mark L. Plaumann	☐	☐	☐
07 - Melanie M. Trent	☐	☐	☐	08 - Steven E. West	☐	☐	☐				

B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 5 3 9 1 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03M6WB

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The Company intends to hold its Annual Meeting in person. However, it is monitoring the public health, travel and business and social gathering concerns of the Company's stockholders and employees in light of the ongoing COVID-19 pandemic, as well as any related restrictions and protocols by federal, state and local governments. The Company plans to take any necessary and appropriate precautions with respect to attendance at, and admission to, its Annual Meeting. The Company may also determine it to be necessary or appropriate to hold a virtual Annual Meeting by means of remote communication. The Company will announce any such alternative arrangements and provide detailed instructions as soon as practicable in advance of the Annual Meeting by press release and posting on the Company's website at www.diamondbackenergy.com, as well as through a filing with the Securities and Exchange Commission. If you are planning to attend the Annual Meeting, please be sure to check the Company's website for any updates in the days before the Annual Meeting.

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FANG

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Diamondback Energy, Inc.

Annual Meeting of Stockholders

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Travis Stice, Kaes Van't Hof, Teresa Dick and Matt Zmigrosky (together, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Diamondback Energy, Inc. (the "Company") to be held on June 9, 2022 at 11:30 a.m. local time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2022 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2 AND 3, ALL IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

(Continued and to be marked, dated and signed on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.